Filed Pursuant to Rule 424(b)(5)

Registration No. 333-298731

PROSPECTUS

First Breach Inc.

50,887,472 Shares

Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified herein of up to 50,887,472 of our shares of common stock, par value $0.0001 (“common stock”) of First Breach Inc., a Delaware corporation (the “Company”), consisting of: (i) 887,472 shares of common stock (the “Dawson James Shares”) issued to Dawson James Securities, Inc. (“Dawson James”) pursuant to an engagement agreement by and between the Company, RBW Capital Partners LLC (“RBW”) and Dawson James dated November 11, 2025 relating to services rendered as our Advisor in connection with our recently concluded direct listing on The Nasdaq Capital Market, and (ii) 50,000,000 ELOC Shares (as defined below).

Dawson James may, or may not, elect to sell its shares of common stock covered by this prospectus, as and to the extent it may determine. Dawson James may offer, sell or distribute all or a portion of the shares of common stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. If Dawson James chooses to sell their shares of common stock, we will not receive any proceeds from the sale of shares of common stock by Dawson James.

On May 21, 2026, the Company entered into a share purchase agreement (the “ELOC Purchase Agreement”) with RK Capital Management LLC, a Florida limited liability company, North Commerce Parkway Capital LP, a Delaware limited partnership, and TQP Holdings LLC, a Delaware limited liability company (collectively, the “Investors”) pursuant to which the Company may issue, from time to time, up to $50 million of common stock to the Investors (the “ELOC Shares” and such financing, the “ELOC Financing”). We may receive gross proceeds of up to $50 million from the sale of common stock to the Investors under the ELOC Purchase Agreement, from time to time, in our discretion after the date of the registration statement of which this prospectus is a part is declared effective and after satisfaction of other conditions in the ELOC Purchase Agreement. The purchase price for the shares that we may sell to the Investors under the ELOC Purchase Agreement will fluctuate based on the price of our common stock. The actual amount of proceeds we receive pursuant to each Purchase Notice or Intraday Purchase Notice (each, the “Purchase Amount”) is determined by multiplying the Purchase Amount requested by the applicable purchase price. The purchase price for each of the ELOC Shares equals (A) the price per Share obtained by multiplying the Market Price by (i) 97% in respect of a Purchase Notice with an Option 1 Pricing Period, and (ii) 97% in respect of a Purchase Notice with an Option 2 Pricing Period, or (B) with respect to an Intraday Purchase Notice, the price per share of common stock share obtained by multiplying the lowest trade price after the Intraday Commencement Time on the trading day the Intraday Purchase Notice is delivered by 99.0% (“Intraday Purchase Price”). Market Price is the lowest volume weighted average price of the Company’s common stock during the Pricing Period. The Pricing Period is (i) the period on the date the Company delivered the Purchase Notice to the Investors selecting an Option 1 Pricing Period commencing (a) if submitted to the Investors prior to 9:00 a.m. Eastern Time on a trading day, the open of trading on such day, or (b) if submitted to the Investors after 9:00 a.m. Eastern Time on a trading day, the open of trading on the immediately succeeding Trading Day (“Option 1 Pricing Period”), (ii) the three consecutive Trading Days commencing on the date the Company delivered the Purchase Notice to the Investors (“Option 2 Pricing Period”), or (iii) with respect to Intraday Purchase Notices, 9:30 a.m. Eastern Time, or, if an Intraday Purchase Notice is delivered after 9:30 a.m. Eastern Time, the time at which the Investors affirmatively accepts such Intraday Purchase Notice (“Intraday Commencement Time”). The Investors may sell the shares they receive immediately after receipt of such shares, which may be prior to final determination of the purchase price for such shares and could cause the price of our shares of common stock to decrease. See “Description of ELOC Financing”, and the section titled “Selling Stockholders” for additional information regarding the Investors. For more information on possible methods of offer and sale by the selling stockholders, please see the section entitled “Plan of Distribution” beginning on page 47 of this prospectus.

Our stockholders may experience significant dilution as a result of our issuance of shares of common stock pursuant to the ELOC Purchase Agreement (see “Risk Factors” for more information). We may receive up to $50,000,000 in aggregate gross proceeds from sales of ELOC Shares to the Investors that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the ELOC Purchase Agreement. See section titled “Use of Proceeds” for more information. We will bear all fees and expenses incident to our obligation to register the offer and sale of the shares of common stock.

With respect to the ELOC Financing, the Investors are underwriters within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the ELOC Shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ELOC Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is listed on The Nasdaq Capital Market under the symbol “FBDT”. On August 28, 2026, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.7006 per share.

We are an emerging growth company under the Jumpstart Our Business Startups Act of 2012 and a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Smaller Reporting Company.”

Investing in our common stock is speculative and involves a high degree of risk. Before making any investment decision, you should carefully review and consider all the information in this prospectus, including the risks and uncertainties described under “Risk Factors” beginning on page 4.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 11, 2026.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. Neither we nor the selling stockholders have authorized anyone to provide any information different from, or in addition to, the information contained in this prospectus and in any free writing prospectuses we have prepared or that have been prepared on our behalf or to which we have referred you. Neither we nor the selling stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, shares of their common stock only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside the United States: Neither we nor the selling stockholders have done anything that would permit the use of or possession or distribution of this prospectus or any related free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock by the selling stockholders and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus relates to the offer and sale by the selling stockholders from time to time of (i) the Dawson James Shares and (ii) up to 50,000,000 shares of common stock issuable under the ELOC Purchase Agreement. We are not selling any shares of common stock under this prospectus, and we will not receive any proceeds from the sale of shares of common stock offered hereby by the selling stockholders. We may receive up to $50 million in aggregate gross proceeds from sales of the ELOC Shares to the Investors that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the ELOC Purchase Agreement. Any proceeds received by us from the sale of the ELOC Shares to the Investors pursuant to the ELOC Purchase Agreement will be used for general corporate purposes.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information.”

Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained, or incorporated by reference, in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered, or securities are sold, on a later date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find Additional Information.”

1

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions, or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Before you decide to invest in our common stock, you should also read the entire prospectus carefully, including “Risk Factors” beginning on page 4, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 11, and the financial statements and related notes included in this prospectus.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “our company,” “First Breach,” and “our business” refer to First Breach Inc.

Executive Summary

We are an integrated manufacturer of high-quality ammunition and ammunition components, serving commercial, law enforcement, and military markets. With in-house production capabilities, we are able to maintain tight control over our supply chain and quality assurance from raw material processing to final product assembly. We operate in a state-of-the-art facility that includes an on-site lead smelting operation, allowing us to ensure the consistency, purity, and availability of one of the most critical raw materials in ammunition manufacturing, and brass cup and casing manufacturing from raw materials. We maintain relationships with multiple raw materials suppliers worldwide, including but not limited to ABCO Metals, Gemciler Guven Metal, and Mittal Metals, to ensure a consistent inflow in the materials needed to manufacture product and avoid potential global supply issues. Our in-house wearable tooling department further enhances production efficiency and quality by designing and fabricating precision tools tailored to our manufacturing processes. Through stringent quality control, high-tech machinery, and deep industry expertise, we have established a strong reputation among shooting sports enthusiasts, tactical professionals, and OEM clients. We distribute our products primarily through distributor channels, but we also sell smaller quantities of product directly to consumers and small businesses. We take pride in our customer relationships and do not limit ourselves to only a few customers, but we strive to distribute as many of our products as practical to as many customers as possible. In doing so, we have developed a strong customer base with over 140 potential sales channels.

Our vision is to establish ourselves as a leading participant in the United States and international ammunition markets. Through the production of high-quality, competitively priced products, we seek to achieve significant expansion of our market share and operational scale. As one of the few fully vertically integrated manufacturers capable of producing both components and finished cartridges, we maintain and continuously seek to strengthen a distinct competitive advantage supported by ongoing capital investments, strategic acquisitions, and partnerships. The global ammunition industry continues to experience robust demand driven by sustained civilian consumption for personal safety and recreational use, as well as increased defense and law enforcement expenditures amid geopolitical uncertainty. We are well-positioned to capture this growth through continuous process improvements, product line diversification, and the expansion of our distribution network. Concurrently, we intend to enhance our direct-to-consumer channels and brand visibility through targeted marketing, industry events, and strategic media collaborations.

In addition to our core operations, on September 23, 2025, we entered into a strategic joint venture with ideaForge Technology Inc., the world’s #3 ranked dual-category drone manufacturer and a recognized innovator in unmanned aerial systems (“UAS”). The joint venture—First Forge Technologies Inc.—will be a U.S.-based enterprise focused on the localized production and sale of advanced drone platforms for defense, homeland security, and commercial applications. Leveraging ideaForge’s proprietary avionics and autonomous technologies alongside our precision manufacturing infrastructure and domestic supply chain capabilities, the venture will deliver fully U.S.-compliant, “Made in the USA” aerial systems designed to meet federal and state procurement standards. We anticipate initial production and pilot deployments beginning in early 2026, with the goal of securing government and enterprise contracts simultaneously. This initiative aligns with U.S. policy directives aimed at strengthening domestic manufacturing, enhancing national security, and fostering technological independence, positioning us for meaningful long-term growth across both ammunition and aerospace sectors.

2

In furtherance of our drone and defense technology strategy, on May 1, 2026, we entered into a Master Services Agreement with Hellbender, Inc. for the design, engineering, prototyping and demonstration of volume manufacturing capability for two Class 1 attritable first-person-view drone platforms targeted for deployment consistent with U.S. National Defense Authorization Act requirements and the Department of Defense Drone Dominance Program parameters.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and we may remain an emerging growth company for up to five years following the listing of our common stock on Nasdaq. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

In addition, the federal securities laws provide that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected this exemption from new or revised accounting standards, and, therefore, we will not be subject to the same requirements to adopt new or revised accounting standards as other public companies that are not emerging growth companies.

We would cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have $1.235 billion or more in annual revenue, (ii) the date on which we first qualify as a large accelerated filer under the rules of the U.S. Securities and Exchange Commission, or the SEC, (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities, and (iv) the last day of the fiscal year ending after the fifth anniversary of the listing of our common stock on Nasdaq.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or (ii) our annual revenues are less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation and, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Corporate Information

We were originally formed as a limited liability company named First Breach, LLC under the laws of the State of Maryland on April 9, 2018 and subsequently converted to a corporation named First Breach Inc. incorporated under the laws of the State of Delaware on October 22, 2021. Our principal executive office is located at 18450 Showalter Rd., Hagerstown, MD 21742, and our telephone number is (443) 900-9890. Our website is https://firstbreach.com. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus, and investors should not rely on such information in deciding whether to purchase shares of our common stock.

3

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus, and under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which is incorporated by reference, as well as the other information in this prospectus, before deciding whether to invest in shares of our common stock. If any of the following risks actually occurs, our business, results of operations and financial condition could be materially adversely affected. In this case, the trading price of our common stock would likely decline, and you might lose part or all your investment in our common stock. Additional risks not currently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us.

Risks Related to the ELOC Purchase Agreement

It is not possible to predict the actual number of shares of our common stock, if any, we will sell under the ELOC Purchase Agreement, or the actual gross proceeds resulting from those sales or the dilution to you from those sales. Further, our inability to access a part or all of the amount available under the ELOC Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

Pursuant to the ELOC Purchase Agreement, the Investors have committed to purchase up to $50 million of common stock from us, subject to certain limitations and conditions set forth in the ELOC Purchase Agreement. The shares of our common stock that may be issued under the ELOC Purchase Agreement may be sold by us to the Investors at our discretion from time to time over a 36-month period from the date of the ELOC Purchase Agreement.

We generally have the right to control the timing and amount of any sales of our common stock to the Investors under the ELOC Purchase Agreement. Sales of our common stock, if any, to the Investors under the ELOC Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Investors all, some or none of the common stock that may be available for us to sell pursuant to the ELOC Purchase Agreement.

Because the purchase price per share of common stock to be paid by the Investors for the common stock that we may elect to sell to the Investors under the ELOC Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we make such election, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to the Investors under the ELOC Purchase Agreement, the purchase price per share that the Investors will pay for the shares of common stock purchased from us under the ELOC Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Investors under the ELOC Purchase Agreement, if any.

Although the ELOC Purchase Agreement provides that we may sell up to $50 million of our common stock to the Investors, only 50,000,000 shares of our common stock are being offered under this prospectus. Depending on the market prices of our common stock at the time we elect to issue and sell shares to the Investors under the ELOC Purchase Agreement, we may need to register the resale under the Securities Act of additional shares of our common stock in order to receive aggregate gross proceeds equal to $50 million available to us under the ELOC Purchase Agreement. Further, even if we elect to sell to the Investors all of the 50,000,000 shares of common stock being registered for resale under this prospectus, depending on the market price of our common stock at the time we elect to sell shares to the Investors pursuant to the ELOC Purchase Agreement, the actual gross proceeds from the sale of all such shares may be substantially less than the amount available to us under the ELOC Purchase Agreement, which could materially and adversely affect our liquidity position. Further, if we are unable to access all or a portion of the amount available under the ELOC Purchase Agreement to meet our liquidity needs, we may be required to seek other financing sources and utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our business, liquidity and cash position.

If it becomes necessary for us to issue and sell to the Investors under the ELOC Purchase Agreement more than the 50,000,000 shares of common stock being registered for resale by the Investors under the registration statement that includes this prospectus, then, in accordance with the terms of the ELOC Purchase Agreement, we must first file with the SEC one or more additional registration statements to register the resale by the Investors of any such additional shares of our common stock we wish to sell from time to time under the ELOC Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to the Investors under the ELOC Purchase Agreement. The number of shares of common stock ultimately offered for resale by the Investors through this prospectus is dependent upon the number of shares of common stock, if any, we elect to sell to the Investors pursuant to the terms of the ELOC Purchase Agreement.

The sale or issuance of our common stock to the Investors may cause dilution and the sale of the shares of common stock acquired by the Investors, or the perception that such sales may occur, could cause the price of our common stock to fall.

The purchase price for the shares that we may sell to the Investors under the ELOC Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

Subject to the terms of the ELOC Purchase Agreement, we generally have the right to control the timing and amount of any future sales of our shares to the Investors. The extent to which we rely on the Investors as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources and other factors to be determined by us. We may ultimately decide to sell to the Investors all, some, or none of the shares of our common stock that may be available for us to sell pursuant to the ELOC Purchase Agreement. When we sell shares to the Investors and after the Investors have acquired the shares, the Investors may resell all or some of those shares at any time or from time to time in its discretion, including prior to final determination of the purchase price for such shares under the ELOC Purchase Agreement. Therefore, sales to the Investors by us could result in substantial dilution to the interests of other holders of our common stock. As a result, the market price of our common stock could decline. Additionally, the sale of a substantial number of shares of our common stock to the Investors, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

The Investors will pay less than the then-prevailing market price for our shares of common stock, which could cause the price of our common stock to decline.

The purchase price of our common stock to be sold to the Investors under the ELOC Purchase Agreement is derived from the market price of our common stock on Nasdaq. Common stock to be sold to the Investors pursuant to the ELOC Purchase Agreement will be purchased at a discounted price. The actual amount of proceeds we receive pursuant to each Purchase Notice or Intraday Purchase Notice (each, the “Purchase Amount”) is determined by multiplying the Purchase Amount requested by the applicable purchase price. The purchase price for each of the Purchase Shares equals (A) the price per Share obtained by multiplying the Market Price by (i) 97% in respect of a Purchase Notice with an Option 1 Pricing Period, and (ii) 97% in respect of a Purchase Notice with an Option 2 Pricing Period, or (B) with respect to an Intraday Purchase Notice, the price per share of common stock share obtained by multiplying the lowest trade price after the Intraday Commencement Time on the trading day the Intraday Purchase Notice is delivered by 99.0% (“Intraday Purchase Price”). Market Price is the lowest volume weighted average price of the Company’s common stock during the Pricing Period. The Pricing Period is (i) the period on the date the Company delivered the Purchase Notice to the Investors selecting an Option 1 Pricing Period commencing (a) if submitted to the Investors prior to 9:00 AM Eastern Time on a trading day, the open of trading on such day, or (b) if submitted to the Investors after 9:00 AM Eastern Time on a trading day, the open of trading on the immediately succeeding Trading Day (“Option 1 Pricing Period”), (ii) the three consecutive Trading Days commencing on the date the Company delivered the Purchase Notice to the Investors (“Option 2 Pricing Period”), or (iii) with respect to Intraday Purchase Notices, 9:30 AM Eastern Time, or, if an Intraday Purchase Notice is delivered after 9:30 AM Eastern Time, the time at which the Investors affirmatively accepts such Intraday Purchase Notice (“Intraday Commencement Time”). See section entitled “Description of ELOC Financing” for more information. The Investors may sell the shares they receive immediately after receipt of such shares, which may be prior to final determination of the purchase price for such shares and could cause the price of our common stock to decrease. If the price of our common stock declines, then the Investors may pay a lower purchase price for such shares.

4

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

The extent we rely on the Investors as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working and other capital from other sources. If obtaining sufficient funding from the Investors were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working and other capital needs. Even if we were to sell to the Investors all of the shares of common stock available for sale to the Investors under the ELOC Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences may be a material adverse effect on our business, operating results, financial condition and prospects. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our common stock could be reduced. A financing could involve one or more types of securities including common stock, convertible debt or warrants to acquire common stock. These securities could be issued at or below the then prevailing market price for our common stock. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to the Investors, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to the Investors, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

It is not possible to predict the actual number of shares we will sell under the ELOC Purchase Agreement to the Investors, or the actual gross proceeds resulting from those sales.

Because the purchase price per share to be paid by the Investors for the shares of common stock that we may elect to sell to the Investors under the ELOC Purchase Agreement, if any, will fluctuate based on the market prices of our common stock during the applicable period for each purchase made pursuant to the ELOC Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to the Investors under the ELOC Purchase Agreement, the purchase price per share that the Investors will pay for shares purchased from us under the ELOC Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Investors under the ELOC Purchase Agreement, if any.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the ELOC Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Investors. If and when we do elect to sell shares of our shares of common stock to the Investors pursuant to the ELOC Purchase Agreement, after it has acquired such shares, the Investors may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, the other investors who purchase shares from the Investors in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results.

Our commitment to issue shares of common stock pursuant to the terms of the ELOC Purchase Agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price.

Our commitment to issue shares of common stock pursuant to the terms of the ELOC Purchase Agreement has the potential to cause significant downward pressure on the price of our common stock. In such an environment, short sellers may contribute exacerbate any decline of our stock price. If there are significant short sales of our shares of common stock, the share price of our common stock may decline more than it would in an environment without such activity. This may cause other holders of our common stock to sell their shares. If there are many more shares of our common stock on the market for sale than the market will absorb, the price of our common stock will likely decline.

Third party investors may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. Such third-party investors may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares. Such activity could cause a decline in the market price of the shares of our common stock.

5

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus contains “forward-looking statements,” which we intend to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “could,” “would,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “project,” “target,” “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. The forward-looking statements in this prospectus are only predictions and are based largely on our current expectations and projections about future events and financial trends that we reasonably believe may affect our business, financial condition, and results of operations. Although we believe the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties.

These forward-looking statements present our estimates and assumptions only as of the date of this prospectus and are subject to several known and unknown risks, uncertainties, and assumptions. Accordingly, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

●	Our ability to develop and sell our proposed products.
●	Our ability to source, retain, and expand our technical and business staff to meet the demands of our expanding and diversifying business.
●	Our ability to raise the substantial amount of additional funds that will be necessary for our business to succeed, which funds may not be available on acceptable terms or available at all.
●	Assumptions relating to the size of the market for our products.
●	Unanticipated regulations of our products that add barriers to our business and have a negative effect on our operations.
●	Our estimates of expenses, future revenue, capital requirements and our needs for, or ability to obtain, additional financing.
●	Our status of an early-stage pre-net income company with a business model and marketing strategy still being developed and largely untested.
●	Our ability to avoid a significant disruption in our information technology system, including security breaches, or our ability to implement new system and software successfully.
●	Our ability to obtain and maintain intellectual property protection for our products.
●	The other risks identified in this prospectus including, without limitation, those under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” as such factors may be updated from time to time in our other filings with the SEC.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth above under “Risk Factors” and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus. Prior to investing in our common stock, you should read this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we currently expect.

6

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

7

TRADEMARKS

We own or have rights to trademarks or trade names that we use in connection with the operation of our businesses, our corporate names, logos and website names. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies. All other trademarks are the property of their respective owners.

8

USE OF PROCEEDS

The selling stockholders may, or may not, elect to sell shares of our common stock covered by this prospectus. To the extent any selling stockholder chooses to sell shares of our common stock covered by this prospectus, we will not receive any proceeds from any such sales of our common stock. We may receive up to $50 million in gross proceeds from the shares of common stock that we may sell to the Investors pursuant to the ELOC Purchase Agreement from time to time after the date that the registration statement of which this prospectus is a part is declared effective. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of common stock that we choose to sell, our ability to meet the conditions set forth in the ELOC Purchase Agreement, market conditions and the price of shares of common stock, among other factors. Any proceeds received by us from the shares of common stock to the Investors under the ELOC Purchase Agreement will be used for general corporate purposes. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

9

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements and financial condition and other relevant facts. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

10

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section titled “Summary of Financial Information” and our audited financial statements and related notes, each included elsewhere in this prospectus. Data as of and for the fiscal periods set forth below have been derived from our financial statements appearing at the end of this prospectus. Results for any interim period should not be construed as an inference of what our results would be for any full fiscal year or future period. This discussion and other parts of this prospectus contain forward-looking statements, such as those relating to our plans, objectives, expectations, intentions, and beliefs, which involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.

Overview

The Company was originally formed as a limited liability company named First Breach, LLC under the laws of the State of Maryland on April 9, 2018 and subsequently converted to a corporation named First Breach Inc. incorporated under the laws of the State of Delaware on October 22, 2021.

The Company is a match-grade ammunition component manufacturer offering brass cups, brass casings, full-metal-jacket projectiles, lead projectile cores, and lead wire. Equipped with numerous quality control checks, the Company offers match-grade, SAAMI-specification products. Customers will have the ability to order custom head-stamped casings as well as a wide range of grain-size options for projectiles.

The Company is also developing unmanned aerial systems (“UAS”) capabilities through a joint venture with ideaForge Technology Inc. formed on September 23, 2025, First Forge Technologies Inc., which was organized to develop, produce and sell drone platforms for defense, homeland security and commercial applications using domestic manufacturing and supply chain capabilities. On May 1, 2026, the Company also entered into a Master Services Agreement with Hellbender, Inc. for the design, engineering and prototyping of two Class 1 attritable first-person-view drone platforms, of which First Breach will own the design and related intellectual property of the UAS. .. The Company’s UAS activities are in the development stage and have not generated any revenue.

The Company is dedicated to building upon its industry experience while emphasizing placing integrity first along with competitive pricing, building customer relations, and utilizing quality raw materials.

Factors and Trends Affecting Our Business and Results of Operations

The Company’s operating results, financial condition, and future growth prospects are influenced by a number of macroeconomic, industry-specific, and geopolitical factors. Management continuously monitors the following trends, each of which may positively or negatively impact the Company’s performance:

Inflation and Cost Pressures in Manufacturing, Talent, and Raw Materials

The Company continues to experience elevated inflationary pressures affecting manufacturing inputs, labor, and raw materials. Wage inflation, competition for skilled personnel, and rising component and material costs have increased the overall cost structure. These pressures may require the Company to adjust pricing, modify sourcing strategies, or improve operational efficiencies to maintain gross margins.

Global Supply-Chain Vulnerabilities for Raw Materials

Worldwide supply-chain disruptions—including transportation delays, constrained logistics capacity, and limited availability of key raw materials—have created volatility in lead times and procurement costs. Unpredictable production schedules and inventory management.

11

Domestic Political and Geopolitical Risks Across Jurisdictions

The Company operates in an environment influenced by evolving domestic regulatory policies, political uncertainty, and geopolitical tensions. Changes in trade restrictions, defense-related policies, foreign investment rules, sanctions, or interstate regulatory frameworks may affect market access, cost structures, or demand for the Company’s products.

Funding Constraints and Need for Additional Capital

The Company’s growth strategy and operational expansion require continued access to capital. Prevailing market conditions—such as higher interest rates, limited availability of venture or institutional financing, or volatility in the equity markets—may impact the Company’s ability to raise funds on acceptable terms or within desired timelines. These constraints may affect investment in production, research and development, or strategic initiatives.

Inflationary Cost Uncertainty Affecting Pricing and Margins

Persistent cost volatility has created uncertainty in forecasting product margins. Rapid or unpredictable changes in input costs may limit the Company’s ability to adjust pricing in a timely manner or could require price increases that may not be fully absorbed by customers. Such conditions may negatively affect gross margins, profitability, and operating cash flows.

Demand Decline from Potential Political or Economic Factors

The Company’s revenue trajectory is influenced by broader economic conditions and political developments. Economic downturns, shifts in government spending priorities, changes in procurement processes, or reductions in customer budgets may soften demand. Additionally, political instability or regulatory changes in certain jurisdictions may slow customer adoption or delay purchasing cycles.

Components of Results of Operations

Net Revenue

The Company derives its revenue primarily from the production and sale of ammunition, which includes shipping income. Revenue is recognized when the Company satisfies its performance obligations to its customers, which generally occurs at a set delivery of the deliverables as specified in its customer contracts, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company reports any tax assessed by a governmental authority that the Company collects from its customers that is both imposed on and concurrent with its revenue-producing activities (such as sales, use, value-added and excise taxes) on a net basis (meaning the Company does not recognize these taxes in either its revenues or its costs and expenses).

Operating Expenses

Cost of revenues includes all finished material, supplies and materials, depreciation of equipment, equipment rental, and freight.

Depreciation and amortization expenses include depreciation of property and equipment and amortization of leasehold improvements. Depreciation and amortization is based on the estimated useful lives of the assets using the straight-line method. These expenses are included within selling, general and administrative expenses and cost of revenues.

Selling, general and administrative expenses primarily consist of costs associated with administrative staff salaries, facilities, utilities, insurance, marketing & advertising, stock-based compensation, legal fees and other office expenses related to the Company’s business functions.

Other Expenses, Net

Other expenses, net consists primarily of interest income, interest expenses, loss on sale of equipment and a loss on the liquidation of raw materials outside the normal course of operations, and other miscellaneous expenses.

12

Results of Operations

Comparison of the six months ended June 30, 2026 and 2025

The following table sets forth our summarized financial information for the periods indicated:

	Six months ended June 30,		Change
	2026	2025	($)	(%)
Net revenues	$361,357	$110,905	$250,452	226%
Cost of revenues	(1,235,716)	(919,844)	(315,872)	34%
Net loss associated with liquidation of raw materials	—	(684,960)	684,960	(100)%
Gross margin	(874,359)	(1,493,899)	619,540	(41)%
Operating expenses:
Selling, general and administrative expense	25,288,394	1,345,881	23,942,513	1779%
Research and development	126,313	—	126,313	100%
Total operating expenses	25,414,707	1,345,881	24,068,826	1788%
Loss from operations	(26,289,066)	(2,839,780)	(23,449,286)	826%
Other expense, net:
Interest expense, net	(2,004,679)	(988,452)	(1,016,227)	103%
Amortization of deferred financing costs	(191,590)	—	(191,590)	100%
Change in fair value of warrant liability	45,094	—	45,094	100%
Loss on sale of assets	(56,215)	(1,906)	(54,309)	2849%
Other income	—	42,500	(42,500)	(100)%
Other expense	(26,776)	(20,525)	(6,251)	30%
Total other expense, net	(2,234,166)	(968,383)	(1,265,783)	131%
Net loss	$(28,523,232)	$(3,808,163)	$(24,715,069)	649%

Net Revenue

Revenue increased by $250,452 for the six months ended June 30, 2026, compared to the six months ended June 30, 2025. The increase in revenue was primarily attributable to a strategic shift in the Company’s core product offerings and the implementation of new inspection equipment during the six months ended June 30, 2026.

Cost of Revenue

Cost of revenue increased by $315,872 or 34% for the six months ended June 30, 2026, compared to six months ended June 30, 2025, partially attributable with the increase in revenue. In addition, higher fixed manufacturing costs and lower production volumes led to under-absorption of overhead, which negatively affected gross margin.

Net Loss associated with Liquidation of Raw Materials

The net loss associated with liquidation of raw materials for the six months ended June 30, 2026 and 2025 was $0 and $684,960, respectively, attributable to the liquidation of certain raw material inventory outside the normal course of operations to support operating cash flow and working capital management, which resulted in proceeds below the inventory’s carrying value. The Company does not anticipate further liquidation of raw materials.

Operating Expenses

Selling, general and administrative expenses increased by $23,942,513 for the six months ended June 30, 2026, compared to the six months ended June 30, 2025. The primary increase in selling, general and administrative expenses was primarily attributable to non-cash stock-based compensation of $21,962,399, an increase in professional fees associated with the public listing of $918,125 and increase in salary and benefits of $812,874.

13

Total Other Expenses, Net

Total other expenses, net increased by $1,265,783 or 131%, for the six months ended June 30, 2026, compared to the six months ended June 30, 2025. The increase in other expenses, net was primarily attributable to increased interest expense of $1,016,227, amortization of deferred financing costs of $191,590 and the change in the fair value of warrant liability of $45,094.

Net Loss

Net loss increased by $24,715,069 for the six months ended June 30, 2026, compared to the six months ended June 30, 2025, due to the fluctuations described above under “Revenue,” “Operating Expenses,” and “Other Expenses, Net.”

Comparison of the Years Ended December 31, 2025 and 2024

The following table sets forth our summarized financial information for the periods indicated:

	Years Ended December 31,
	2025	2024 (Restated)	$ Change	% Change
Revenues	$384,129	$773,870	$(389,741)	(50.36)%
Cost of revenues	1,761,368	2,235,004	(473,636)	(21.19)%
Net loss associated with liquidation of raw materials	684,960	943,278	(258,318)	(27.39)%
Gross margin	(2,062,199)	(2,404,412)	342,213	14.23%
Operating expenses:
Selling, general and administrative expense	7,926,714	2,836,942	5,089,772	179.41%
Total operating expenses	7,926,714	2,836,942	5,089,772	179.41%
Loss from operations	(9,988,913)	(5,241,354)	(4,747,559)	90.58%
Other expense, net:
Interest expense, net	(1,866,438)	(791,730)	(1,074,708)	135.74%
Loss on extinguishment of debt	(2,017,314)	-	(2,017,314)	100.00%
Loss on sale of assets	(1,906)	-	(1,906)	100.00%
Other income	93,500	-	93,500	100.00%
Other expense	(41,050)	(41,050)	-	0.00%
Total other expense, net	(3,833,208)	(832,780)	(3,000,428)	360.29%
Net loss	$(13,822,121)	$(6,074,134)	$(7,747,987)	127.56%

Revenue

Revenue decreased by $389,741, or 50.36%, for the year ended December 31, 2025, compared to the year ended December 31, 2024. The decrease in revenue was primarily attributable to a strategic shift in the Company’s core product offerings and the implementation of new inspection equipment during 2025.

Cost of Revenue

Cost of revenue decreased by $473,636, or 21.19%, for the year ended December 31, 2025, compared to the prior year, partially attributable with the decline in revenue. In addition, higher fixed manufacturing costs and lower production volumes led to under-absorption of overhead, which negatively affected gross margin.

Net Loss associated with Liquidation of Raw Materials

The net loss associated with liquidation of raw materials for the year ended December 31, 2025 and 2024 was $684,960 and $943,278, respectively, attributable to the liquidation of certain raw material inventory outside the normal course of operations to support operating cash flow and working capital management, which resulted in proceeds below the inventory’s carrying value. The Company does not anticipate further liquidation of raw materials.

14

Operating Expenses

Selling, general and administrative expenses increased by $5,089,772 or 179.41%, for the year ended December 31, 2025, compared to the year ended December 31, 2024. The primary increase in selling, general and administrative expenses was primarily attributable to non-cash stock based compensation of $4,581,625, an increase in professional fees associated with the public listing of $430,708 and increase in supplies and materials of $157,042, offset by a reduction in salary and benefits of $154,645.

Total Other Expenses, Net

Total other expenses, net increased by $3,000,428 or 360.29%, for the year ended December 31, 2025, compared to the year ended December 31, 2024. The increase in other expenses, net was primarily attributable to increased interest expense of $1,078,360 and a loss on extinguishment of debt of $2,017,314.

Net Loss

Net loss increased by $7,747,987 or 127.56%, for the year ended December 31, 2025, compared to the year ended December 31, 2024, due to the fluctuations described above under “Revenue,” “Operating Expenses,” and “Other Expenses, Net.”

Liquidity and Capital Resources

Six months ended June 30, 2026, and 2025:

As of June 30, 2026 and 2025, our cash was $4,923,504 and $605,677, respectively. The following table shows a summary of our cash flows for the periods presented:

	Six Months Ended June 30,		Change
	2026	2025	($)	(%)
Net cash (used in) provided by:
Operating activities	$(5,759,482)	$(570,882)	$(5,188,600)	909%
Investing activities	(1,682,684)	(10,368)	(1,672,316)	16130%
Financing activities	9,888,548	752,319	9,136,229	1214%
Net change in cash	$2,446,382	$171,069	$2,275,313	1330%

Operating Activities

Net cash used in operating activities increased by $5,188,600 to $5,759,482 for the six months ended June 30, 2026 compared to the net cash used in operating activities of $570,882 for the six months ended June 30, 2025. Cash used in operating activities for the six ended June 30, 2026 was primarily attributable to a net loss of $28,523,232, an addition of non-cash stock-based compensation of $21,962,399 and depreciation adjustment of $682,374, debt discounts of $1,688,788, change in the fair value of warrant liability of $45,094, and non-cash PIK interest of $30,393. The remaining change was primarily attributed to net negative cash from changes in operating assets and liabilities of $1,870,492.

Cash used in operating activities for the six months ended June 30, 2025 was primarily attributable to a net loss of $3,808,163 and the addition of non-cash deprecation adjustment of $665,743 and debt discounts of $569,023, and non-cash PIK interest of $143,731. The remaining change was primarily attributed to net positive cash from changes in operating assets and liabilities of $1,858,544.

15

Investing Activities

Net cash used in investing activities decreased by $1,672,316 to $1,682,684 for the six months ended June 30, 2026 compared to $10,368 in net cash provided by investing activities for the six months ended June 30, 2025. The net cash used in investing activities for the six months ended June 30, 2026 and 2025 consisted of capital expenditures of $1,682,684 and $88,368, respectively.

Financing Activities

Net cash provided by financing activities increased by $9,136,229 to $9,888,548 for the six months ended June 30, 2026 compared to the net cash provided by financing activities of $752,319 for the six months ended June 30, 2025.

The net cash provided by financing activities for the six months ended June 30, 2026 consisted of proceeds from convertible notes of $10,150,000, proceeds from issuance of common stock of $1,342,003, offset by payments on notes payable of $34,689, principal payments on capital lease of $598,766, and payments of debt issuance cost of $970,000.

The net cash provided by financing activities for the six months ended June 30, 2025 consisted of proceeds from convertible notes payable of $1,350,000, offset by principal payments on capital lease of $597,117, and payment of note payable of $564.

As of June 30, 2026, current assets totaled $6,992,647 and current liabilities totaled $15,227,419 as compared to current assets totaling $3,493,562 and current liabilities totaling $4,631,271 at December 31, 2025. As a result, we had negative working capital of $8,234,772 at June 30, 2026, compared to a negative working capital of $1,137,709 at December 31, 2025. The decrease in the working capital as of June 30, 2026 is primarily attributable to the loss from operations of $4,326,667, exclusive of non-cash stock-based compensation of $21,962,399 and depreciation and amortization of $58,355, an aggregate decrease in accounts payable, accrued liabilities and accrued expenses, related party of $1,166,934, partially offset by a reduction of inventory of $130,880 and proceeds from the issuance of stock of $1,342,003.

On April 24, 2026 (the “Original Issuance Date”), the Company entered into a securities purchase agreement with certain related parties, pursuant to which the Company issued senior secured convertible promissory notes in the principal amount of $10,500,000 (the “Notes”) plus OID of $5,465,385 and matures twelve (12) months from the Original Issuance Date. The cash proceeds received by the Company were $10,500,000. The Company intends to use the net proceeds for working capital and general corporate purposes. The Notes bear interest at a rate of 6% per annum per annum on the original outstanding principal amount. On August 20, 2026, upon the completion of the Company’s direct listing, the Notes were mandatorily converted.

In connection with the issuance of the Notes, the accredited investors were also issued a total of 282,500 six month warrants to purchase shares of the Company’s common stock at an exercise price of $8.00 per share (the “Warrant Shares”). If, while the Warrant Shares are outstanding, the Company issues common stock for consideration per share less than $8.00, the exercise price of the Warrant Shares will be reduced to the latest common stock issuance price.

On May 21, 2026 (the “Original Issuance Date”), the Company entered into a securities purchase agreement with certain related parties, pursuant to which the Company issued senior secured convertible promissory notes in the principal amount of $5,000,000 (the “Notes”) plus OID of $2,692,308, and matures twelve (12) months from the Original Issuance Date. The cash proceeds to be received by the Company are $5,000,000. The Company intends to use the net proceeds for working capital and general corporate purposes. The Notes do not bear interest.

On May 21, 2026, the company entered into a Equity Line of Credit Agreement (the “ELOC Agreement”) with certain accredited investors (the “ELOC Investors”), pursuant to which the Company can issue $50,000,000 in Common Stock. The term of the ELOC Agreement is thirty six (36) months from the date of the agreement. Under the ELOC Agreement, the Company may, at its sole discretion, deliver purchase notices to ELOC Investors directing them to purchase shares of the Company’s Common Stock at a purchase price equal to 97% of the volume-weighted average price of the Common Stock during a specified pricing period. In connection with the ELOC Agreement, the Company has paid $25,000 in legal expenses. There are no commitment fees associated with the ELOC Agreement.

16

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we anticipate that all available funds and any earnings generated in our business will be used to finance the growth of our business and will not be paid out as dividends to our shareholders. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our Board of Directors may deem relevant.

Management is exploring new product channel sales in distributors and continuing e-commerce sales of produce for consumers. The Company has increased its focus on sales and developing a sales pipeline for potential customers. This customer base expansion will enable us to provide financial stability for the foreseeable future, expand our current processes, and position us for long-term shareholder value creation. Additionally, the Company continues to evaluate strategic initiatives (e.g., acquisitions) and additional capital raises through debt or equity may be necessary to achieve these objectives.

The Company’s management concluded that its recurring losses from operations and the fact that it has not generated significant revenue or positive cash flows from operations raise substantial doubt about its ability to continue as a going concern for the next 12 months from the date of filing.

The Company expects to continue to generate operating losses and negative cash flow from operations for the foreseeable future. Our ability to continue to operate as a going concern in the long term is dependent upon our ability to manage and grow our current products and to ultimately achieve profitable operations.

Management may consider various options to raise capital to fund potential acquisitions through equity or debt offerings. There can be no assurances, however, that management will be able to obtain sufficient additional funds, if needed, or that such funds, if available, will be obtained on terms satisfactory to us. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and liabilities that might be necessary should we be unable to continue as a going concern.

Additionally, it is reasonably possible that estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, including the recoverability of long-lived assets.

Critical Accounting Policies and Estimates

Our condensed financial statements and the related notes thereto included in this Quarterly Report on Form 10-Q are prepared in accordance with United States generally accepted accounting principles. The preparation of financial statements also requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. These estimates are developed based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operation, and cash flows will be affected. We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the estimates we believe are most critical to aid in fully understanding and evaluating our financial condition, results of operations and future performance. We have described our significant accounting policies within Note 2 to our audited financial statements.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The Company’s assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance.

17

The issuance of warrants in conjunction with convertible debt (see Note 9) and the issuance of warrants to investors and placement agents (see Note 14) qualify for the derivative scope exception under ASC 815 and are therefore presented as a component of Stockholders’ Equity on the interim unaudited condensed balance sheets without subsequent fair value re-measurement.

Indebtedness

The Company did not have any bank debt or revolving credit facilities for any of the periods presented. However, of June 30, 2026, the Company has outstanding convertible promissory notes to investors in private placements and entered into financing lease arrangements.

As of June 30, 2026, the Company had outstanding convertible promissory notes with a gross principal balance of $612,900 and accrued payment-in-kind (“PIK”) interest of $61,881, net of original issue discount (“OID”) of $23,958 and unamortized debt discount of $54,732, resulting is a total stated balance of $596,090. The notes bear interest at rates of 10% per annum, which accrues as PIK interest, is not payable in cash, and is added to the outstanding principal balance of the notes. The notes have stated maturity dates ranging from November 2026 to June 2027.

The notes are unsecured and, subject to certain conditions, are convertible into shares of the Company’s common stock upon the occurrence of a qualified financing or a Liquidity Event, defined as the Company’s consummation of a direct listing of its shares on a public marketplace based on a Company valuation of not more than $60.0 million. Upon conversion, the aggregate principal amount, including accrued PIK interest, converts at a price equal to a 15% discount to the price paid by investors. On August 20, 2026, upon the completion of the Company’s direct listing, the notes were mandatorily converted.

The notes contain customary events of default, including failure to pay principal or interest when due and certain insolvency events, which could result in acceleration of amounts due.

In addition, the Company has outstanding finance lease arrangements primarily related to equipment. As of June 30, 2026, the Company had outstanding finance lease obligations with an aggregate present value of approximately $229,697, with remaining lease term of 1.18 years and a weighted-average interest rate of 22.6%. The finance leases are secured by the underlying leased assets.

Contractual Obligations and Commitments

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. The Company is not a party to any litigation or proceeding, including any governmental proceeding, which our management believes could result in any judgments or fines against us that would have a material adverse effect on our financial position, liquidity or results of future operations.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical information for its stock. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expenses could be materially different for future awards.

18

Off-Balance Sheet Transactions

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the Jumpstart Our Business Startups Act (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and to comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an emerging growth company and have the benefit of the extended transition period. We intend to take advantage of the benefits of this extended transition period.

Emerging Growth Company and Smaller Reporting Company Status

As an “emerging growth company,” under the JOBS Act, we are permitted to take advantage of an extended transition period for complying with new or revised accounting standards. We may elect to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we can adopt the new or revised standard at the time private companies adopt the new or revised standard and may do so until such time that we either irrevocably elect to opt out of such extended transition period or no longer qualify as an emerging growth company. We may choose to adopt any new or revised accounting standards early whenever such early adoption is permitted for private companies.

Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we choose to rely on available exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), or (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. We will remain an emerging growth company until the earliest to occur of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of its first sale of common equity securities pursuant to an effective registration statement; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act.

We are also a “smaller reporting company,” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be permitted to do so for so long as (i) our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

19

Accounting Pronouncements

Recently Issued and Adopted Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. We are also a “smaller reporting company,” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be permitted to do so for so long as (i) our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. The amendments also require disclosure of all annual segment profit or loss and asset disclosures in interim periods and provide expanded disclosure requirements for entities with a single reportable segment.

ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods beginning after December 15, 2024. The Company adopted ASU 2023-07 for its year ended December 31, 2024, in accordance with the required effective date for non-accelerated filers. The adoption did not impact the Company’s financial position, results of operations, or cash flows; however, it resulted in enhanced segment disclosures in the notes to the financial statements in accordance with ASC 280, Segment Reporting. These enhancements include the identification of significant segment expense categories, disclosure of the measures of segment profit or loss used by the Chief Operating Decision Maker (“CODM”), related reconciliations to the most comparable GAAP measure, and expanded disclosures for entities with a single reportable segment.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU requires that an entity disclose specific categories in the effective tax rate reconciliation as well as reconciling items that meet a quantitative threshold. Further, the ASU requires additional disclosures on income tax expense and taxes paid, net of refunds received, by jurisdiction. The new standard is effective for annual periods beginning after December 15, 2024 on a prospective basis with the option to apply it retrospectively. Early adoption is permitted. The Company adopted ASC 2023-09 for the year ended December 31, 2025, and applied the new disclosure requirements prospectively to the current annual period. Prior period disclosures have not been adjusted to reflect the new disclosure requirements. For additional information, see Note 19 “Income Taxes” to the December 31, 2025 financial statements.

Recently Issued but Not Yet Adopted Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures(Subtopic 220-40): Disaggregation of Income Statement Expenses to expand the disclosure requirements for certain costs and expenses. In January 2025, FASB issued ASU 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date, which clarified the effective date of ASU 2024-03 as periods beginning after December 15, 2026 for annual reporting, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is evaluating the potential impact that the adoption of these ASUs will have on its financial statements.

20

BUSINESS

Executive Summary

We are an integrated manufacturer of high-quality ammunition and ammunition components, serving commercial, law enforcement, and military markets. With in-house production capabilities, we are able to maintain tight control over our supply chain and quality assurance from raw material processing to final product assembly. We operate in a state-of-the-art facility that includes an on-site lead smelting operation, allowing us to ensure the consistency, purity, and availability of one of the most critical raw materials in ammunition manufacturing, and brass cup and casing manufacturing from raw materials. We maintain relationships with multiple raw materials suppliers worldwide, including but not limited to ABCO Metals, Gemciler Guven Metal, and Mittal Metals, to ensure a consistent inflow in the materials needed to manufacture product and avoid potential global supply issues. Our in-house wearable tooling department further enhances production efficiency and quality by designing and fabricating precision tools tailored to our manufacturing processes. Through stringent quality control, high-tech machinery, and deep industry expertise, we have established a strong reputation among shooting sports enthusiasts, tactical professionals, and OEM clients. We distribute our products primarily through distributor channels, but we also sell smaller quantities of product directly to consumers and small businesses. We take pride in our customer relationships and do not limit ourselves to only a few customers, but we strive to distribute as many of our products as practical to as many customers as possible. In doing so, we have developed a strong customer base with over 140 potential sales channels.

Our vision is to establish ourselves as a leading participant in the United States and international ammunition markets. Through the production of high-quality, competitively priced products, we seek to achieve significant expansion of our market share and operational scale. As one of the few fully vertically integrated manufacturers capable of producing both components and finished cartridges, we maintain and continuously seek to strengthen a distinct competitive advantage supported by ongoing capital investments, strategic acquisitions, and partnerships. The global ammunition industry continues to experience robust demand driven by sustained civilian consumption for personal safety and recreational use, as well as increased defense and law enforcement expenditures amid geopolitical uncertainty. We are well-positioned to capture this growth through continuous process improvements, product line diversification, and the expansion of our distribution network. Concurrently, we intend to enhance our direct-to-consumer channels and brand visibility through targeted marketing, industry events, and strategic media collaborations.

In addition to our core operations, on September 23, 2025, we entered into a strategic joint venture with ideaForge Technology Inc., the world’s #3 ranked dual-category drone manufacturer and a recognized innovator in UAS. The joint venture—First Forge Technologies Inc.—will be a U.S.-based enterprise focused on the localized production and sale of advanced drone platforms for defense, homeland security, and commercial applications. Leveraging ideaForge’s proprietary avionics and autonomous technologies alongside our precision manufacturing infrastructure and domestic supply chain capabilities, the venture will deliver fully U.S.-compliant, “Made in the USA” aerial systems designed to meet federal and state procurement standards. We anticipate initial production and pilot deployments beginning in early 2026, with the goal of securing government and enterprise contracts simultaneously. This initiative aligns with U.S. policy directives aimed at strengthening domestic manufacturing, enhancing national security, and fostering technological independence, positioning us for meaningful long-term growth across both ammunition and aerospace sectors.

In furtherance of our drone and defense technology strategy, on May 1, 2026, we entered into the Hellbender MSA for the design, engineering, prototyping and demonstration of volume manufacturing capability for two Class 1 attritable first-person-view drone platforms targeted for deployment consistent with U.S. National Defense Authorization Act requirements and the Department of Defense Drone Dominance Program parameters. See “Recent Developments — Hellbender” below for additional information.

Corporate Background

We were originally formed as a limited liability company named First Breach, LLC under the laws of the State of Maryland on April 9, 2018 and subsequently converted to a corporation named First Breach Inc. incorporated under the laws of the State of Delaware on October 22, 2021. We did not begin any operations until 2020. The Company began as a wholesaler of ammunition and tactical equipment for both domestic and foreign consumption. After experiencing significant growth in the wholesale space, we decided to enter the manufacturing space. The Company, in a very short time, built a manufacturing facility where it currently produces components and cartridges of ammunition for both pistol and rifle.

21

Vision, Industry, and Market Opportunity

Our vision is to become a key player in domestic US and international ammunition industry. We plan to significantly expand market share with our high quality products and competitively priced products. We continuously improve production processes to increase output while maintaining quality in efforts to achieve economies of scale and enhance our competitiveness. We plan to continue expanding our product lines and offerings as one of only a few completely vertically integrated manufactures through capital equipment investment, growth through strategic acquisitions, and strategic industry partnerships. There are only a small number of companies in our industry that manufacture and sell both components and finished cartridges. There are very few competitors in our industry and increasing demand for our products. Due to consistent growth in civilian demand, including drivers for personal safety concerns and recreational sport, and military or law enforcement needs as a result of geopolitical tensions and growing expenditures, we are positioned well for continued growth and expansion. We strive to enhance our customers’ experience and meeting their growing needs, while consistently building relationships with new distributors, manufacturers, major retailers, and our mass-market audience. We plan to expand our direct to consumer distribution lines and brand recognition through continued media attention, industry events, partnerships, and social media influencers and affiliates.

Products & Manufacturing

Our core product lines include centerfire cartridges, bullets, casings, and cups, for pistol and rifle, that provide reliability, accuracy, and performance to the consumer.

The Company is only one of a small number of manufacturers that manufacturers components from raw materials and finished products. We have been successfully operating in a complex and dynamic environment through enhancing existing product lines, improving ammunition performance, optimizing production processes and constantly improving manufacturing efficiency and quality assurance. We have continued to invest in advanced manufacturing techniques, as well as higher levels of automation and quality control in efforts to reduce costs and maintain competitiveness. In addition, we have maintained a diversified supply chain for raw materials and other consumables in order to ensure consistent manufacturing uptime. Our manufacturing emphasizes rigorous standards for safety, reliability, accuracy, and cleanliness. Every cartridge is purpose-built, engineered with careful attention to achieving the ideal balance of uniformity, velocity, consistency, and grouping accuracy. Each component and cartridge undergo a comprehensive, multi-step inspection process to ensure superior quality and performance. We continuously push to strengthen our efficiency and output while maintaining the world-class quality product that we produce.

Competitive Strengths

We manufacture high quality products at competitive pricing, giving our customer the best options when sourcing their components or cartridges. The Company holds its product to match-grade quality standards and strives to mitigate any product that doesn’t meet specifications. We are focused on integrated production from raw materials which provides better quality assurance and management of productions lines and reduced component sourcing, while being only one of a few companies that produces brass cups from raw brass strip. Our success in part also comes from the extremely high quality customer service that we offer and the effectiveness of management. Manufacturing from raw materials and producing other wear parts for our machines in-house gives us the ability or offer custom labeled or package purchase options to our customers. Our lean and flexible manufacturing strategy allows us to pivot between civilian, military and law enforcement priorities based on market conditions.

Competition

There are only a small number of companies that comprise the majority of the ammunition and ammunition component manufacturing industry. Over the past few years, the industry has experienced significant consolidation. Most of these companies are divisions of larger companies or owned by foreign entities. Our focus is on manufacturing high quality and reliable ammunition and components at competitive prices. Our primary competitors include the Winchester Ammunition division of Olin Corporation, Hornady Manufacturing Company, PMC Ammunition, Federal Premium Ammunition, Skydio, BRINC Drones Inc., and Ondas Holdings Inc.

22

A significant portion of our competition consists of divisions of larger, well-capitalized enterprises that benefit from substantial economies of scale, established supplier relationships, diversified product portfolios, and broader distribution networks. These competitors may be able to achieve lower per-unit production costs, negotiate more favorable pricing for raw materials, and tolerate pricing pressure for extended periods, which can create competitive challenges for smaller manufacturers seeking to offer competitively priced products.

While we may not have the same scale advantages as certain larger competitors, we have structured our operations to compete effectively on price through a high degree of vertical integration, disciplined cost management, and focused capital investment. We manufacture a significant portion of our key components internally, which reduces dependence on third-party suppliers, limits exposure to supplier margin markups, and enhances cost predictability. In addition, we have invested in specialized production equipment, automation, and process optimization initiatives designed to increase throughput, improve yields, and reduce per-unit manufacturing costs as production volumes increase. We make ongoing efforts to secure reliable sources of critical raw materials through negotiated supply arrangements, inventory planning, and operational flexibility, which we believe mitigate input cost volatility and supply disruption risk. We further emphasize operational efficiency, overhead discipline, and continuous process improvement as core elements of our cost structure strategy. While larger competitors may benefit from scale-driven pricing advantages, we believe that our vertically integrated manufacturing model, capital-efficient operating structure, and ability to scale production within existing facilities position us to offer high-quality, reliable ammunition and components at competitive prices while maintaining acceptable margins.

Challenges

We face certain industry-related challenges that may influence our operations and financial performance. Scaling production in our industry is capital intensive and requires significant investment in manufacturing equipment, facilities, working capital, and skilled labor. Our ability to expand production capacity and achieve operating efficiencies depends in part on our ability to access additional capital on acceptable terms. The ammunition industry is influenced by the domestic political environment, regulatory developments, and geopolitical tensions relating to firearm policies, which may affect demand for our products either positively or negatively. Changes in laws, regulations, or public sentiment regarding firearms and related products could impact market conditions, customer demand, and our operating environment. In addition, current U.S. policies, including tariffs or trade restrictions, may affect certain imported raw materials and components used in our manufacturing processes, which could increase input costs or disrupt supply chains. Although we seek to mitigate these risks through supply arrangements, inventory planning, and operational flexibility, there can be no assurance that such measures will fully offset cost increases or supply disruptions. We also operate in a competitive environment where larger competitors may have greater financial resources, broader distribution capabilities, and stronger purchasing power, which may create pricing pressure or limit our market share. Our ability to successfully compete depends on maintaining operational efficiency, managing costs, continuing to invest in automation and process improvements, and effectively scaling production while maintaining product quality.

Research and Development

We are constantly developing our flexible manufacturing processes to best facilitate all of our customers. We conduct research and execute, when optimal, on enhancing current production lines as well as introducing technological advancements or new equipment to our manufacturing operation. Over some time we have been exploring options for innovative ammunition, such as developing ammunition made out of advanced materials, composites and hybrids. We intend to not only expand our conventional caliber offerings to the market, but to also introduce innovative ammunition options in the future that should be more environmentally-friendly or more optimal to shooters, military operators, and law enforcement.

Government Regulation

We adhere to government regulations regarding ammunition manufacturing. We are licensed with the state of Maryland as well as the Bureau of Alcohol, Tobacco, Firearms and Explosive to manufacture ammunition and possess explosive materials on premises. We are subject to International Traffic in Arms Regulations (“ITAR”) regulations should we export product outside of the US and would only do so in accordance with ITAR compliance rules.

23

Recent Developments

First Forge Technologies Inc. – Drone Joint Venture

Material Terms of the JV Agreement

We entered into a joint venture agreement with IdeaForge Technology Inc., (“IdeaForge”) on September 23, 2025 (the “IdeaForge JV Agreement”), as amended on March 11, 2026 (the “IdeaForge JV Amending Agreement”, together with the IdeaForge JV Agreement, the “JV Agreement”), pursuant to which the parties agreed to form First Forge Technology Inc., a Delaware entity (the “Joint Venture”). The core objective of the Joint Venture is to co-develop and manufacture high-performance drones that are fully compliant with U.S. regulatory and defense standards, as well as the development of new intellectual property and drone technology, while being certified and labeled as “Made in the USA.” Pursuant to the JV Agreement, we and IdeaForge are each entitled to 50% of the outstanding equity interests of the Joint Venture, with each party to be issued 5,000 shares for a purchase price of $1.00 upon issuance.

Obligations of the Joint Venture

Pursuant to the JV Agreement, we agreed, among other things, to (i) make a total capital contribution to the Joint Venture in such amount as may be required for its operations and as agreed between the parties, which shall include a capital contribution of up to $25,000,000 (“Capital Contribution”), of which a first tranche of $10,000,000 shall be invested on or before December 31, 2026 and applied toward the Capital Contribution, with the remaining balance to be invested on or before December 31, 2027, each of which amounts may be adjusted by mutual agreement of the parties, and which investment may be made through the purchase of Series A Preferred Stock which is non-voting, non-convertible, does not carry dividend or liquidation preference rights and does not otherwise participate in the governance or economic rights in the Joint Venture; (ii) facilitate the provision of a demarcated manufacturing facility for manufacturing services, including through lease assistance; (iii) provide the Joint Venture with such technical know-how, expertise and operational assistance as may be reasonably required in connection with obtaining applicable licenses, permits, approvals and regulatory clearances; and (iv) support the Joint Venture’s commercial development efforts by sharing relevant customer contacts in the defense, law enforcement and related sectors globally.

In connection with the JV Agreement, IdeaForge agreed, among other things, to (i) contribute certain technical know-how, experience and expertise necessary for the design, engineering, manufacture, distribution and sale of unmanned aerial vehicles; (ii) transfer to the Joint Venture certain hardware, equipment, components, materials, documentation and other tangible assets necessary for the conduct of the Joint Venture’s business; (iii) contribute certain software and related technology required for the Joint Venture’s operations; (iv) grant the Joint Venture a non-exclusive, non-transferable and revocable right to access and use certain ground control station software, firmware, subsystems, components and related technology necessary for the operation of unmanned aerial vehicles manufactured by the Joint Venture; and (v) license to the Joint Venture certain intellectual property necessary for the conduct of the Joint Venture’s business pursuant to a separate intellectual property licensing agreement.

The Joint Venture is governed by a board of directors (or managers) consisting of four (4) members, of which we have the right to designate two (2) members and IdeaForge has the right to designate two (2) members, with each director entitled to one vote. Except as otherwise provided in the JV Agreement, actions of the board require the approval of a majority of the directors, and certain matters may require approval of the equity holders of the Joint Venture in accordance with the JV Agreement. The JV Agreement also contains provisions relating to licenses and contributions of intellectual property, transfer restrictions, rights of first refusal, tag-along and drag-along rights, deadlock resolution mechanisms, indemnification and limitations of liability. The JV Agreement will remain in effect unless terminated upon the occurrence of specified events, including mutual agreement of the parties, material breach, insolvency or dissolution of the Joint Venture.

The foregoing description of the IdeaForge JV Agreement and the IdeaForge JV Amending Agreement is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the IdeaForge JV Agreement and the IdeaForge JV Amending Agreement, which is filed as Exhibit 10.3 and Exhibit 10.5 to this registration statement, respectively.

24

Objective of the Joint Venture

We expect the Joint Venture to address critical national and state security priorities and provide scalable, reliable aerial platforms for both government and enterprise applications. Our initial focus is the adaptation and localized manufacturing of select drone platforms originally developed by IdeaForge, modified to comply with U.S. defense and commercial aviation standards. Our products are being designed to qualify as “Made in the USA,” aligning with federal policy directives that emphasize supply chain security and domestic sourcing for critical technologies. Our roadmap includes a pipeline of UAS platforms tailored for defense, public safety, infrastructure inspection, and precision agriculture, supported by a vertically integrated production model that prioritizes quality, traceability, and long-term sustainability.

We intend to operate as an independent U.S. entity, with research and development, manufacturing, and customer support functions based entirely within the United States. We intend to begin production, pilot deployments and acquire procurement contracts in early 2026, subject to regulatory approvals and successful customer trials. This partnership between us and IdeaForge positions the Joint Venture to become a key player in the rapidly growing North American drone ecosystem, aligning with U.S. initiatives to strengthen domestic technology supply chains and advance sovereign aerospace capabilities. Currently, IdeaForge drones take off for missions at an estimated rate of every 3 minutes worldwide, and IdeaForge was ranked the #3 dual category drone manufacturer and innovator worldwide by the Drone Industry Insights Global Drone Review 2024.

April 2026 Note Financing

On April 24, 2026, we entered into a note purchase agreement (the “April 2026 Note Purchase Agreement”) with certain accredited investors (the “April 2026 Note Investors”), pursuant to which we agreed to sell and issue to the April 2026 Note Investors (i) senior secured convertible promissory notes (the “April 2026 Senior Notes”) in an aggregate principal amount of up to approximately $15,615,385 (reflecting aggregate cash proceeds to us of up to $10,150,000 after giving effect to an original issue discount of 35.0%), and (ii) five-year warrants (the “April 2026 Note Warrants”) to purchase shares of our common stock (the foregoing transactions, collectively, the “April 2026 Note Financing”). Pursuant to the April 2026 Note Purchase Agreement, we may conduct one or more additional closings for the purchase and sale of additional April 2026 Senior Notes and April 2026 Note Warrants in an aggregate amount sufficient to yield additional cash proceeds to us of up to $5,000,000 (the “Additional Closing Amount”), subject to the mutual written agreement of us and the participating April 2026 Note Investors and the satisfaction of customary closing conditions. The initial closing of the April 2026 Note Financing occurred on April 29, 2026.

The April 2026 Senior Notes bear interest at a rate of 6.0% per annum, payable in cash, and mature twelve (12) months from the date of issuance. The April 2026 Senior Notes are secured by a first-priority lien on substantially all of our assets pursuant to a security agreement entered into between us and the April 2026 Note Investors at the closing of the April 2026 Note Financing (the “April 2026 Security Agreement”). The April 2026 Senior Notes are convertible into shares of Common Stock at the election of the holder at any time at a fixed conversion price of $8.00 per share (the “Conversion Price”), subject to customary adjustments for stock splits, stock dividends and similar events as set forth in the April 2026 Senior Notes. Upon the occurrence of a Liquidity Event (as defined in the April 2026 Senior Notes), the April 2026 Senior Notes will mandatorily convert into shares of Common Stock at the Conversion Price. In connection with the issuance of the April 2026 Senior Notes, we issued to the April 2026 Note Investors April 2026 Note Warrants to purchase an aggregate of 507,500 shares of Common Stock, exercisable at an exercise price of $8.00 per share for a period of five (5) years from the date of issuance, subject to adjustment for certain anti-dilution events, including a full-ratchet anti-dilution provision as set forth in the April 2026 Note Warrants. On August 20, 2026, upon the completion of the Company’s direct listing, the Notes were mandatorily converted.

The April 2026 Note Purchase Agreement contains customary representations, warranties and covenants of the Company, and grants the April 2026 Note Investors certain rights, including: (i) preemptive rights to participate pro rata in future issuances of New Securities (as defined in the April 2026 Note Purchase Agreement) by the Company; (ii) individual preemptive rights in favor of Specified Holders to maintain their respective percentage ownership of the Company on a fully-diluted, as-converted basis; (iii) the right of Elbert Basolis to be appointed to the Board of Directors of the Company for a term of five (5) years from the date of the initial closing; (iv) the right of Bradford Johnson to attend all meetings of the Board of Directors in a non-voting observer capacity; (v) tag-along rights and drag-along rights in connection with certain sales of Common Stock by stockholders holding at least five percent (5%) of the outstanding Common Stock; (vi) a most favored nations provision entitling the April 2026 Note Investors to receive terms no less favorable than those provided to any subsequent investor in the Company’s equity securities; and (vii) an exemption from any lock-up provisions, permitting the April 2026 Note Investors to sell the securities acquired in the April 2026 Note Financing immediately upon listing of the Common Stock on a national securities exchange. We intend to use the net proceeds from the April 2026 Note Financing for general corporate purposes and general working capital requirements, including the payment of transaction-related fees and expenses.

25

Hellbender’s Master Services Agreement

On May 1, 2026, we entered into a Master Services Agreement (the “Hellbender MSA”) with Hellbender, Inc., a Pennsylvania benefit corporation (“Hellbender”), pursuant to which Hellbender will provide technology hardware design, engineering, prototyping and manufacturing services to the Company. The Hellbender MSA governs the terms and conditions under which Hellbender will perform services as set forth in one or more statements of work. Concurrently with the execution of the Hellbender MSA, the parties entered into an initial statement of work (the “Initial SOW”) for the development of two Class 1 attritable first-person-view drone platforms designed for deployment consistent with U.S. National Defense Authorization Act requirements and the Department of Defense Drone Dominance Program parameters.

Under the Initial SOW, Hellbender will design, engineer, prototype and demonstrate volume manufacturing capability for a Close Quarters Strike drone system and a Long Range Strike drone system, each utilizing common components to maximize parts commonality and enable high-volume production. The Initial SOW contemplates a two-phase development program consisting of (i) concept design and preliminary engineering, including the delivery of proof-of-concept prototype systems, and (ii) iterative engineering, design, prototyping and validation, including the delivery of production-intent prototype systems, manufacturing process analyses and preliminary production cost models. The estimated period of performance under the Initial SOW is approximately eleven months from the effective date thereof.

The total estimated cost of the Initial SOW is approximately $3,000,000 on a time-and-materials basis, inclusive of approximately $898,000 in estimated materials costs. Fees are structured on a retainer-based service model, with monthly draws and unused funds rolling over to subsequent periods. Upon termination, any unused retainer funds will be refunded to us.

Pursuant to the Hellbender MSA, except for open-source components, all intellectual property rights in deliverables produced under the agreement are owned by us. Hellbender has granted us a non-exclusive, worldwide, transferable, sublicensable, fully paid-up, royalty-free and perpetual license to use Hellbender’s intellectual property rights in the deliverables to the extent necessary to enable us to make reasonable use of the deliverables and services. In addition, Hellbender has agreed that the overall design and completed drone systems produced under the agreement will remain exclusively our intellectual property and may not be shared with, marketed to or sold to any third party without our prior written consent.

The Hellbender MSA may be terminated by either party upon five days’ written notice. The Hellbender MSA contains customary representations, warranties, indemnification obligations, confidentiality provisions and limitations of liability. Hellbender’s aggregate liability under the agreement is limited to three times the aggregate amounts paid or payable under the applicable statement of work.

The foregoing description of the Hellbender MSA and the Initial SOW is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Hellbender MSA and the Initial SOW, which are filed as Exhibit 10.19 and Exhibit 10.20 to this registration statement, respectively.

May 2026 Note Financing

On May 21, 2026, we entered into a securities purchase agreement (the “May 2026 Note Purchase Agreement”) with certain accredited investors (the “May 2026 Note Investors”), pursuant to which we agreed to sell and issue to the May 2026 Note Investors secured convertible promissory notes (the “May 2026 Notes”) in an aggregate principal amount of approximately $7,692,308 (reflecting aggregate cash proceeds to us of $5,000,000 after giving effect to an original issue discount of 35.0%) (the “May 2026 Note Financing”). The May 2026 Note Purchase Agreement was executed on May 21, 2026. Funding of the May 2026 Notes was conditioned upon the completion of the Company’s direct listing.

26

The May 2026 Notes do not bear interest. The May 2026 Notes mature twelve (12) months from the date of issuance. The May 2026 Notes are secured by a security interest in substantially all of our assets pursuant to a security agreement entered into between us and the May 2026 Note Investors (the “May 2026 Security Agreement”), which security interest is subordinate and junior in priority to the security interest held by the April 2026 Note Investors under the April 2026 Security Agreement. The May 2026 Notes are convertible into shares of Common Stock at the election of the holder at any time at a fixed conversion price of $8.00 per share, subject to customary adjustments for stock splits, stock dividends and similar events. No warrants were issued in connection with the May 2026 Note Financing. The May 2026 Notes contain a 4.99% beneficial ownership limitation, which restricts each holder from converting the May 2026 Notes to the extent that such conversion would result in such holder beneficially owning in excess of 4.99% of the outstanding shares of Common Stock. The Company has the option to prepay the May 2026 Notes at any time at the option of the Lead Investors (as defined in the May 2026 Notes), subject to a five Trading Day prior written notice requirement, during which period the holders have the exclusive right to convert all or any portion of the outstanding principal into shares of Common Stock.

Based on $5,000,000 of aggregate cash proceeds and the 35.0% original issue discount, the aggregate principal amount of the May 2026 Notes is approximately $7,692,308, which, at a conversion price of $8.00 per share, will result in the issuance of approximately 961,538 shares of our Common Stock upon full conversion, representing approximately 2.1% of our currently outstanding shares of Common Stock (based on 45,034,282 shares outstanding as of the date of this prospectus). The May 2026 Note Purchase Agreement contains customary representations, warranties and covenants of the Company, and provides that the Company shall use the net proceeds from the May 2026 Note Financing for general corporate purposes and general working capital requirements, including the payment of transaction-related fees and expenses.

Equity Line of Credit

On May 21, 2026, we entered into a share purchase agreement (the “ELOC Agreement”) with RK Capital Management LLC, North Commerce Parkway Capital LP, and TQP Holdings LLC (collectively, the “ELOC Investors”), pursuant to which we have the right, but not the obligation, to sell to the ELOC Investors up to $50,000,000 in aggregate gross purchase price of newly issued shares of our Common Stock from time to time during the 36-month period following the effective date of the ELOC Agreement (the “Commitment Period”), subject to the satisfaction of certain conditions set forth therein (the “Equity Line of Credit” or “ELOC”). The ELOC Agreement was entered into concurrently with the May 2026 Note Purchase Agreement.

Under the ELOC Agreement, we may, at our sole discretion, deliver purchase notices to the ELOC Investors directing them to purchase shares of our Common Stock at a purchase price equal to 97% of the volume-weighted average price of our Common Stock during a specified pricing period. The ELOC Investors’ obligation to purchase shares is subject to certain conditions, including, among other things, (i) the effectiveness of a registration statement registering the resale of the shares issuable under the ELOC Agreement, (ii) the listing and trading of our Common Stock on the Nasdaq Capital Market, (iii) the accuracy of our representations and warranties, and (iv) compliance with applicable ownership and exchange cap limitations.

In connection with the ELOC Agreement, we entered into a registration rights agreement (the “ELOC Registration Rights Agreement”) with the ELOC Investors, pursuant to which we agreed to file a registration statement with the SEC covering the resale of (i) the shares issuable under the ELOC Agreement and (ii) the shares of Common Stock issuable upon conversion of the May 2026 Notes, within 10 calendar days following the consummation of the Direct Listing. The ELOC Registration Rights Agreement also provides the ELOC Investors with customary piggy-back registration rights.

27

Cashless Warrant Exercises

On June 3, 2026, a holder of outstanding warrants exercised an aggregate of 65,727 warrants to purchase shares of Common Stock on a cashless (net exercise) basis pursuant to the terms of three separate warrant agreements dated November 16, 2021, April 22, 2022, and October 20, 2023, having exercise prices of $1.00, $1.46, and $1.50 per share, respectively. In connection with such cashless exercises, the Company issued an aggregate of 55,920 shares of Common Stock to such holder, after giving effect to the surrender of shares otherwise issuable to cover the aggregate exercise price in accordance with the cashless exercise provisions of the warrants. No cash consideration was received by the Company in connection with such exercises.

Description of Properties

Our principal executive office and factory are located at 18450 Showalter Rd, Hagerstown, MD 21742. The facility is approximately 71,500 square feet and the company has the ability to lease an additional approximately 206,000 square feet of contiguous space from the same property owner. First Breach entered into a lease agreement for its current space in 2021 for seven years with two additional five-year options to extend our lease for a total of an additional ten years.

Employees

As of August 7, 2026, we had a total number of fourteen (14) employees, among which twelve (12) were full-time employees.

Legal Proceedings

From time to time, we are involved in legal proceedings and claims that arise in the ordinary course of business. Based on our current knowledge, we do not believe that any such matters, individually or in the aggregate, will have a material adverse effect on our business, results of operations, or financial condition.

However, the outcome of litigation is inherently uncertain. An unfavorable resolution of one or more proceedings could materially impact our future business, operating results, or financial condition. In addition, regardless of the outcome, litigation may result in significant costs, diversion of management attention, and other adverse effects.

28

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus. Unless otherwise stated, the business address for our executive officers and directors is that of our principal executive office at 18450 Showalter Rd., Hagerstown, MD 21742.

Name	Age	Position
Jeffrey Low	58	Chief Executive Officer and Chairman
Jordan Low	30	President, Chief Operating Officer, and Director
Richard Leimbach	57	Chief Financial Officer
Andrew Pearlman	59	Director
Ori Schlank	32	Director
Robert Brandt	85	Director
David Peterson	63	Director
Larry Meyer	50	Director
Elbert Basolis	64	Director
Denean Williams	54	Director

Business Experience

The following is a brief overview of the education and business experience of each of our directors and executive officers during at least the past five years, including their principal occupations or employment during the period, the name and principal business of the organization by which they were employed.

Jeffrey Low – Chief Executive Officer and Chairman

Jeffrey Low has served as our Chief Executive Officer and Chairman since inception in April 2018. Mr. Low has over 30 years of experience in owning and operating businesses. Prior to joining the Company, Mr. Low owned and managed numerous outpatient abulatory surgical centers. Mr. Low holds a Master’s Degree in Economics from Boston University. We believe that Mr. Low is well qualified to serve as our Chairman because of his extensive experience in business, management, and key role in establishing and growing the Company.

Jordan Low – President, Chief Operating Officer, and Director

Jordan Low has served as our President, Chief Operating Officer and director since inception in April 2018. Mr. Low has overseen the growth and expansion of the Company. Prior to joining the Company, Mr. Low served in the Israeli Defense Forces in the Golani Brigade at the rank of Sergeant First Class and received honors for saving the lives of fellow soldiers during a combat mission in the Gaza Strip. Mr. Low holds a Bachelor’s Degree in International Studies and graduated Summa Cum Laude from Georgetown University. We believe that Mr. Low is well qualified to serve as our director because of his extensive experience in the industry and playing key roles in establishing and growing the Company.

Richard Leimbach – Chief Financial Officer

Richard Leimbach has served as our Interim Chief Financial Officer since December 2025, as a consultant, and has served as our Chief Financial Officer as of August 2026. Mr. Leimbach has overseen the financial reporting and audit process of the Company. Mr. Leimbach has served as the Principal of Carrollton Partners, LLC since 2012 as an outsourced consultant to public and private companies. Prior to Carrollton Partners, Mr. Leimbach was the Chief Financial Officer for Game Trading Technologies, Inc. and Telkonet, Inc. and the Manager of Corporate accounting for Snyder Communications, Inc. Mr. Leimbach also spent approximately seven years in public accounting at Reznick, Fedder and Silverman, and Wolpoff & Co. LLP. Mr. Leimbach is a Certified Public Accountant (inactive status) and graduate of Towson State University as well as a member of the Maryland Association of Certified Public Accountants.

29

Andrew Pearlman – Director

Andrew Pearlman has served as a director on the Company’s Board of Directors since August 2026. Mr. Pearlman has over 30 years of experience in automation & IT support, as well as project management and analysis. Prior to joining the Company, Mr. Pearlman manages a private consulting firm for custom business systems integration since June 2011 and owned and operated an e-commerce distribution platform from April 2000 to April 2011. Mr. Pearlman holds a Master’s Degree in Economics from Boston University. We believe that Mr. Pearlman is well qualified to serve as our director because of his extensive experience in building and maintaining business infrastructure and his background in automation and technology.

Ori Schlank – Director

Ori Schlank has served as a director on the Company’s Board of Directors since August 2026. Mr. Schlank has over 9 years of experience in Israeli government, internal auditing and business procedure oversight. Prior to joining the Company, Mr. Schlank held positions, including Chief Information Officer at Ben Dor & Co. from 2023 to 2025 and Internal Auditor at Alkalay & Co. from 2021 to 2022. Mr. Schlank has also served as an Administrative Aide in the Israeli Knesset (Parliament) from 2016 to 2018 and had been a Project Manager in the Israeli Ministry of Economy from 2019 to 2021. Mr. Schlank holds a Master of Business Administration degree from The Open University of Israel and a Bachelor’s degree in Political Science from The Hebrew University of Jerusalem. We believe that Mr. Schlank is well qualified to serve as our director because of his extensive experience in internal auditing and planning and his background in business administration.

Robert Brandt – Director

Robert Brandt has served as a director on the Company’s Board of Directors since August 2026. Mr. Brandt has over 70 years of experience in business strategy and operations. Prior to joining the Company, Mr. Brandt built, owned and operated Yorkshire Carpet House, Inc., serving commercial, governmental, and residential flooring projects from 1952 to present. Mr. Brandt has also served as a director of the Four Seasons Association, Inc. for real estate governance and planning from 2011 to present. Mr. Brandt holds a Bachelor’s Degree in Business Management from the University of Baltimore. We believe that Mr. Brandt is well qualified to serve as our director because of his extensive experience in business strategy and operation and his background in government contracting.

David Peterson – Director

David Peterson has served as a director on the Company’s Board of Directors since August 2026. Mr. Peterson has over 35 years of experience in information technology and strategic planning. Prior to joining the Company, Mr. Peterson held positions, including Senior Vice President and Chief Information Officer at VHC Health from January 2025 to present and Vice President and Chief Technology Officer at Inova Health Systems from 2020 to 2024. Mr. Peterson has also served as a director of Maryland Society of Healthcare Information Systems since 2003. Mr. Peterson holds a Master of Business Administration degree from City University and a Bachelor’s Degree in Aeronautics from Embry-Riddle Aeronautical University. We believe that Mr. Peterson is well qualified to serve as our director because of his extensive experience in strategic planning and organizational stability and his background in information technology security.

Larry Meyer – Director

Larry Meyer has served as a director on the Company’s Board of Directors since August 2026. Mr. Meyer has over 25 years of experience in business management, planning and budgeting. Prior to joining the Company, Mr. Meyer held positions, including President at Red Tree Appraisals from 2013 to present and President at LM Appraisals from 1993 to 2013. Mr. Meyer holds a Bachelors degree from Towson University. We believe that Mr. Meyer is well qualified to serve as our director because of his extensive experience in business management and his background in planning and budgeting.

30

Elbert Basolis – Director

Elbert Basolis has served as a director on the Company’s Board of Directors since August 2026. Mr. Basolis has over 30 years of experience in corporate governance, strategic growth, operational leadership, and private equity. Prior to joining the Company, Mr. Basolis held positions, including CEO & Chairman at Garrison Enterprise Inc. and Director of Strategic Growth at Colt Group. Mr. Basolis has also served as a Board Director of Elauwit Connection, Inc. (NASDAQ:ELWT), and had been Board Director of First Bank of NJ (NASDAQ:FRBA). Mr. Basolis holds a Bachelors degree in Water & Waste Water Public Systems from Glassboro State College. We believe that Mr. Basolis is well qualified to serve as our director because of his background in strategic organization, public & private board governance, and private equity.

Denean Williams – Director

Denean Williams has served as a director on the Company’s Board of Directors since August 2026. Mr. Williams has over 30 years of experience in financial management, accounting, investor relations, federal government contracting, and revenue building. Prior to joining the Company, Mr. Williams held positions, including CEO at GW Tax and Accounting LLC, Owner and Director at Full Circle Group, and CEO at 4Alphas Capital Management. Mr. Williams has also served as a Board Director of ICMA Retirement Corporation, Board Member at Bryn Mawr Trust Company (NYSE: BMTC),and had been Board Director of Egan-Jones Rating Company. Mr. Williams holds a Masters in Business Administration from Harvard University, a Masters of Science in Engineering Sciences from Purdue University, and a Bachelor of Science in Mechanical Engineering from Pennsylvania State University, State College. We believe that Mr. Williams is well qualified to serve as our director because of his extensive experience in financial management, investor relations, and federal contracting, and his background in accounting, public & private board governance, and business leadership. We believe that Mr. Williams is well qualified to serve as our director because of his extensive experience in financial management and his background in accounting, investor relations, and federal government contracting.

Family Relationships

There are no family relationships between or among any of the current directors, executive officers or persons nominated or charged to become directors or executive officers, except that Jeffrey Low, our Chief Executive Officer and Chairman, is the father of Jordan Low, our President, Chief Operating Officer, and Director, and that Robert Brandt and David Peterson, the directors, are father-in-law and son-in-law, respectively.

Number and Terms of Office of Officers and Directors

Our business and affairs are organized under the direction of our board of directors. Our board of directors consists of nine (9) directors, including two (2) executive directors and seven (7) independent directors. Our bylaws provide that the number of directors will be fixed exclusively by the board of directors and that the directors need not be shareholders.

Our officers are appointed by the board of directors and shall hold office at the discretion of the board of directors until their successors are duly appointed and qualified, until the expiration of their term in office if appointed for a specified period of time, or until their earlier death, resignation or removal. Our board of directors is authorized to appoint officers to the offices set forth in our bylaws.

Director Independence

The Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company). We have seven (7) “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules.

Our board of directors has determined that Andrew Pearlman, Ori Schlank, Robert Brandt, David Peterson, Larry Meyer, Elbert Basolis, and Denean Williams are independent directors under applicable Nasdaq and SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

31

Board Committees

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our board of directors has adopted a charter for each of these three committees. Copies of each committee’s charter are posted on the Investor Relations section of our website, https://firstbreach.com. Each of the committees of our board of directors shall have the composition and responsibilities described below. Our board of directors may from time to time establish other committees as it deems appropriate.

Audit Committee

Our audit committee consists of Ori Schlank, Denean Williams, Elbert Basolis, and Robert Brandt. Ori Schlank is the chairman of the Audit Committee. Each of our Audit Committee members satisfies the “independence” requirements of the Nasdaq listing rules and meets the independence standards under Rule 10A-3 under the Exchange Act. Our board of directors has determined that Ori Schlank possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC. Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee performs several functions, including:

●	evaluating the performance, independence and qualifications of our independent registered public accounting firm and determining whether to retain our existing independent registered public accounting firm or engage new independent registered public accounting firm;

●	reviewing and approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

●	reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent registered public accounting firm and management;

●	reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

●	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are implemented; and

●	reviewing and evaluating on an annual basis the performance of the audit committee, including compliance of the audit committee with its charter.

32

Compensation Committee

Our compensation committee consists of Andrew Pearlman, Larry Meyer and Elbert Basolis. Andrew Pearlman is the chairman of the Compensation Committee. All of our Compensation Committee members satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. The functions of this committee include, among other things:

●	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;

●	reviewing and approving the compensation, the performance goals and objectives relevant to the compensation, and other terms of employment of our executive officers;

●	reviewing and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

●	reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC; and

●	preparing the report that the SEC requires in our annual proxy statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Elbert Basolis, Andrew Pearlman and David Peterson. Elbert Basolis is the chairman of the Nominating and Corporate Governance Committee. All of our Nominating and Corporate Governance Committee members satisfy the “independence” requirements of the Nasdaq listing rules and meet the independence standards under Rule 10A-3 under the Exchange Act. The functions of this committee include, among other things:

●	identifying, reviewing and evaluating candidates to serve on our board of directors consistently with criteria approved by our board of directors;

●	evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board of directors is appropriate;

●	evaluating, nominating and recommending individuals for membership on our board of directors; and

●	evaluating nominations by stockholders of candidates for election to our board of directors.

The nominating and corporate governance committee takes into account many factors in determining recommendations for persons to serve on the board of directors, including the following:

●	personal and professional integrity, ethics and values;

●	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

●	experience as a board member or executive officer of another publicly-held company;

●	strong finance experience;

●	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

●	diversity of background and perspective including, without limitation, with respect to age, gender, race, place of residence and specialized experience;

●	experience relevant to our business industry and with relevant social policy concerns; and

●	relevant academic expertise or other proficiency in an area of our business operations.

33

Role of Board in Risk Oversight Process

Our Chief Executive Officer and Chairman position is held by Jeffrey Low, who beneficially owns approximately 54.69% of the voting power of our common stock on a fully diluted basis as of the date of this prospectus. Periodically, our board of directors assesses this role and the board of directors leadership structure to ensure the interests of our company and our stockholders are best served. Our board of directors has determined that its current leadership structure is appropriate. Jeffrey Low, our Chief Executive Officer and Chairman, and Jordan Low, our President, Chief Operating Officer, and Director, have extensive knowledge of all aspects of our company, our business and risks.

While management is responsible for assessing and managing risks to our company, our board of directors is responsible for overseeing management’s efforts to assess and manage risk. This oversight will be conducted primarily by our full board of directors, which has responsibility for general oversight of risks, and standing committees of our board of directors. Our board of directors will satisfy this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our board of directors believes that full and open communications between management and the board of directors are essential for effective risk management and oversight.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee will be, or will have ever been, an officer or employee of our company.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our employees, officers, and directors. A current copy of the code is posted on the Corporate Governance section of our website, https://firstbreach.com. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above or in filings with the SEC.

34

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, by any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

From time to time, we may be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our company’s resources, including our company’s management’s time and attention.

35

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth the aggregate compensation awarded to, earned by, or paid to our named executive officers for the fiscal years ended December 31, 2025 and 2024. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and any other highly compensated executive officers whose salary and bonus for services rendered in all capacities equaled or exceeded $100,000 during the fiscal years ended December 31, 2025 and 2024.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey Low	2025	343,467	100,000	2,021,265	-	-	-	2,464,732
Chief Executive Officer and Chairman	2024	132,600	-	-	-	-	-	132,600
Jordan Low	2025	294,200	70,000	2,021,265	-	-	-	2,385,465
President, Chief Operating Officer, and Director	2024	84,600	-	-	-	-	-	84,600

(1) Amounts reported represent (i) the grant date fair value of option awards granted to our named executive officers in the applicable year as computed in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”), rather than amounts paid to or realized by the individual. The assumptions used in calculating the grant date fair value of the awards are described in Note 14—Stock-Based Compensation to our financial statements included in this prospectus.

Employment Arrangements with our Executive Officers and Directors

Jeffrey Low

In October 2021, we entered into an employment agreement with Jeffrey Low (the “2021 Jeffrey Low Employment Agreement”) in connection with his appointment as our Chief Executive Officer. The material terms of the Jeffrey Low Employment Agreement are as follows: (i) an annual base salary of $400,000; (ii) eligibility for our incentive and deferred compensation programs available to other executives or officers of the Company; and (iii) eligibility to participate in our employee benefit plans, policies, programs, or perquisites in which other executive or officers of the Company participate. Effective January 1, 2026, the 2021 Jeffrey Low Employment Agreement was terminated and we entered into a new employment agreement with Jeffrey Low on substantially identical terms effective January 1, 2026 (the “2026 Jeffrey Low Employment Agreement”) as the 2021 Jeffrey Low Employment Agreement.

Jordan Low

In October 2021, we entered into an employment agreement with Jordan Low (the “Jordan Low Employment Agreement”) in connection with his appointment as our President and Chief Operating Officer. The material terms of the Jordan Low Employment Agreement are as follows: (i) an annual base salary of $300,000; (ii) eligibility for our incentive and deferred compensation programs available to other executives or officers of the Company; and (iii) eligibility to participate in our employee benefit plans, policies, programs, or perquisites in which other executive or officers of the Company participate. Effective January 1, 2026, the 2021 Jordan Low Employment Agreement was terminated and we entered into a new employment agreement with Jordan Low on substantially identical terms effective January 1, 2026 (the “2026 Jordan Low Employment Agreement”) as the 2021 Jordan Low Employment Agreement.

36

The above descriptions of the 2026 Jeffrey Low Employment Agreement and 2026 Jordan Low Employment Agreement do not purport to be complete and are subject to and qualified in their entirety by reference to the Jeffrey Low Employment Agreement and Jordan Low Employment Agreement, forms of which are included as Exhibit 10.1 and Exhibit 10.2, respectively, to the registration statement of which this prospectus forms a part.

Compensation of Directors

In January 2026, we entered into a director agreement with each of our seven independent directors pursuant to which they would serve on our board of directors upon the effectiveness of the registration statement of which this prospectus is a part, would be annually compensated $20,000 in cash and 50,000 stock options, and would be reimbursed for out-of-pocket expenses incurred by the directors in connection with their services as directors.

As of the date of this prospectus, no director received and/or accrued any cash compensation for their services as a director.

Stock Equity Incentive Plan

On January 28, 2026, the board of directors adopted the stock equity incentive plan (the “Plan”). Below is a summary of the Plan, which is qualified in its entirety by the full text of the Plan, attached hereto as Exhibit 10.6 to the registration statement on Form S-1 of which this prospectus is a part, incorporated herein by reference.

Overview and Purpose

The purpose of the Plan is to attract, retain and provide incentives to key management employees and non-employee directors of, and non-employee consultants to, the Company and its Affiliates, and to align the interests of such employees, non-employee directors and non-employee consultants with those of the Company’s shareholders. Accordingly, the Plan provides for the granting of distribution equivalent rights, incentive stock options, non-qualified stock options, performance unit awards, restricted stock awards, restricted stock unit awards, stock appreciation rights, tandem stock appreciation rights, unrestricted stock awards or any combination of the foregoing, as may be best suited to the circumstances of the particular employee, director or consultant as provided in the Plan.

Material Terms of the Stock Incentive Plan

The maximum aggregate number of shares that shall be available and may be issued pursuant to awards granted under the Plan shall be, a total of 12,000,000 shares of common stock, all of which may be granted as incentive stock options. During the terms of the awards, the Company shall keep available at all times the number of shares of common stock required to satisfy such awards. Shares of common stock shall be deemed to have been issued under the Plan solely to the extent actually issued and delivered pursuant to an award.

Administration of the Plan

The Plan designates the committee as the initial Plan administrator, if no such committee is appointed, the Board will be the Plan administrator.

The Plan administrator determines which directors, officers, consultants and employees are eligible to receive awards under the Plan, the time or times at which awards may be granted, the conditions under which awards may be granted or forfeited to the Company, the number of shares to be covered by any award, the exercise price of any award, whether restrictions or limitations are to be imposed on the shares issuable pursuant to grants of any award, and the nature of any such restrictions or limitations, any acceleration of exercisability or vesting, or waiver of termination regarding any award, based on such factors as the Plan administrator may determine.

Eligibility

All directors, employees and consultants are eligible to participate in the Plan. The extent to which any such individual is entitled to receive a grant of an award pursuant to the Plan will be determined in the sole and absolute discretion of the Plan administrator.

37

Types of Awards

An award may be granted on more than one occasion to the same employee, director or consultant, and, subject to the limitations set forth in the Plan, such award may include a non-qualified stock option, a restricted stock award, a restricted stock unit award, an unrestricted stock award, a performance unit award, a stock appreciation right, a tandem stock appreciation right, any combination thereof or, solely for employees, an incentive stock option.

Options

An option entitles a holder thereof to purchase a prescribed number of shares at an exercise price set at the time of the grant. The Plan administrator will establish the exercise price at the time each option is granted. To the extent that the aggregate fair market value (determined as of the grant date of the respective incentive stock option) of shares of common stock with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year under all plans of the company and any “parent corporation” or “subsidiary corporation” thereof exceeds $100,000 (or such other individual limit as may be in effect on the grant date), the portion of such incentive stock options that exceeds such threshold shall be treated as a non-qualified stock option. incentive stock options shall be granted to employees only. No incentive stock option shall be granted more than 10 years from the earlier of (x) the date on which the Plan is adopted by the Board, or (y) the date on which the Plan is approved by the Company’s shareholders.

Restricted Stock Awards

Shares of Common Stock awarded pursuant to a restricted stock award shall be recorded in the company’s books and records in the name of the participant of such restricted stock award. if provided for under the award agreement for the restricted stock award, the participant shall have the right to vote shares of common stock subject thereto and to enjoy all other shareholder rights, including the entitlement to receive dividends on the shares of common stock during the restriction period, except that (i) the participant shall not be entitled to delivery of a share certificate (if any) until the restriction period shall have expired, (ii) the company shall retain custody of such share certificate (if any) during the restriction period (with a share power endorsed by the participant in blank), (iii) the participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of common stock during the restriction period, and (iv) a breach of the terms and conditions established by the committee pursuant to the award agreement for the restricted stock award shall cause a forfeiture of the restricted stock award. At the time of such award, the committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to restricted stock award, including, but not limited to, rules pertaining to the effect of termination of employment, director status or consultant status prior to expiration of the restriction period. Such additional terms, conditions or restrictions shall be set forth in an award agreement for the restricted stock award made in conjunction with the award. Such award agreement for the restricted stock award may also include provisions relating to (x) subject to the provisions hereof, accelerated vesting of awards, including, but not limited to, accelerated vesting upon the occurrence of a change in control, (y) tax matters (including provisions covering any applicable withholding requirements), and (z) any other matters not inconsistent with the terms and provisions of the plan that the committee shall, in its sole discretion, determine. The terms and conditions of the respective award agreements for restricted stock awards need not be identical.

Restricted Stock Units

A RSU is a unit equivalent in value to a share credited by means of a bookkeeping entry in the books of the Company which entitles the holder to receive one share of common stock (or the value thereof) for each RSU after a specified vesting period. The Plan administrator may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Plan administrator may prescribe, grant RSUs to any participant in respect of a bonus or similar payment in respect of services rendered by the applicable participant in a taxation year. The plan administrator shall have the authority to determine the settlement and any vesting terms applicable to the grant of RSUs, provided that the terms applicable to RSUs granted to U.S. taxpayers comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), to the extent applicable. Upon settlement, holders will redeem each vested RSU for one fully paid and non-assessable share of common stock in respect of each vested RSU.

38

Holders of a restricted stock unit Award shall be entitled to receive either a cash payment equal to the Fair Market Value of one share of Common Stock or one share of Common Stock, as determined in the sole discretion of the Committee and as set forth in the Award Agreement for the Restricted Stock Unit Award, for each Restricted Stock Unit subject to such Restricted Stock Unit Award, if the Participant satisfies the applicable vesting requirement.

Performance Unit Awards

The Plan administrator sets forth in the applicable award agreement for a Performance Unit Award, the performance goals and the performance period to which such performance goals shall apply which the participant and/or the Company would be required to satisfy before the participant would become entitled to payment, the number of units awarded to the participant and the dollar value assigned to each such unit. At the time of such award, the Plan administrator may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Unit Awards, including, but not limited to, rules pertaining to the effect of termination of employment, Director status or consultant status prior to expiration of the applicable performance period.

Stock Appreciation Rights

The Plan administrator sets forth in the applicable award agreement for a stock appreciation right award the terms and conditions of the stock appreciation right, including (i) the base value for the stock appreciation right, which for purposes of a stock appreciation right which is not a tandem stock appreciation right, shall be not less than the fair market value of a share of common stock on the grant date of the stock appreciation right (unless granted in substitution for an appreciation right previously granted by an entity that is acquired by or merged with the company or an affiliate), (ii) the number of shares of common stock subject to the stock appreciation right, (iii) the period during which the stock appreciation right may be exercised; provided, however, that no stock appreciation right shall be exercisable after the expiration of 10 years from the grant date, and (iv) any other special rules and/or requirements which the committee imposes upon the stock appreciation right. upon the exercise of all or a portion of a stock appreciation right, the participant shall receive a payment from the company, either in cash or in the form of shares of common stock having an equivalent fair market value or in a combination of both, as determined, in the sole discretion of the committee, equal to the product of: (a) the excess of (i) the fair market value of a share of common stock on the date of exercise, over (ii) the base value, multiplied by; (b) the number of shares of common stock with respect to which the stock appreciation right is exercised.

Tandem Stock Appreciation Rights.

If the Plan administrator grants a stock appreciation right which is intended to be a tandem stock appreciation right, the tandem stock appreciation right shall be granted at the same time as the related option, and the following special rules shall apply: (a) the base value shall be equal to or greater than the exercise price under the related option; (b) the tandem stock appreciation right may be exercised for all or part of the shares of common stock which are subject to the related option, but solely upon the surrender by the participant of the participant’s right to exercise the equivalent portion of the related option (and when a share of common stock is purchased under the related option, an equivalent portion of the related tandem stock appreciation right shall be cancelled); (c) the tandem stock appreciation right shall expire no later than the date of the expiration of the related option; (d) the value of the payment with respect to the tandem stock appreciation right may be no more than 100% of the difference between the exercise price under the related option and the fair market value of a share of common stock subject to the related option at the time the tandem stock appreciation right is exercised, multiplied by the number of shares of common stock with respect to which the tandem stock appreciation right is exercised; and (e) the tandem stock appreciation right may be exercised only when the fair market value of a share of common stock subject to the related option exceeds the exercise price under the related option.

Termination of Plan

The Plan shall continue in effect, unless sooner terminated, until the 10th anniversary of the earlier of the date on which it is adopted by the Board or the date on which it is approved by the shareholders of the Company (in either case, except as to awards outstanding on such date). The Board, in its discretion, may terminate the Plan at any time with respect to any shares of common stock for which awards have not theretofore been granted; provided, however, that the plan’s termination shall not materially and adversely impair the rights of a participant with respect to any award theretofore granted without the written consent of the participant.

39

Adjustments Upon Changes in Common Stock

In the event of changes in the outstanding common stock or in the capital structure of the company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the grant date of any award, awards granted under the Plan and any award agreements, the exercise price of options, the base value of stock appreciation rights, and the maximum number of shares of common stock will be equitably adjusted or substituted, as to the number, price or kind of a share of common stock or other consideration subject to such awards to the extent necessary to preserve the economic intent of such award. in the case of adjustments unless the committee specifically determines that such adjustment is in the best interests of the company or its affiliates, the committee shall, in the case of incentive stock options, ensure that any adjustments will not constitute a modification, extension or renewal of the incentive stock options within the meaning of Section 424(h)(3) of the Code and in the case of Non-Qualified Stock Options, ensure that any adjustments will not constitute a modification of such Non-Qualified Stock Options within the meaning of Section 409A of the Code.

Effect Of a Change in Control

In the event of a Change in Control, the Plan administrator may, but shall not be obligated to (i) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of any award, (ii) cancel awards and cause to be paid to the holders of vested awards the value of such awards, if any, as determined by the committee, in its sole discretion, it being understood that in the case of any option with an exercise price that equals or exceeds the price paid for a share of common stock in connection with the change in control or any stock appreciation right with a base value that equals or exceeds the price paid for a share of common stock in connection with the change in control, the committee may cancel the option or stock appreciation right, as applicable, without the payment of consideration therefor, (iii) provide for the issuance of substitute awards or the assumption or replacement of such awards, or (iv) provide written notice to participants that for a reasonable period prior to the change in control, such awards shall be exercisable, to the extent applicable, as to all shares of common stock subject thereto and upon the occurrence of the change in control, any awards not so exercised shall terminate and be of no further force and effect. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its affiliates, taken as a whole.

Restrictions on Transfer

No Award under the Plan or any award agreement and no rights or interests therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a participant except (i) by will or by the laws of descent and distribution, or (ii) except for an incentive stock option, in the sole discretion of the Plan administrator, by gift to any family member of the participant. An award may be exercisable during the lifetime of the participant only by such participant or by the participant’s guardian or legal representative unless it has been transferred by gift to a family member of the participant, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the participant shall continue to be subject to the tax withholding obligations set forth in the award agreement.

The Plan and the awards granted under the Plan are intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan and award agreements shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan or any award agreement, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the “separation from service” (within the meaning of Section 409A of the Code) of a Participant who is a “specified employee” (within the meaning of Section 409A of the Code) shall instead be paid on the first payroll date after the six-month anniversary of such Participant’s separation from service (or such Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code, and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

40

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding options to acquire our common stock held by each of the named executive officers as of December 31, 2025, including the vesting dates for the portions of these awards that had not vested as of that date. The named executive officers did not hold any other outstanding equity awards as of that date.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Jeffrey Low	6,095,741			(1)	$1.00	N/A
Jeffrey Low	1,300,000			(2)	$1.46	March 11, 2032
Jeffrey Low	2,500,000			(3)	$1.00	August 5, 2035
Jordan Low	677,305			(4)	$1.00	N/A
Jordan Low	700,000			(5)	$1.46	March 11, 2032
Jordan Low	2,500,000			(6)	$1.00	August 5, 2035

(1)	Represents 6,095,741 options held by Jeffrey Low, which vested in full on November 24, 2021.
(2)	Represents 1,300,000 options held by Jeffrey Low, which vested in full on March 12, 2022.
(3)	Represents 2,500,000 options held by Jeffrey Low, which vested in full on August 4, 2025.
(4)	Represents 677,305 options held by Jordan Low, which vested in full on November 24, 2021.
(5)	Represents 700,000 options held by Jordan Low, which vested in full on March 12, 2022.
(6)	Represents 2,500,000 options held by Jordan Low, which vested in full on August 4, 2025.

Equity Awards Granted Subsequent to Fiscal Year End

On January 23, 2026, subsequent to fiscal year end, the Company granted restricted stock units under the Plan to our CEO, Jeffrey Low and our President, Jordan Low.

The Company granted Jeffrey Low an award covering 6,000,000 shares of common stock, pursuant to which 2,437,500 shares vest on April 1, 2026, 1,687,500 shares vest on July 1, 2026 and 1,312,500 shares vest on October 1, 2026, in each case subject to continued service, and the remaining 562,500 shares vest upon the Company achieving specified fully diluted market capitalization thresholds of $250 million, $500 million and $750 million, with 187,500 shares vesting upon the achievement of each such milestone. On the same date, the Company granted Jordan Low an award covering 4,000,000 shares of common stock, pursuant to which 1,625,000 shares vest on April 1, 2026, 1,125,000 shares vest on July 1, 2026 and 875,000 shares vest on October 1, 2026, in each case subject to continued service, and the remaining 375,000 shares vest upon the Company achieving specified fully diluted market capitalization thresholds of $250 million, $500 million and $750 million, with 125,000 shares vesting upon the achievement of each such milestone. Each award is subject to the terms and conditions of the applicable award agreement and the Plan.

41

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the period from January 1, 2023 to the date of this prospectus, we have not entered into or participated in any Related Party Transactions (as defined below) except as disclosed below.

The Company has accrued executive compensation, net of advances, of $0, $267,691 and $338,927 to Jeffrey Low, the Chief Executive Officer and Chairman of the Company, as of June 30, 2026 and the year ended December 31, 2025 and 2024, respectively.

The Company has accrued executive compensation, net of advances, of $0, $160,587 and $174,687 to Jordan Low, the President, Chief Operating Officer, and Director of the Company, as of June 30, 2026 and the year ended December 31, 2025 and 2024, respectively.

Company Policies on Related Party Transactions

A “Related Party Transaction” is a transaction, arrangement, or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of our executive officers, one of our directors, or a nominee to become one of our directors;

●	any person who is known by us to be the beneficial owner of more than 5.0% of any class of our voting securities;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of any class of our voting securities, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of any class of our voting securities; or

●	any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Our board of directors intends to adopt a related party transactions policy. Pursuant to this policy, our Audit Committee will review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee shall consider, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy will require that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

42

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of August 28, 2026:

●	certain information regarding the beneficial ownership of our voting securities as of the date of this prospectus by (i) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our voting securities, (ii) each of our executive officers, (iii) each of our directors and (iv) all of our directors and executive officers as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their common stock.

As of August 28, 2026, there are 55,776,201 shares of common stock and no shares of preferred stock issued and outstanding. In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the common stock issuable pursuant to options and warrants that are exercisable or settled within 60 days of the date of this prospectus. Shares of common stock issuable pursuant to options and warrants are deemed outstanding for computing the percentage of the class beneficially owned by the person holding such securities but are not deemed outstanding for computing the percentage of the class beneficially owned by any other person.

Unless otherwise indicated, the business address of each of the individuals and entities named below is c/o First Breach Inc., 18450 Showalter Rd., Hagerstown, MD 21742.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Total Voting % Shares
5% Stockholders:
Bradford Johnson	3,367,538	(1)	6.04%
Named Executive Officers and Directors:
Jeffrey Low	30,502,841	(2)(3)	54.69%
Jordan Low	9,499,705	(4)(5)	17.30%
Richard Leimbach	100		*
Andrew Pearlman	100		*
Ori Schlank	-		-
Robert Brandt	34,247		*
David Peterson	150,000		*
Larry Meyer	-		-
Elbert Basolis	4,880,189	(6)	8.75%
Denean Williams	382,934	(7)	*
All Executive Officers and Directors as a Group (10 persons)	45,431,465		81.49%

* Less than 1%.

(1)	Includes (i) 3,117,538 shares of common stock; and (ii) 250,000 shares issuable upon exercise of the April 2026 Note Warrants at an exercise price of $8.00 per share.
(2)	Includes 9,895,741 shares of common stock issuable upon the exercise of outstanding options within 60 days of the date of this prospectus.
(3)	Includes (i) 2,437,500 shares of vested restricted stock units that vested on April 1, 2026; (ii) 1,687,500 restricted stock units that vest on July 1, 2026; and (iii) 1,312,500 shares of that vest on October 1, 2026, in each case subject to continued service; and (iv) 562,500 shares of restricted stock units that vest upon the Company achieving certain market capitalization milestones. The underlying shares were issued and outstanding at the grant date but remain subject to vesting and forfeiture provisions.
(4)	Includes 3,877,305 shares of common stock issuable upon the exercise of outstanding options within 60 days of the date of this prospectus.
(5)	Includes (i) 1,625,000 shares of vested restricted stock units that vested on April 1, 2026; and (ii) 1,125,000 restricted stock units that vest on July 1, 2026; (iii) 875,000 shares that vest on October 1, 2026, in each case subject to continued service; and (iv) 375,000 shares of restricted stock units that vest upon the Company achieving certain market capitalization milestones. The underlying shares were issued and outstanding at the grant date but remain subject to vesting and forfeiture provisions.
(6)	Includes (i) 4,630,189 shares of common stock; and (ii) 250,000 shares issuable upon exercise of the April 2026 Note Warrants at an exercise price of $8.00 per share.
(7)	Includes 382,934 shares of common stock held of record by WF Future LLC. Denean Williams, as the managing member and control person of such entity, has voting and dispositive power over such shares and may be deemed to beneficially own such shares.

43

DESCRIPTION OF CAPITAL STOCK

On January 19, 2026, we filed an amended and restated certificate of incorporation, which, among other things, increased the authorized number of shares of our common stock from 100,000,000 shares to 500,000,000 shares and authorized the issuance of preferred stock in one or more series, with the rights, preferences and privileges of each series to be determined by our board of directors. Where applicable, the following description summarizes the material terms of the amended and restated certificate of incorporation. The following summary of our capital stock and our certificate of incorporation and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

As of August 28, 2026, the aggregate number of shares that we are authorized to issue is 501,000,000, consisting of 500,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this prospectus, there are 55,776,201 shares of common stock outstanding and there are no shares of preferred stock outstanding.

Common Stock

Voting Rights. Holders of shares of common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders, except that holders of common stock shall not be entitled to vote on any amendment to our certificate of incorporation (including any certificate of designations relating to any class or series of preferred stock) that relates solely to the terms of one or more outstanding classes or series of preferred stock if the holders of such affected class or series of preferred stock are entitled, either separately or together with the holders of one or more other such affected classes or series of preferred stock, to vote thereon pursuant to our certificate of incorporation (including any certificate of designations relating to any class or series of preferred stock) or pursuant to the Delaware General Corporation Law (the “DGCL”).

Quorum. Our bylaws provide that the holders of a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote constitutes a quorum, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Dividend Rights. The board of directors may from time to time declare, and the Company may pay, dividends (payable in cash, property or shares of the Company’s capital stock) on the Company’s outstanding shares of capital stock, subject to applicable law and our certificate of incorporation.

Liquidation Rights. Upon liquidation, dissolution, distribution of assets or other winding up of the Company, the holders of common stock are entitled to receive ratably the assets available for distribution to the holders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of common stock have no preemptive or preferential right to acquire any of our shares or securities, including shares or securities held in our treasury. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation gives the board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the designations, rights, qualifications, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

44

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions would be expected to discourage certain types of takeover practices and takeover bids our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Certificate of Incorporation and Bylaw Provisions

Our purpose is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

Board of Directors

Our bylaws provide that the number of directors will be fixed exclusively by the board of directors, subject to our certificate of incorporation, and that the directors need not be stockholders.

Authorized but Unissued Capital Stock

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, except as may be required under the listing rules of any stock exchange on which our common stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action by Written Consent

Any action required or permitted by the DGCL to be taken at a meeting of shareholders may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation generally includes a provision that our directors and officers shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director or an officer for breach of fiduciary duty as a director or an officer, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any breaches of the director’s or officer’s duty of loyalty, any acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, any authorization of dividends or stock redemptions or repurchases paid or made in violation of the DGCL, for any transaction from which the director derived an improper personal benefit or any action against an officer in any action by or in the right of the Company.

Our bylaws generally provide that we shall indemnify, hold harmless, and advance expenses to our directors and officers to the fullest extent permitted by applicable law. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

45

The limitation of liability, indemnification and advancement provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is VStock Transfer LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598.

Listing

Our common stock is listed on Nasdaq under the symbol “FBDT”.

46

PLAN OF DISTRIBUTION

The selling stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

47

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

48

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock, including shares issued on the exercise of outstanding options, in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital.

As of August 28, 2026, a total of 55,776,201 shares of our common stock are outstanding. Of these shares, 33,666,301 shares of our common stock are, and with respect to the Dawson James Shares registered in this registration statement, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

22,109,900 shares of common stock are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, any person who is not an affiliate of ours and has held their shares for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares without regard to whether current public information about us is available. Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately 557,762 shares; and

●	the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 701

Rule 701 generally allows a stockholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares under Rule 701.

49

DESCRIPTION OF ELOC FINANCING

On May 21, 2026, the Company entered into a share purchase agreement (the “ELOC Purchase Agreement”) with RK Capital Management LLC, a Florida limited liability company, North Commerce Parkway Capital LP, a Delaware limited partnership, and TQP Holdings LLC, a Delaware limited liability company (collectively, the “Investors”) pursuant to which, during the Commitment Period commencing on May 21, 2026 (the “Effective Date”), the Company has the right, but not the obligation, at its sole discretion, to issue and sell to the Investors, and the Investors shall purchase from the Company, up to $50,000,000 of the Company’s common stock (the “ELOC Shares”). Unless earlier terminated as provided in the ELOC Purchase Agreement, the ELOC Purchase Agreement will terminate automatically on the earliest of (i) the 36-month anniversary of the Effective Date, (ii) the date on which the Investors have made payment of ELOC Shares pursuant to Purchase Notices or Intraday Purchase Notices under the ELOC Purchase Agreement equal to the $50,000,000, or (iii) the date any statute, rule, regulation, executive order, decree, ruling or injunction has been enacted, entered, promulgated, withdrawn or endorsed by any court or governmental authority of competent jurisdiction, the effect of which would prohibit any of the transactions contemplated by the ELOC Purchase Agreement. Separately, the Company may terminate the ELOC Purchase Agreement at any time, for any reason or no reason, upon written notice to the Investors, without penalty or any minimum usage or drawdown requirement, provided that there are no outstanding Purchase Notices or Intraday Purchase Notices under which Common Shares have yet to be issued. The ELOC Purchase Agreement may also be terminated at any time by mutual written consent. The “Commitment Period” is the period commencing on the Effective Date and expiring upon the date the ELOC Purchase Agreement terminates as described above.

Purchase of Common Stock Under the ELOC Purchase Agreement

The Company entered into the ELOC Purchase Agreement and a related registration rights agreement (the “Registration Rights Agreement”) with the Investors pursuant to which the Company may sell and issue to the Investors, and the Investors may purchase from the Company, up to $50,000,000 of the Company’s common stock. Under the ELOC Purchase Agreement, the Company has the right, but not the obligation, to direct the Investors, by delivering a Purchase Notice or Intraday Purchase Notice from time to time, to purchase ELOC Shares. The Company may select, in its sole discretion, the number of ELOC Shares to be sold in each Purchase Notice or Intraday Purchase Notice, not to exceed the applicable Maximum Purchase Amount. For a Purchase Notice electing an Option 1 Pricing Period, the Maximum Purchase Amount is the lesser of (i) 20% of the average daily trading volume of the common stock of the Company during the 10 trading days immediately preceding the Purchase Notice and (ii) 250,000 shares; for a Purchase Notice electing an Option 2 Pricing Period, the Maximum Purchase Amount is the lesser of (i) 100% of the average daily trading volume of the common stock of the Company during the 10 trading days immediately preceding the Purchase Notice and (ii) 250,000 shares. The number of ELOC Shares in each Purchase Notice or Intraday Purchase Notice may not exceed the number of ELOC Shares registered pursuant to this prospectus. In addition, for an Option 1 Pricing Period, if total trading volume during the applicable Pricing Period is less than the number of ELOC Shares requested by the Company in the Purchase Notice divided by 0.20, the number of ELOC Shares issued and sold pursuant to that Purchase Notice will be reduced to the greater of (a) 20% of the trading volume of the common stock on the Principal Market during the Pricing Period and (b) the number of ELOC Shares sold by the Investors during the Pricing Period, in each case not exceeding the amount requested in the Purchase Notice (the “Volume Limitation”).

The actual amount of proceeds we receive pursuant to each Purchase Notice or Intraday Purchase Notice (each, the “Purchase Amount”) is determined by multiplying the Purchase Amount requested by the applicable purchase price. The purchase price for each of the ELOC Shares equals (A) the price per Share obtained by multiplying the Market Price by (i) 97% in respect of a Purchase Notice with an Option 1 Pricing Period, and (ii) 97% in respect of a Purchase Notice with an Option 2 Pricing Period, or (B) with respect to an Intraday Purchase Notice, the price per share of common stock share obtained by multiplying the lowest trade price after the Intraday Commencement Time on the trading day the Intraday Purchase Notice is delivered by 99.0% (“Intraday Purchase Price”). Market Price is the lowest volume weighted average price of the Company’s common stock during the Pricing Period. The Pricing Period is (i) the period on the date the Company delivered the Purchase Notice to the Investors selecting an Option 1 Pricing Period commencing (a) if submitted to the Investors prior to 9:00 a.m. Eastern Time on a trading day, the open of trading on such day, or (b) if submitted to the Investors after 9:00 a.m. Eastern Time on a trading day, the open of trading on the immediately succeeding Trading Day (“Option 1 Pricing Period”), (ii) the three consecutive Trading Days commencing on the date the Company delivered the Purchase Notice to the Investors (“Option 2 Pricing Period”), or (iii) with respect to Intraday Purchase Notices, 9:30 a.m. Eastern Time, or, if an Intraday Purchase Notice is delivered after 9:30 a.m. Eastern Time, the time at which the Investors affirmatively accepts such Intraday Purchase Notice (“Intraday Commencement Time”).

50

The Investors may sell ELOC Shares after receipt of a Purchase Notice or Intraday Purchase Notice, including during a Pricing Period, subject to applicable laws and the short-sale restrictions in the ELOC Purchase Agreement described below. If the price of our common stock declines, then the Investors may pay a lower purchase price for those shares. The Investors may sell ELOC Shares immediately following receipt of a Purchase Notice or Intraday Purchase Notice, and such sale may occur before or after determination of the final Purchase Price for the ELOC Shares.

The Company will control the timing and amount of any sales of its ELOC Shares to the Investors, and the Investors will have no right to require the Company to sell any ELOC Shares to it under the ELOC Purchase Agreement. Actual sales of ELOC Shares to the Investors under the ELOC Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of its common stock and determinations by the Company as to available and appropriate sources of funding for the Company and its operations. Neither party may assign or transfer, in whole or in part, the ELOC Purchase Agreement or any of its rights or obligations under it without the prior written consent of the other party. Without the consent of the Investors, the Company may not assign or transfer any of its rights or provide any third party the right to bind or obligate the Company to deliver Purchase Notices or Intraday Purchase Notices or effect the sale of ELOC Shares pursuant to a Purchase Notice or Intraday Purchase Notice.

Because the Purchase Price to be paid by the Investors for the ELOC Shares will fluctuate based on the market prices of the common stock during the applicable Pricing Period, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of ELOC Shares that we will sell to the Investors under the ELOC Purchase Agreement, the purchase price per ELOC Share, or the aggregate gross proceeds that we will receive from those purchases by the Investors under the ELOC Purchase Agreement, if any.

Pursuant to the ELOC Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of ELOC Shares sold to the Investors. If and when we do elect to sell ELOC Shares to the Investors pursuant to the ELOC Purchase Agreement, after it has acquired such ELOC Shares, the Investors may resell all, some or none of such ELOC Shares at any time or from time to time in its discretion and at different prices, subject to the Registration Statement, applicable securities laws, and the short-sale restrictions in the ELOC Purchase Agreement described below. As a result, the other investors who purchase shares from the Investors in this offering at different times will likely pay different prices for those shares.

The ELOC Purchase Agreement prohibits the Company from directing the Investors to purchase any ELOC Shares pursuant to a Purchase Notice or Intraday Purchase Notice if those Shares, when aggregated with all other common stock then beneficially owned by the Investors and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Investors and its affiliates beneficially owning more than 4.99% of the then outstanding voting power or number of common stock (the “Ownership Limitation”).

The ELOC Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions. Sales under the ELOC Purchase Agreement may commence only after certain conditions have been satisfied, including effectiveness of the Registration Statement to which this prospectus relates.

Under the ELOC Purchase Agreement, beginning on any date a Purchase Notice or Intraday Purchase Notice is validly delivered by the Company and ending immediately after the expiration of the corresponding Pricing Period (the “Restricted Period”), none of the Investors, any of its officers, or any entity managed or controlled by the Investors (collectively, the “Restricted Persons”) may, directly or indirectly, engage in any “short sale” (as defined in Rule 200 of Regulation SHO of the Exchange Act) of the common stock, either for its own principal account or for the principal account of any other Restricted Person. During the Restricted Period, a Restricted Person may nevertheless (1) sell “long” (as defined under Rule 200 promulgated under Regulation SHO) the ELOC Shares or (2) sell a number of ELOC Shares equal to the number of ELOC Shares that it is unconditionally obligated to purchase under a pending Purchase Notice or Intraday Purchase Notice but has not yet received from the Company. In addition, upon effectiveness of the this prospectus and until termination of the ELOC Purchase Agreement, neither the Investors nor any of its affiliates, officers, or any entity managed or controlled by the Investors may, directly or indirectly, engage in any “short sale” of the common stock. Any violation of this short-sale prohibition constitutes a breach of the ELOC Purchase Agreement.

51

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are the Dawson James Shares and the ELOC Shares. For additional information regarding the ELOC Shares and the related transaction, refer the section entitled “Description of ELOC Financing”.

We are registering the shares of common stock in order to permit the selling stockholders to offer their shares of common stock for resale from time to time. Other than as disclosed in this prospectus, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on the selling stockholders’ ownership of securities issued to and held by such selling stockholders on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. Regarding the ELOC Shares, the third column does not take in account any limitations on purchase of the ELOC Shares set forth therein.

This prospectus generally covers the resale of the sum of (i) the maximum number of shares issuable under the Equity Purchase Agreement, and (ii) the Dawson James Shares, in each case, determined as if the applicable securities were purchased in full at the applicable purchase and floor prices calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the purchase and floor prices may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the ELOC Purchase Agreement, the Investors may not issue ELOC Shares to the extent (but only to the extent) the Investors or any of its affiliates would beneficially own a number of our common stock which would exceed 4.99% of our outstanding shares (the “Maximum Percentage”). The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

	Number of Shares of Common Stock Beneficially Owned Prior to Effective Date of this Prospectus(1)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this		Number of Shares of Common Stock Beneficially Owned After the Maximum Number of Common Stock Offered Hereby are Sold (3)
Name of Selling Stockholder	Number	Percent	Prospectus(2)		Number	Percent
RK Capital Management LLC(4)	0	0%	50,000,000	(5)	0	*
North Commerce Parkway Capital LP(6)	0	0%		(5)	0	*
TQP Holdings LLC(7)	0	0%		(5)	0	*
Dawson James Securities, Inc.(8)	887,472	1.6%	887,472		0	*

* Represents less than 1%.

1)	Applicable percentage ownership is based on 55,776,201 shares of our common stock outstanding as of August 28, 2026.

2)	This column lists the number of shares of our common shares beneficially owned by the selling stockholders as of August 28, 2026 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of August 28, 2026, the Investors would beneficially own an aggregate of 47.27% of our common stock.

3)	Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that Securities registered for sale by the registration statement of which this prospectus is part of will be sold, and no other shares of common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, the selling stockholder is not obligated to sell all or any portion of the shares of our common stock registered pursuant to this prospectus. Applicable percentage ownership is based on 69,042,776 shares of our common stock outstanding after this offering.

4)	Jordan Abisch, managing partner of RK Capital Management, LLC has voting and investment power over the shares held by RK Capital Management, LLC. The principal address of RK Capital Management, LLC is 2500 Weston Road Suite 211, Weston, FL 33331.

5)	Represents an aggregate of 50,000,000 shares of our common stock offered pursuant to this prospectus by the selling stockholders named above who are the investors under the ELOC Purchase Agreement: RK Capital Management LLC, North Commerce Parkway Capital LP, and TQ Holdings LLC. The precise number of shares to be offered and sold by each selling stockholder cannot be determined at this time.

6)	Jordan Abisch, manager of NCPC GP LLC who manages North Commerce Parkway Capital LP has voting and investment power over the shares held by North Commerce Parkway Capital LP. The principal address of North Commerce Parkway Capital LP is 2500 Weston Road Suite 211, Weston, FL 33331.

7)	The address of record is c/o The Quarry LP, 331 Park Avenue, 3rd Floor, New York, NY 10010.

8)	The address of Dawson James Securities, Inc. is 101 N. Federal Hwy., Suite 600, Boca Raton, FL 33432.

52

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock acquired in this offering by a “non-U.S. holder” (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or rising out of other non-income tax rules, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

●	persons subject to the alternative minimum tax or the tax on net investment income;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement;

●	tax-exempt organizations or governmental organizations;

●	pension plans and tax-qualified retirement plans;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnership for U.S. federal income tax purposes (and investors therein);

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	certain former citizens or long-term residents of the United States;

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive our common stock pursuant to the exercise of any option or otherwise as compensation;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); and

●	persons deemed to sell our common stock under the constructive sale provisions of the Code.

53

In addition, if a partnership, entity or arrangement classified as a partnership or flow-through entity for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership or other entity. A partner in a partnership or other such entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other such entity, as applicable.

This summary is for informational purposes only and is not tax advice. Each non-U.S. holder is urged to consult its own tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is neither a “U.S. person” nor an entity (or arrangement) treated as a partnership. A “U.S. person” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock. However, if we do make distributions of cash or property on our common stock to non-U.S. holders, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will first constitute a return of capital and will reduce each non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any additional excess will then be treated as capital gain from the sale of stock, as discussed under “Gain on Disposition of Common Stock.”

Subject to the discussions below on effectively connected income, backup withholding and the Foreign Account Tax Compliance Act, or FATCA, any dividend paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. In order to receive a reduced treaty rate, such non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced treaty rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If such non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. Each non-U.S. holder should consult its own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

54

Dividends received by a non-U.S. holder that are treated as effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, such non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussion below on backup withholding and FATCA withholding. To claim this exemption, a non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if a non-U.S. holder is a corporation, dividends such non-U.S. holder receives that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. Each non-U.S. holder should consult its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock, including any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA withholding, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, such non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

●	such non-U.S. holder is an individual who is present in the United States for an aggregate 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●	our common stock constitutes a United States real property interest, or USRPI, by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, your common stock will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than 5% of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

A non-U.S. holder described in the first bullet above will be required to pay U.S. federal income tax on the gain derived from the sale (net of certain deductions and credits) under regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a 30% rate on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items. A lower rate may be specified by an applicable income tax treaty.

A non-U.S. holder described in the second bullet above will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses of such non-U.S. holder for the taxable year, provided such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Each non-U.S. holder should consult its own tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

55

Information Reporting and Backup Withholding

Generally, we or an applicable withholding agent must report annually to the IRS the amount of dividends paid to a non-U.S. holder, such non-U.S. holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to such non-U.S. holder. Pursuant to any applicable income tax treaty or other agreement, the IRS may make such report available to the tax authority in such non-U.S. holder’s country of residence.

Dividends paid by us (or our paying agent) to a non-U.S. holder may also be subject to backup withholding at a current rate of 24%.

Such information reporting and backup withholding requirements may be avoided, however, if such non-U.S. holder establishes an exemption by providing a properly executed, and applicable, IRS Form W-8, or otherwise establishes an exemption. Generally, such information reporting and backup withholding requirements will not apply to a non-U.S. holder where the transaction is effected outside the United States, through a non-U.S. office of a non-U.S. broker. Notwithstanding the foregoing, backup withholding and information reporting may apply, however, if the applicable withholding agent has actual knowledge, or reason to know, that such non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (FATCA)

Sections 1471 to 1474 of the Code, Treasury Regulations issued thereunder and related official IRS guidance, commonly referred to as FATCA, generally impose a U.S. federal withholding tax of 30% on dividends on our common stock paid to a “foreign financial institution” (as defined under FATCA, and which may include banks, traditional financial institutions, investment funds, and certain holding companies), unless such institution enters into an agreement with the U.S. Department of the Treasury to, among other things, identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined under FATCA), report annually substantial information about such accounts, and withhold on certain payments to non-compliant foreign financial institutions and certain other account holders. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on our common stock paid to a “non-financial foreign entity” (as specially defined under FATCA), unless such entity provides identifying information regarding each of its direct or indirect “substantial United States owners” (as defined under FATCA), certifies that it does not have any substantial United States owners, or otherwise establishes an exemption. Accordingly, the institution or entity through which our common stock is held will affect the determination of whether such withholding is required.

The withholding obligations under FATCA generally apply to dividends on our common stock. Such withholding will apply regardless of whether the beneficial owner of the payment otherwise would be exempt from withholding pursuant to an applicable tax treaty with the United States, the Code, or other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

Under proposed regulations, FATCA withholding on payments of gross proceeds has been eliminated. These proposed regulations are subject to change.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors are encouraged to consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

56

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Manatt, Phelps & Phillips, LLP, Costa Mesa, California.

EXPERTS

Grassi & Co., CPAs, P.C., our independent registered public accounting firm, has audited our balance sheets as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, as set forth in their report dated March 20, 2026.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; thus, please see the copy of the contract or document that has been filed for the complete contents of that contract or document. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents.

We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at http://www.sec.gov.

We also maintain a website at https://firstbreach.com. You may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

57

FIRST BREACH, INC.

F-1

FIRST BREACH, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

	June 30, 2026 (Unaudited)	December 31, 2025
Assets
Current Assets
Cash	$4,923,504	$2,477,122
Accounts receivable	26,584	51,889
Inventories, net	787,479	918,359
Prepaid assets	1,255,080	46,192
Total Current Assets	6,992,647	3,493,562
Property and equipment, net	9,258,482	8,201,957
Right-of-use assets	1,093,493	1,271,638
Other assets	273,622	53,625
Total assets	$17,618,244	$13,020,782

Liabilities and stockholders’ equity

Current Liabilities
Accounts payable	$1,321,695	$2,041,908
Accrued liabilities	413,216	431,659
Accrued liabilities, related party	—	428,278
Employee loan payable, related party	121,739	121,739
Note payable - related party	50,000	50,000
Note payable - current portion	—	7,166
Convertible notes payable, net of debt discount - current portion	9,348,543	284,146
Warrant liability, at fair value	2,547,702	—
Operating lease liability - current portion	387,521	372,665
Financing lease liability - current portion	1,037,003	893,710
Total current liabilities	15,227,419	4,631,271

Long-term liabilities:
Note payable	—	27,523
Convertible notes payable, net of debt discount	—	201,215
Operating lease liability - net of current portion	791,469	988,471
Financing lease liability - net of current portion	229,697	767,822
Total liabilities	16,248,585	6,616,302

Commitments and contingencies (Note 17)

Stockholders’ equity
Preferred stock, $0.0001 par value, 1,000,000 authorized, no shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 and 100,000,000 authorized, 49,152,702 and 44,500,111 shares issued and outstanding as of June 30, 2026 and December 31, 2025 respectively	4,915	4,450
Additional paid-in capital	65,131,098	41,643,152
Accumulated deficit	(63,766,354)	(35,243,122)
Total stockholders’ equity	1,369,659	6,404,480
Total liabilities and stockholders’ equity	$17,618,244	$13,020,782

The accompanying notes are an integral part of these interim unaudited condensed financial statements

F-2

FIRST BREACH, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net revenues	$95,353	$95,219	$361,357	$110,905

Cost of revenues	605,866	592,348	1,235,716	919,844
Net loss associated with liquidation of raw materials	—	298,771	—	684,960
Gross margin	(510,513)	(795,900)	(874,359)	(1,493,899)

Operating expenses:
Selling, general, and administrative expense	11,202,485	873,299	25,288,394	1,345,881
Research and development	126,313	—	126,313	—
Total operating expenses	11,328,798	873,299	25,414,707	1,345,881

Loss from operations	(11,839,311)	(1,669,199)	(26,289,066)	(2,839,780)

Other expense, net:
Interest expense, net	(1,860,323)	(582,123)	(2,004,679)	(988,452)
Amortization of deferred financing costs	(191,590)	—	(191,590)	—
Change in fair value of warrant liability	45,094	—	45,094	—
Loss on sale of assets	(16,758)	(1,906)	(56,215)	(1,906)
Other income	—	25,500	—	42,500
Other expense	(13,389)	(10,260)	(26,776)	(20,525)
Total other expense, net	(2,036,966)	(568,789)	(2,234,166)	(968,383)

Net loss before income taxes	(13,876,277)	(2,237,988)	(28,523,232)	(3,808,163)
Income tax provision	—	—	—	—
Net loss	$(13,876,277)	$(2,237,988)	$(28,523,232)	$(3,808,163)

Net loss per share:
Basic and diluted	$(0.26)	$(0.06)	$(0.54)	$(0.10)

Weighted average number of shares outstanding
Basic and diluted	54,112,845	37,784,611	52,767,635	37,784,611

The accompanying notes are an integral part of these interim unaudited condensed financial statements.

F-3

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026 AND 2025

(Unaudited)

	For the Six Months Ended June 30, 2026
	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance at January 1, 2026	44,500,111	$4,450	$41,643,152	$(35,243,122)	$6,404,480
Equity offering proceeds	511,170	51	1,341,953	—	1,342,004
Share based compensation	—	—	13,002,574	—	13,002,574
Net Loss	—	—	—	(14,646,955)	(14,646,955)
Balance at March 31, 2026	45,011,281	4,501	55,987,679	(49,890,077)	6,102,103
Vesting of restricted stock	4,062,500	406	(406)	—	—
Exercise of warrants	55,920	6	(6)	—	—
Issuance of common stock for services	23,001	2	184,006	—	184,008
Share based compensation	—	—	8,959,825	—	8,959,825
Net Loss	—	—	—	(13,876,277)	(13,876,277)
Balance at June 30, 2026	49,152,702	$4,915	$65,131,098	$(63,766,354)	$1,369,659

	For the Six Months Ended June 30, 2025
	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance at January 1, 2025	37,784,611	$3,778	$26,526,826	$(21,421,001)	$5,109,603
Warrants issued in conjunction with convertible notes payable	—	—	164,818	—	164,818
Net Loss	—	—	—	(1,570,175)	(1,570,175)
Balance as of March 31, 2025	37,784,611	3,778	26,691,644	(22,991,176)	3,704,246
Warrants issued in conjunction with convertible notes payable	—	—	421,995	—	421,995
Net loss	—	—	—	(2,237,988)	(2,237,988)
Balance as of June 30, 2025	37,784,611	$3,778	$27,113,639	$(25,229,164)	$1,888,253

The accompanying notes are an integral part of these interim unaudited condensed financial statements.

F-4

FIRST BREACH, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(28,523,232)	$(3,808,163)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	21,962,399	—
Issuance of stocks for services	184,008	—
Depreciation and amortization	682,374	665,743
Amortization of debt discount	129,278	135,565
Amortization of debt discount - warrant feature and OID interest	1,559,510	433,458
Change in fair value of warrant liability	(45,094)	—
Amortization of deferred financing costs	191,590	—
Non-cash PIK interest	30,393	143,731
Loss on sale of asset	(56,215)	(1,906)
Right-of-use assets, net of lease liabilities	(4,001)	2,146
Changes in operating assets and liabilities:
Accounts receivable	25,305	11,825
Inventories	130,880	1,120,416
Prepaid and other current assets	(1,208,888)	(14,985)
Accounts payable	(720,214)	567,390
Accrued liabilities	330,703	234,508
Accrued liabilities, related party	(428,278)	(6,200)
Contract liabilities	—	(54,410)
Net cash used in operating activities	(5,759,482)	(570,882)

Cash flows from investing activities:
Proceeds from sale of assets	—	78,000
Capitalized expenditures	(1,682,684)	(88,368)
Net cash used in investing activities	(1,682,684)	(10,368)

Cash flows from financing activities:
Proceeds from convertible notes payable	10,150,000	1,350,000
Principal payments on financing lease	(598,766)	(597,117)
Proceeds from issuance on equity offerings	1,342,003	—
Payments on note payable	(34,689)	(564)
Debt issuance and deferred direct listing costs	(970,000)	—
Net cash provided by financing activities	9,888,548	752,319

Net change to cash	2,446,382	171,069
Cash, beginning of period	2,477,122	434,613
Cash, end of period	$4,923,504	$605,682

Supplemental disclosure of cash flow information:
Cash paid for interest	$203,009	$262,496

Supplemental non-cash financing activities
Original issue discount on debt	$5,465,385	$—
Warrant liabilities recognized as debt discounts	$2,592,796	$—
Issuance of warrants in conjunction with convertible notes payable	$—	$586,813

The accompanying notes are an integral part of these interim unaudited condensed financial statements.

F-5

FIRST BREACH, INC.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

First Breach (the “Company”) was originally formed as a limited liability company named First Breach, LLC under the laws of the State of Maryland on April 9, 2018, and subsequently converted to a corporation named First Breach, Inc. (“First Breach”) incorporated under the laws of the State of Delaware on October 22, 2021.

The Company is a match-grade ammunition component manufacturer offering brass cups, brass casings, full-metal-jacket projectiles, lead projectile cores, and lead wire. Equipped with numerous quality control checks, the Company offers match-grade, SAAMI-specification products. Customers will have the ability to order custom head-stamped casings as well as a wide range of grain-size options for projectiles. The majority of customers are resellers and direct-to-consumers primarily within the United States.

The Company is also developing unmanned aerial systems (“UAS”) capabilities through a joint venture with ideaForge Technology Inc. formed on September 23, 2025, First Forge Technologies Inc., which was organized to develop, produce and sell drone platforms for defense, homeland security and commercial applications using domestic manufacturing and supply chain capabilities. On May 1, 2026, the Company also entered into a Master Services Agreement with Hellbender, Inc. for the design, engineering and prototyping of two Class 1 attritable first-person-view drone platforms,of which First Breach will own the design and related intellectual property of the UAS. The Company’s UAS activities are in the development stage and have not generated any revenue.

The Company is dedicated to building upon its industry experience while emphasizing placing integrity first along with competitive pricing, building customer relations, and utilizing quality raw materials.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying interim unaudited condensed financial statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to SEC rules and regulations applicable to interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying interim unaudited condensed financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented. These interim unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Current Report on Form S-1 for the year ended December 31, 2025. Financial information as of December 31, 2025 has been derived from our audited financial statements and notes thereto as of this date.

Liquidity and Going Concern

The Company has incurred losses since inception, devoting substantially all of its efforts toward manufacturing buildout and related operational activities, and have an accumulated deficit of $63,766,354 as of June 30, 2026. The Company generated a net loss of $13,876,277 and $28,523,232 during the three and six months ended June 30, 2026, respectively. Net cash used in its operating activities during the six months ended June 30, 2026 was $5,759,482. The Company expects to continue to generate operating losses and negative cash flow from operations for the foreseeable future. The Company plans to continue to actively pursue financing alternatives, but there can be no assurance that it will obtain the necessary funding in the future when needed.

F-6

The Company’s management concluded that its recurring losses from operations and the fact that it has not generated significant revenue or positive cash flows from operations raise substantial doubt about its ability to continue as a going concern for the next 12 months after the date that these interim unaudited condensed financial statements are issued.

Revenue Recognition and Cost of Revenue

The Company generates revenue from the production and sale of ammunition, which includes shipping income. The Company recognizes revenue according to Accounting Standard Codification – Revenue from Contract with Customers (“ASC 606”). When the customer obtains control over the promised goods or services, the Company records revenue in the amount of consideration that it can expect to receive in exchange for those goods and services. The Company applies the following five-step model to determine revenue recognition:

●	Identification of a contract with a customer

●	Identification of the performance obligations in the contract

●	Determination of the transaction price

●	Allocation of the transaction price to the separate performance obligations

●	Recognition of revenue when performance obligations are satisfied

The Company only applies the five-step model when it is probable that it will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception and once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company’s contracts contain a single performance obligation, and the entire transaction price is allocated to the single performance obligation. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Accordingly, The Company recognizes net revenues when the customer obtains control of its product, which typically occurs upon shipment of the product from our warehouse or the performance of the service.

The Company applies ASC 606, Revenue from Contracts with Customers, (ASC 606) utilizing the following allowable exemptions or practical expedients:

●	Portfolio approach practical expedient relative to the estimation of variable consideration

●	Shipping and handling practical expedient to account for shipping and handling activities that occur after control of the related good transfers as fulfillment activities.

●	Cost of obtaining a contract practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset is one year or less.

●	Sales tax practical expedient to exclude sales taxes and other similar taxes from the transaction price.

●	Significant financing component practical expedient.

Substantially all the Company’s sales are domestic and are made to customers under agreements which do not include rights of return or warranty for the three and six months ended June 30, 2026 and 2025. Revenue from product sales is recognized as net of discounts and estimated returns.

Cost of revenue includes the cost of purchased merchandise plus freight and any applicable delivery charges from the vendor to the Company. Sales are to individual retail consumers through the Company’s ecommerce sales and wholesale distribution partners. The majority of customers are resellers and direct-to-consumers primarily within the United States.

F-7

Cost of revenues earned includes all finished material, supplies and raw materials, equipment rental, and freight.

Total accounts receivable
January 1, 2025	$30,265
January 1, 2026	$51,889
June 30, 2026	$26,584

Research and Development Costs

Research and development (“R&D”) costs are expensed as incurred and are included in operating expenses in the interim unaudited condensed statements of operations. Research and development costs consist primarily of expenditures incurred in the design, development, testing, and improvement of the Company’s products and manufacturing processes, including personnel-related costs, prototype development, materials consumed in testing activities, consulting fees, and other direct costs associated with advancing the Company’s product offerings and production capabilities.

The Company evaluates all research and development activities in accordance with applicable accounting guidance to determine whether capitalization is appropriate. To the extent software development costs, internal-use software costs, or other expenditures meet the criteria for capitalization under applicable accounting standards, such costs are capitalized and amortized over their estimated useful lives. As of this balance sheet, no development costs met the criteria for capitalization.

Contract Liabilities

As of the six months ended June 30, 2026 and the year ended December 31, 2025, the Company did not have any contract assets or contract liabilities arising from contracts with customers. All remaining performance obligations associated with these deposits are expected to be satisfied within the following calendar year.

Use of Estimates

Management uses estimates and assumptions in preparing its financial statements in accordance with U.S. GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. The most significant estimates relate to the estimated determination of the allowance for credit losses, allowance for obsolete inventory, warrant fair value and stock-based compensation. On an ongoing basis, management evaluates its estimates compared to historical experience and trends, which form the basis for making judgments about the carrying value of assets and liabilities.

Segments

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires enhanced disclosures about a public entity’s reportable segments, including significant segment expense categories and expanded interim reporting requirements. The amendments are effective for years beginning after December 15, 2023, and interim periods beginning after December 15, 2024. Early adoption is permitted. The Company adopted ASU 2023-07 for the year ended December 31, 2024. The adoption of this standard did not have a material impact on the Company’s condensed financial statements.

In November 2023, the FASB issued Accounting Standards Update ASC 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASC 2023-07 requires public entities to disclose significant segment expense categories that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included in the measure of segment profit or loss, as well as the title and position of the CODM. The amendments also require disclosure of all annual segment profit or loss and asset disclosures in interim periods and provide expanded disclosure requirements for entities with a single reportable segment.

The Company’s Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker (“CODM”) and reviews financial performance and makes resource allocation decisions at the consolidated entity level. The CODM utilizes net income, prepared in accordance with U.S. GAAP, to evaluate financial performance, monitor variances against budget and forecast, and guide strategic decisions. Segment assets are reported as consolidated assets on the Company’s condensed balance sheet.

The primary financial measures used by the CODM to evaluate performance and allocate resources are net income (loss) and operating income (loss). The CODM uses net income (loss) and operating income (loss) to evaluate the performance of the Company’s ongoing operations and as part of the Company’s internal planning and forecasting processes. Information on net income (loss) and operating income (loss) is disclosed in the interim unaudited condensed statements of operations. Segment expenses and other segment items are provided to the CODM on the same basis as disclosed in the interim unaudited condensed statements of operations.

F-8

The CODM does not evaluate performance or allocate resources based on segment assets, and therefore such information is not presented in the notes to the financial statements.

The Company has determined that its current business and operations consist of one reporting segment.

Cash

Cash includes cash on hand as of June 30, 2026 and December 31, 2025. The Company maintained an aggregate cash balance of $4,923,504 and $2,477,122, respectively, in two bank deposit accounts held at a single financial institution. Of this amount, $4,673,504 and $2,227,122 exceeded the federally insured limit of $250,000 as of June 30, 2026 and December 31, 2025, respectively. There were no cash equivalents as of June 30, 2026 and December 31, 2025.

The Company has not experienced any losses in such accounts, and management believes it is not exposed to significant credit risk on its cash balances.

Accounts Receivable

Trade accounts receivable are stated at the amount the Company expects to collect and do not bear interest. For its financial instruments subject to credit risk, consisting of its receivables, the Company recognizes as an allowance its estimate of lifetime expected credit losses under the current expected credit loss (CECL) model of ASC 326. The approach is based on the Company’s internal knowledge and historical default rates over the expected life of the receivables and is adjusted to reflect current economic conditions. This evaluation takes into account the customer’s ability and intention to pay the consideration when it is due along with incorporating changes in the forward-looking estimates. If the expected financial condition of the Company’s customers were to improve, the allowances may be reduced accordingly. Provisions to the allowances for credit losses are recorded in selling, general and administrative expenses. As of June 30, 2026 and December 31, 2025, the Company determined that the vast majority of its accounts receivable were fully collectible and, accordingly, did not record an allowance for credit losses.

Inventories, net

Inventories are valued at the lower of cost and net realizable value, with cost determined using the weighted average cost method on a first-in first-out basis. Net realizable value is defined as sales price less cost of completion, disposable and transportation. Production costs, including labor and manufacturing overhead, are applied to finished goods based on estimated production capacity. Any excess production costs that result from abnormally low production levels are expensed as incurred and included in cost of revenues.

The Company evaluates inventory for excess or obsolescence and records provisions when necessary to reduce inventories to their net realizable value. The reserve for excess or obsolete inventories was $20,105 as of June 30, 2026 and December 31, 2025.

Property and Equipment, net

The Company states property and equipment at historical cost less accumulated depreciation and amortization. The Company computes depreciation and amortization using the straight-line method at rates intended to depreciate the cost of assets over their estimated useful lives, which are generally three to ten years. Upon retirement or sale of property and equipment, The Company removes the cost of the disposed assets and related accumulated depreciation and amortization from the accounts, and any resulting gain or loss is credited or charged to other income or expenses. The Company charges expenditures for normal repairs and maintenance to expenses as incurred.

F-9

The Company capitalizes additions and expenditures for improving or rebuilding existing assets that extend the useful life. Leasehold improvements made either at the inception of the lease or during the lease term are amortized over the shorter of their economic lives or the lease term including any renewals that are reasonably assured.

Property and equipment is stated at historical cost less accumulated depreciation. The estimated useful lives as follows:

Asset Class	Useful Life (Years)
Vehicles	3-6
Leasehold improvements	6-7
Office furniture & fixtures	7
Tooling, machinery and equipment	3-10

Long-Lived Assets

Recoverability of long-lived assets, including property and equipment and certain identifiable intangible assets are evaluated whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Factors considered important which could trigger an impairment review include but are not limited to significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the assets or the strategy for the overall business, significant decrease in the market value of the assets and significant negative industry or economic trends. In the event the carrying amount of the long-lived assets may not be recoverable based upon the existence of one or more of the indicators, the assets are assessed for impairment based on the estimated future undiscounted cash flows expected to result from the use of the asset and its eventual deposition. If the carrying amount of an asset exceeds the sum of the estimated future undiscounted cash flow, an impairment loss is recorded for the excess of the asset’s carrying amount over its fair value. There was no impairment as of June 30, 2026 and 2025.

Fair Value of Financial Instruments

The Company complies with ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands disclosure requirements about fair value measurements. Under ASC 820, there are three categories for the classification and measurement of assets and liabilities carried at fair value:

Level 1: Valuation based on quoted market prices in active markets for identical assets or liabilities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment. Examples include publicly traded equity securities and publicly traded mutual funds that are actively traded on a major exchange or over-the-counter market.

Level 2: Valuation based on quoted market prices of investments that are not actively traded or for which certain significant inputs are not observable, either directly or indirectly. Examples include municipal bonds, where fair value is estimated using recently executed transactions, bid asked prices and pricing models that factor in, where applicable, interest rates, bond spreads and volatility.

Level 3: Valuation based on inputs that are unobservable and reflect management’s best estimate of what market participants would use as fair value. Examples include limited partnerships and private equity investments.

The estimated fair value of cash, trade receivables, accounts payable, accrued expenses and other current liabilities are based on Level 1 inputs as the fair values approximate carrying amounts as of June 30, 2026 and December 31, 2025, based on the short-term nature and maturity of these instruments.

F-10

The fair value of the Company’s convertible notes payable, approximated the carrying value as of June 30, 2026 and December 31, 2025. Factors that the Company considered when estimating the fair value of its debt included market conditions and the terms of the debt. The level of the debt would be considered as Level 2.

The estimated fair value of warrants shares is determined based on various valuation methodologies, including the Monte Carlo pricing model and other appropriate valuation techniques. These methodologies consider underlying economic factors that influenced which of these events would occur, when they were likely to occur, and the specific terms that would be in effect at the time (i.e., stock price, exercise/conversion price, etc.). Probabilities were assigned to each variable such as the timing and pricing of events over the term of the instruments based on management projections.

The following tables present information about the Company’s liabilities measured at fair value on a recurring basis as of June 30, 2026 and December 31, 2025:

	Liabilities Measured at Fair Value on a Recurring Basis at
	June 30, 2026
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at June 30, 2026
Liabilities
Warrants (Note 14)	$—	$—	$2,547,702	$2,547,702
Total liabilities	$—	$—	$2,547,702	$2,547,702

Liabilities Measured at Fair Value on a Recurring Basis at
December 31, 2025
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2025
Liabilities
Warrants (Note 14)	$—	$—	$—	$—
Total liabilities	$—	$—	$—	$—

F-11

Changes in Level 3 warrants liabilities, measured at fair value on a recurring basis as of June 30, 2026 and December 31, 2025 are as follows:

	Warrant Liability
	June 30,	December 31,
	2026	2025
Beginning balance	$—	$—
Warrants issued in conjunction with convertible notes payable	2,592,796	—
Changes in fair value	(45,094)	—
Closing balance	$2,547,702	$—

The fair value of the warrant liability was estimated using a Monte Carlo simulation model and classified as a Level 3 financial instrument. Significant assumptions used in the model included exercise price, expected volatility, risk-free interest rates, expected term, and probability-weighted assessments of contingent events.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The Company’s assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance.

The issuance of warrants in conjunction with convertible debt, prior to April 24, 2026 (see Note 9) and warrants to investors and placement agents (see Note 14) qualify for the derivative scope exception under ASC 815 and are therefore presented as a component of Stockholders’ Equity on the interim unaudited condensed balance sheets without subsequent fair value re-measurement.

The issuance of warrants in conjunction with convertible debt, on April 24, 2026 (see Note 9) are liability-classified, as they do not meet the fixed-for-fixed criterion under ASC 815-40. The Company separately assessed whether these warrants meet the definition of a derivative under ASC 815 and determined they do not, as the net settlement criterion is not met. These warrants are initially recorded at fair value and are subsequently re-measured at each reporting period, with changes in fair value recognized in the statements of operations. The classification and derivative assessments are reassessed at each reporting period, as a change in facts could affect the derivative classification.

Net loss per share

Basic net loss per share is computed by dividing net loss available to common shareholders by the weighted average shares outstanding during the period. Diluted net loss per share takes into account the potential dilution that could occur if securities or other contracts to issue shares, such as stock options, warrants, and unvested restricted stock units, were exercised and converted into common shares and the impact would not be antidilutive. Diluted net loss per share is computed by dividing net loss available to common shareholders by the weighted average shares outstanding during the period, increased by the number of additional shares that would have been outstanding if the potential shares had been issued and were dilutive. Contingently issuable shares are included in basic net loss per share only when there is no circumstance under which those shares would not be issued.

F-12

Advertising

Advertising and marketing costs are expensed as incurred. During the three months ended June 30, 2026 and 2025, advertising costs incurred by the Company totaled $1,074 and $23,795, respectively. During the six months ended June 30, 2026 and 2025, advertising costs incurred by the Company totaled $2,074 and $44,387, respectively. Advertising and marketing costs are included in selling, general and administrative expenses in the accompanying interim unaudited condensed statements of operations.

Deferred Financing Costs

Deferred financing costs relating to the Company’s convertible notes payable are deferred and amortized ratably over the life of the debt using the straight-line method. Deferred financing costs are included as an addition to interest expense on the interim unaudited condensed statements of operations and are included in Convertible notes payable, net of debt discount on the interim unaudited condensed balance sheets.

Shipping and Handling Costs

The Company accounts for shipping and handling activities as fulfillment activities. As such, the Company does not evaluate shipping and handling as promised services to its customers. Shipping and handling costs are included in cost of revenues in the accompanying interim unaudited condensed statements of operations.

Leases

The Company is a lessee in multiple noncancelable operating and financing leases. If the contract provides the Company with the right to substantially all the economic benefits and the right to direct the use of the identified asset, it is generally considered to be or contain a lease. Right-of-Use (ROU) assets and lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the expected lease term. The ROU asset is also adjusted for any lease prepayments made, lease incentives received, and initial direct costs incurred.

The lease liability is initially and subsequently recognized based on the present value of its future lease payments. Variable payments are included in the future lease payments when those variable payments depend on an index or a rate. Increases (decreases) to variable lease payments due to subsequent changes in an index or rate are recorded as variable lease expense (income) in the future period in which they are incurred.

The discount rate used is the implicit rate in the lease contract, if it is readily determinable, or the Company’s incremental borrowing rate. The Company uses the incremental borrowing rate based on the information available at the commencement date for all leases. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms and in a similar economic environment.

The ROU asset for operating leases is subsequently measured throughout the lease term at the amount of the remeasured lease liability (i.e., present value of the remaining lease payments), plus unamortized initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received, and any impairment recognized. Operating leases with fluctuating lease payments: For operating leases with lease payments that fluctuate over the lease term, the total lease costs are recognized on a straight-line basis over the lease term. The ROU asset for finance leases is amortized on a straight-line basis over the economic life of the asset as the financing leases include an option to purchase the underlying asset that the Company is reasonably certain to exercise.

For all underlying classes of assets, the Company has elected the practical expedient to not recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less at lease commencement. The Company recognizes short-term lease cost on a straight-line basis over the lease term.

F-13

Stock-Based Compensation

The Company accounts for stock awards issued under ASC 718, Compensation – Stock Compensation (“ASC 718”). The Company classifies awards granted to employees, directors and non-employee consultants as either equity-classified or liability-classified based on the terms of the award. Equity-classified awards are measured at the grant-date fair value and recognized as compensation expense over the requisite service period, which is generally the vesting period. Equity-classified awards are not subsequently remeasured. As of June 30, 2026 and December 31, 2025, all stock awards issued were equity-classified.

Stock-based compensation is recognized as an expense over the employee’s requisite vesting period and over the non-employee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model or the Monte Carlo simulation method.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. Deferred income taxes are recorded for the expected tax consequences of temporary differences between the basis of assets and liabilities for financial reporting purposes and amounts recognized for income tax purposes. As of June 30, 2026 and December 31, 2025, the Company recorded a valuation allowance equal to the full recorded amount of its net deferred tax assets since it is more-likely-than-not that benefits from its deferred tax assets will not be realized. The valuation allowance is reviewed quarterly and is maintained until sufficient positive evidence exists to support its reversal.

The Company recognizes the impact of an uncertain tax position if the position will more likely than not be sustained upon examination by a taxing authority, based on the technical merits of the position. The Company’s policy is to record interest and penalties related to income taxes as part of its income tax provision. As of June 30, 2026 and December 31, 2025, the Company had no unrecognized tax benefits and as such, no liability, interest or penalties were required to be recorded. The Company does not expect this to change significantly in the next twelve months.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recover or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is entirely dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

The Company files income tax returns in the U.S. federal jurisdiction and the State of Maryland.

Accounting Pronouncements

Recently Issued and Adopted Pronouncements

In March 2024, the FASB issued ASU 2024-01, Compensation—Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which adds an illustrative example clarifying whether profits interest and similar awards should be accounted for as share-based payment arrangements under ASC 718 or under other guidance such as ASC 710. The Company’s share-based awards consist of restricted stock units and stock options accounted for as equity-classified awards under ASC 718, and the Company has not granted profits interest or similar awards. Accordingly, the adoption of ASU 2024-01 did not have an impact on the Company’s condensed financial statements as adopted on January 1, 2026.

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. We are also a “smaller reporting company,” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be permitted to do so for so long as (i) our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. The amendments also require disclosure of all annual segment profit or loss and asset disclosures in interim periods and provide expanded disclosure requirements for entities with a single reportable segment.

F-14

ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods beginning after December 15, 2024. The Company adopted ASU 2023-07 for its year ended December 31, 2024, in accordance with the required effective date for non-accelerated filers. The adoption did not impact the Company’s financial position, results of operations, or cash flows; however, it resulted in enhanced segment disclosures in the notes to the financial statements in accordance with ASC 280, Segment Reporting. These enhancements include the identification of significant segment expense categories, disclosure of the measures of segment profit or loss used by the Chief Operating Decision Maker (“CODM”), related reconciliations to the most comparable GAAP measure, and expanded disclosures for entities with a single reportable segment.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU requires that an entity disclose specific categories in the effective tax rate reconciliation as well as reconciling items that meet a quantitative threshold. Further, the ASU requires additional disclosures on income tax expense and taxes paid, net of refunds received, by jurisdiction. The new standard is effective for annual periods beginning after December 15, 2024 on a prospective basis with the option to apply it retrospectively. Early adoption is permitted. The Company adopted ASC 2023-09 for the year ended December 31, 2025, and applied the new disclosure requirements prospectively to the current annual period. Prior period disclosures have not been adjusted to reflect the new disclosure requirements.

Recently Issued but Not Yet Adopted Accounting Pronouncements

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient permitting an entity to assume that current conditions as of the balance sheet date do not change over the remaining life of current accounts receivable and current contract assets arising from transactions accounted for under ASC 606 when developing reasonable and supportable forecasts used to estimate expected credit losses. The guidance is effective for annual reporting periods beginning after December 15, 2025, and interim periods within those periods, applied prospectively, with early adoption permitted. Given the short-term nature of the Company’s accounts receivable and its history of no material credit losses, the adoption of ASU 2025-05 does not anticipate a material impact on the Company’s condensed financial statements when effective.

In November 2024, the FASB issued ASU 2024-04, Debt—Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments, which clarifies the criteria for determining whether the settlement of a convertible debt instrument should be accounted for as an induced conversion or as a debt extinguishment. The guidance is effective for annual reporting periods beginning after December 15, 2025, and interim periods within those periods, with early adoption permitted for entities that have adopted ASU 2020-06, and may be applied prospectively or retrospectively. The Company considered ASU 2024-04 in connection with its convertible notes payable. Conversions of the Company’s convertible notes occurred in accordance with the instruments’ original contractual conversion terms and did not involve modifications to those terms to induce conversion; accordingly, ASU 2024-04 does anticipate a material impact on the Company’s condensed financial statements when effective.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses to expand the disclosure requirements for certain costs and expenses. In January 2025, FASB issued ASU 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date, which clarified the effective date of ASU 2024-03 as periods beginning after December 15, 2026 for annual reporting, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact this standard will have on its financial statements.

NOTE 3 — INVENTORIES

Inventories, net consisted of the following at:

	June 30, 2026	December 31, 2025
Finished products	$165,923	$319,131
Raw materials	483,000	472,863
Work in progress	158,661	146,470
Inventory, gross	807,584	938,464
Allowance for obsolete inventory	(20,105)	(20,105)
Total inventory, net	$787,479	$918,359

Net Loss from Liquidation of Raw Materials

The net loss on liquidation of raw materials for the three months ended June 30, 2026 and 2025 was $0 and $298,771, respectively, and for six months ended June 30, 2026 and 2025 was $0 and $684,960, respectively, attributable to the liquidation of certain raw material inventory outside the normal course of operations to support operating cash flow and working capital management, which resulted in proceeds below the inventory’s carrying value.

F-15

NOTE 4 — PREPAID ASSETS

Prepaid assets consist of the following at:

	June 30, 2026	December 31, 2025
Prepaid insurance	$20,222	$35,389
Prepaid drone development (Note 17)	1,023,687	—
Prepaid other	211,171	10,803
Total prepaid assets	$1,255,080	$46,192

NOTE 5 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following at:

Classification	June 30, 2026	December 31, 2025
Vehicles	$447,700	$340,210
Leasehold improvements	1,690,532	1,656,123
Office furniture and fixtures	60,328	60,328
Tooling, machinery and equipment	11,406,922	9,876,922
Total property and equipment	13,605,482	11,933,583
Less: Accumulated depreciation and amortization	(4,347,000)	(3,731,626)
Property and equipment, net	$9,258,482	$8,201,957

Depreciation and amortization expense was $347,135 and $333,177 for the three months ended June 30, 2026 and 2025, respectively. Depreciation and amortization expense was $682,374 and $665,743 for the six months ended June 30, 2026 and 2025, respectively.

NOTE 6 — ACCRUED LIABILITIES

Accrued liabilities consisted of the following at:

	June 30, 2026	December 31, 2025
Accrued outstanding lease payments	$40,098	$22,439
Accrued professional fees	54,758	106,120
Accrued utilities	—	10,991
Accrued employee compensation	51,360	25,109
Accrued contractor costs	267,000	267,000
Total accrued liabilities	$413,216	$431,659

NOTE 7 — OPERATING LEASES

On March 18, 2021, the Company entered into a lease agreement with New Heights Industrial Park, LLC for a new office and manufacturing space totaling 71,500 square feet in Hagerstown, Maryland. The lease commenced upon the Bureau of Alcohol, Tobacco, Firearms and Explosives (ATF) manufacturing certification received on May 22, 2022, and shall expire 84 months thereafter. The initial monthly rent was $31,877 with annual increases of 3% per annum. The lease agreement grants the Company two successive five-year extension options, with rent for each extension term commencing at 103% of the prior year’s annual rent, subject to timely notice and the absence of default.

F-16

Components of operating lease were as follows:

	June 30, 2026	December 31, 2025
Operating lease right-of-use lease asset	$2,465,275	$2,465,275
Accumulated amortization	(1,371,782)	(1,193,637)
Net balance	$1,093,493	$1,271,638

Lease liability, current portion	$387,521	$372,665
Lease liability, long term	791,469	988,471
Total operating lease liabilities	$1,178,990	$1,361,136

Weighted Average Remaining Lease Term – operating leases	34 months	40 months

Weighted Average Discount Rate – operating leases	4.5%	4.5%

Future minimum lease payments under this operating lease as of June 30, 2026, were as follows:

2026 (remainder of year)	$215,268
2027	439,146
2028	452,320
2029	152,252
Total lease payments	1,258,986
Less imputed interest	(79,996)
Maturities of lease liabilities	$1,178,990

Total operating lease expense for the three and six months ended June 30, 2026 and 2025, was $103,543 and $207,086 respectively, and is recorded in selling, general, and administrative expenses in the accompanying interim unaudited condensed statements of operations.

Supplemental cash flows information related to leases was as follows:

	June 30, 2026	June 30, 2025
Cash paid for amounts included in the measurement of lease liability:

Operating cash flows from operating lease	$211,088	$204,939

F-17

NOTE 8 — FINANCING LEASES

On February 8, 2023, the Company entered into an equipment financing agreement with Utica Leaseco, LLC (“Utica”), pursuant to a Master Lease Agreement, (“Master Lease Agreement”), between Utica, as lessor, and the Company as the lessee (collectively, the “Lessee”). Under the Master Lease Agreement, Utica loaned an aggregate of $1,800,000 for certain of the Company’s equipment listed therein (the “Equipment”), which it leases to the Lessee. The initial term of the Master Lease Agreement was for 51 months. Under the Master Lease Agreement, the Lessee agreed to pay an initial monthly rent of $50,040. The Lessor will have the option to charge Lessee a surcharge of 1% of the monthly payment amount per month for every 0.25% that the prime rate of Renasant Bank exceeds 5.5%.

On August 31, 2023, the parties entered into a second equipment schedule to the Master Lease Agreement, pursuant to which Utica loaned an aggregate of $1,500,000 for certain equipment listed therein. The term of the second equipment schedule is 48 months and agreed monthly payments are $44,250. The Lessor will have the option to charge Lessee a surcharge of 1% of the monthly payment amount per month for every 0.25% that the prime rate of Renasant Bank exceeds 8.25%.

If any rent is not received by Utica within five (5) calendar days of the due date, the Lessee shall pay a late charge equal to ten (10%) percent of the amount. In addition, in the event that any payment is not processed or is returned on the basis of insufficient funds, upon demand, the Lessee shall pay Utica a charge equal to five percent (5%) of the amount of such payment. The Lessee is also required to pay an annual administration fee of $5,000 for each agreement.

Upon the expiration of the term of the Master Lease Agreement, the Lessee is required to pay, together with all other amounts then due and payable under the Master Lease Agreement, in cash, an end of term buyout price equal to the lesser of: (a) $90,000 for the initial lease and $75,000 for the second lease (five percent (5%) of the Total Invoice Cost (as defined in the Master Lease Agreement)).

Provided that no default under the Master Lease Agreement has occurred and is continuing beyond any applicable grace or cure period, the Lessee has an early buy-out option with respect to all but not less than all of the Equipment, upon the payment of any outstanding rental payments or other fees then due, plus an additional amount set forth in the Master Lease Agreement, which represents the anticipated fair market value of the Equipment as of the anticipated end date of the Master Lease Agreement. In addition, the Lessee shall pay Utica an administrative charge to be determined by Utica to cover its time and expenses incurred in connection with the exercise of the option to purchase, including, but not limited to, reasonable attorney fees and costs. Furthermore, upon the exercise by the Lessee of this option to purchase the Equipment, the Lessee shall pay all sales and transfer taxes and all fees payable to any governmental authority as a result of the transfer of title of the Equipment to Lessee.

In connection with the Master Lease Agreement, the Lessee granted a security interest on all of its right, title and interest in and to: (i) the Equipment, together with all related software (embedded therein or otherwise) and general intangibles, all additions, attachments, accessories and accessions thereto whether or not furnished by the supplier; (ii) all accounts, chattel paper, deposit accounts, documents, other equipment, general intangibles, instruments, inventory, investment property, letter of credit rights and any supporting obligations related to any of the foregoing; (iii) all books and records pertaining to the foregoing; (iv) all property of such Lessee held by Utica, including all property of every description, in the custody of or in transit to Utica for any purpose, including safekeeping, collection or pledge, for the account of such Lessee or as to which such Lessee may have any right or power, including but not limited to cash; and (v) to the extent not otherwise included, all insurance, substitutions, replacements, exchanges, accessions, proceeds and products of the foregoing.

At June 30, 2026 and December 31, 2025, supplemental information related to the collateralized assets of the finance leases was as follows:

	June 30, 2026	December 31, 2025
Equipment	$9,000,000	$9,000,000
Accumulated depreciation	(2,990,323)	(2,540,323)
Net balance	$6,009,677	$6,459,677

F-18

The following table presents information about the amount and timing of the liability arising from the Company’s financing lease as of June 30, 2026:

Future Minimum Financing Lease Payments	Finance Lease Liability
2026 (remainder of year)	$472,103
2027	843,320
Total undiscounted financing lease payments	1,315,423
Unamortized debt discount	(48,723)
Financing lease liability - current portion	(1,037,003)
Present value of financing lease liability	$229,697
Weighted average remaining lease term	1.18 Years
Weighted average discount rate	22.6%

NOTE 9 — CONVERTIBLE DEBT

Summary of Convertible Notes Payable

	June 30, 2026	December 31, 2025
April 24, 2026, principal of $15,615,385 and accrued interest of $171,983, net of unamortized OID interest of $4,462,150, and unamortized debt discount of $2,572,765 as of June 30, 2026	$8,752,453	$—
December 2, 2025, principal of $45,400 and accrued PIK interest of $2,612 and $361, net of unamortized OID interest of $3,327 and $5,114 and unamortized debt discount of $5,095 and $7,832 as of June 30, 2026 and December 31, 2025, respectively	39,590	32,815
August 8, 2025, principal of $227,000, and accrued PIK interest of $20,275 and $9,018, net of unamortized OID interest of $10,967 and $19,868 and unamortized debt discount of $26,357 and $47,750 as of June 30, 2026 and December 31, 2025, respectively	209,951	168,400
May 8, 2025, principal of $340,500 and accrued PIK interest of $38,994 and $22,109, net of unamortized OID interest of $9,664 and $23,016 and unamortized debt discount of $23,281 and $55,447 as of June 30, 2026 and December 31, 2025, respectively	346,549	284,146
Total of convertible notes payable	9,348,543	485,361
Convertible notes payable, net of debt discount - current portion	(9,348,543)	(284,146)
Convertible notes payable, net of debt discount - long-term portion	$—	$201,215

Senior Secured Promissory Notes Outstanding as of June 30, 2026

April 2026 Convertible Notes

On April 24, 2026 (the “Original Issuance Date”), the Company entered into a securities purchase agreement with certain related parties, pursuant to which the Company issued senior secured convertible promissory notes in the principal amount of $15,615,385 (the “Notes”) including Original issue discount (“OID”) of $5,465,385, and matures twelve (12) months from the Original Issuance Date. The cash proceeds received by the Company were $10,150,000. The Company intends to use the net proceeds for working capital and general corporate purposes. The Notes bear interest at a rate of 6% per annum per annum on the original outstanding principal amount.

F-19

In connection with the issuance of the Notes, the accredited investors were also issued a total of 507,500 six month warrants to purchase shares of the Company’s common stock at an exercise price of $8.00 per share (the “Warrant Shares”). If, while the Warrant Shares are outstanding, the Company issues common stock for consideration per share less than $8.00, the exercise price of the Warrant Shares will be reduced to the latest common stock issuance price.

December 2, 2025 Convertible Notes Payable - Investor A

On December 2, 2025 (the “Issuance Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an investor, pursuant to which the Company issued a senior secured convertible promissory note in the principal amount of $40,000 (the “Note”) plus OID of $5,400, on the date on which is eighteen (18) months from the Original Issue Date (the “Maturity Date”). The proceeds received by the Company were $40,000. The Company intends to use the net proceeds for working capital and general corporate purposes. The Note has a maturity date of eighteen months from the Issuance Date. The Note bears interest at a rate of 10% per annum per annum paid-in-kind (“PIK interest”) quarterly, with a minimum guaranteed interest of six months on the original outstanding principal amount.

In connection with the issuance of the Note, the investor was also issued a total of 20,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share (the “Warrant shares”). The Warrants include a full-ratchet anti-dilution provision that adjusts the exercise price if the Company issues equity securities at a price below $0.50 per share.

August 8, 2025 Convertible Notes Payable - Investor B

On August 8, 2025 (the “Issuance Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an investor, pursuant to which the Company issued a senior secured convertible promissory note in the principal amount of $200,000 (the “Note”) plus OID of $27,000, on the date on which is eighteen (18) months from the Original Issue Date (the “Maturity Date”). The proceeds received by the Company were $200,000. The Company intends to use the net proceeds for working capital and general corporate purposes. The Note has a maturity date of eighteen months from the Issuance Date. The Note bears interest at a rate of 10% per annum per annum paid-in-kind (“PIK interest”) quarterly, with a minimum guaranteed interest of six months on the original outstanding principal amount.

In connection with the issuance of the Note, the investor was also issued a total of 100,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share (the “Warrant shares”). The Warrants include a full-ratchet anti-dilution provision that adjusts the exercise price if the Company issues equity securities at a price below $0.50 per share.

May 8, 2025 Convertible Notes Payable - Investor C

On May 8, 2025 (the “Issuance Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an investor, pursuant to which the Company issued a senior secured convertible promissory note in the principal amount of $300,000 (the “Note”) plus OID of $40,500, on the date on which is eighteen (18) months from the Original Issue Date (the “Maturity Date”). The proceeds received by the Company were $300,000. The Company intends to use the net proceeds for working capital and general corporate purposes. The Note has a maturity date of eighteen months from the Issuance Date. The Note bears interest at a rate of 10% per annum per annum paid-in-kind (“PIK interest”) quarterly, with a minimum guaranteed interest of six months on the original outstanding principal amount.

In connection with the issuance of the Note, the investor was also issued a total of 150,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share (the “Warrant shares”). The Warrants include a full-ratchet anti-dilution provision that adjusts the exercise price if the Company issues equity securities at a price below $0.50 per share.

F-20

NOTE 10 — NOTE PAYABLE

On May 6, 2025, the Company entered into a note payable in the principal amount of $38,692 to finance the purchase of a vehicle. The note bears interest at a fixed annual rate of 5.44% and matures in May 2030. The note requires monthly principal and interest payments and is secured by the underlying vehicle. As of December 31, 2025, the outstanding principal balance was $34,689. The note was repaid in full in January 2026.

NOTE 11 — STOCKHOLDERS’ EQUITY

The Company is authorized to issue 500,000,000 and 100,000,000 common shares, par value $0.0001 per share as of June 30, 2026 and December 31, 2025, respectively, and 1,000,000 and 1,000,000 shares of preferred stock, par value $0.0001 per share as of June 30, 2026 and December 31, 2025, respectively. As of June 30, 2026 and December 31, 2025, the Company had 49,152,702 and 44,500,111 common shares issued and outstanding, respectively. The common shares entitle the holder thereof to one vote per share on all matters coming before the shareholders of the Company for a vote. No shares of preferred stock have been issued or designated by First Breach, Inc.

LLC conversion to C-Corp.

On October 22, 2021, First Breach, LLC converted from a Delaware limited liability company to a Delaware corporation, First Breach, Inc. The Certificate of Incorporation of First Breach, Inc. authorizes the issuance of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. No shares of preferred stock have been issued or designated by First Breach, Inc. The former equity unit holders of First Breach, LLC were issued 16,235,000 shares of common stock following the limited liability company’s conversion to a Delaware corporation.

Amended and Restated Certificate of Incorporation

On January 19, 2026, the Company’s Board of Directors and stockholders approved an Amended and Restated Certificate of Incorporation. The Restated Certificate, among other matters, (i) authorizes the issuance of preferred stock in one or more series with terms to be determined by the Board, (ii) provides for one vote per share of common stock, and (iii) increases the authorized number of shares of common stock from 100,000,000 to 500,000,000 shares.

Share issuances

During the six months ended June 30, 2026, the Company issued an aggregate of 23,001 shares of common stock, with a fair value of $184,008, to consultants in connection with a public relations agreement and an investor relations agreement for services to be rendered through September 30, 2026 and April 3, 2027, respectively.

NOTE 12 — CUSTOMER AND SUPPLIER CONCENTRATION

Significant dealers and suppliers are those that account for greater than 10% of the Company’s revenues and purchases.

During the three months ended June 30, 2026, the Company had sales to five individual customers over 10% of total sales, which represented 24%, 23%, 23%, 22% and 16% of total sales. During the three months ended June 30, 2025, the Company had sales to one individual customers over 10% of total sales, which represented 94% of total sales.

During the six months ended June 30, 2026, the Company had sales to three individual customers over 10% of total sales, which represented 43%, 24% and 12% of total sales. During the six months ended June 30, 2025, the Company had sales to three individual customers over 10% of total sales, which represented 82%, 14% and 18% of total sales.

The Company is dependent on third-party manufacturers and distributors for certain materials utilized in the manufacturing process. During the three months ended June 30, 2026, the Company purchased 63% of raw materials from three vendors. During the three months ended June 30, 2025, the Company purchased 100% of raw materials from one vendor. The Company believes there are other suppliers that could be substituted should this supplier become unavailable or non-competitive.

During the six months ended June 30, 2026, the Company purchased 98% of raw materials from four vendors. During the six months ended June 30, 2025, the Company purchased 100% of raw materials from one vendor. The Company believes there are other suppliers that could be substituted should this supplier become unavailable or non-competitive.

F-21

NOTE 13 — STOCK-BASED COMPENSATION

Equity Compensation Plan

On January 22, 2026, the board of directors (the “Board”) of the Company approved the 2026 Equity Incentive Plan (the “2026 Plan”), which permits the grant of incentive share options (“ISOs”), non-qualified share options, performance unit awards, restricted share awards, restricted unit awards (“RSUs”), share appreciation rights and other stock awards (collectively, the “Awards” or “Award”) to employees, directors and consultants of the Company. The Company initially reserved 12 million shares of common stock (the “Share Reserve”) for issuance of awards under the 2026 Plan. The Share Reserve will automatically increase on January 1 of each year for a period of up five years commencing on January 1, 2026 and ending on and including January 1, 2031, in an amount equal to fifteen percent (15%) of the total number of shares of common stock outstanding on December 31, of the immediately preceding year. As of June 30, 2026, the number of shares available for issuance under the 2026 Plan was 2,000,000.

In the event of any recapitalization or otherwise changes its capital structure, or other such transaction as defined in the 2026 Plan, thereafter upon any exercise or satisfaction of a previously granted Awards, holders of such are entitled to receive (or purchase, if applicable) under such Award, in lieu of the number of common stock then covered by such Award, what the holder would have been entitled to pursuant to the terms of any such event. No fractional shares or rights for fraction shares of common stock shall be issued under the 2026 Plan.

Stock Options and Restricted Unit Awards

During the six months ended June 30, 2026, the Company’s Board approved grants for an aggregate of 10,000,000 RSUs to certain officers of the Company. The RSUs are subject to both time-based and market-based vesting conditions. The time-based RSUs vest in three tranches in April 2026, July 2026, and October 2026. There were 4,062,500 RSUs that vested during the six months ended June 30, 2026. No stock options were granted during the six months ended June 30, 2026, 2026. Stock-based compensation expense is measured based on the fair value of awards in accordance with ASC 718. Equity-classified awards are measured at their grant-date fair value and are not subsequently remeasured. The cost of stock-based compensation is recognized over the requisite service period, which is generally the vesting period of the respective award. There were no approved grants of RSUs issued during the six months ended June 30, 2025.

Stock Options

The following table summarizes the Company’s ISO activity and related information for the six months ended June 30, 2026:

	Number of Options	Weighted Avg Exercise Price	Weighted Average Contractual Term in Years
Outstanding at January 1, 2026	15,113,046	$1.07	7.44
Granted	—	—	—
Exercised	—	—	—
Forfeited, cancelled and expired	—	—	—
Outstanding at June 30, 2026	15,113,046	$1.07	6.94
Exercisable at June 30, 2026	14,768,046	$1.07	6.89

F-22

As of June 30, 2026, vested outstanding stock options had approximately $29,214,092 intrinsic value as the estimated fair value of the underlying common stock is greater than the exercise price. As of June 30, 2026, there was approximately $215,890 of total unrecognized share-based compensation related to unvested stock options, which the Company expects to recognize over the next 1.1 years. The Company did not grant any stock options, and there was no stock option activity during six months ended June 30, 2025.

The Company determined the fair market value of its Common Stock underlying the stock options based upon recent sales of securities.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s employee stock options.

The Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. Accordingly, the Company has elected to use the “simplified method” to estimate the expected term of its share-based awards. The simplified method computes the expected term as the sum of the award’s vesting term plus the original contractual term divided by two.

Based on the lack of historical data of volatility for the Company’s common stock, the Company based its estimate of expected volatility on a weighted average of the historical volatility of comparable public companies that manufacture similar products and are similar in size, stage of life cycle, and financial leverage.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its Common Stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeitures rates.

The Company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award. The service period is generally the vesting period.

Restricted Unit Issuances

On January 23, 2026, the Company granted RSUs under the stock equity incentive plan to officers. The Company granted the CEO an award covering 6,000,000 shares of common stock, pursuant to which 2,437,500 shares vest on April 1, 2026, 1,687,500 shares vest on July 1, 2026 and 1,312,500 shares vest on October 1, 2026, in each case subject to continued service, and the remaining 562,500 shares vest upon the Company achieving specified fully diluted market capitalization thresholds of $250 million, $500 million and $750 million, with 187,500 shares vesting upon the achievement of each such milestone. On the same date, the Company granted the President an award covering 4,000,000 shares of common stock, pursuant to which 1,625,000 shares vest on April 1, 2026, 1,125,000 shares vest on July 1, 2026 and 875,000 shares vest on October 1, 2026, in each case subject to continued service, and the remaining 375,000 shares vest upon the Company achieving specified fully diluted market capitalization thresholds of $250 million, $500 million and $750 million, with 125,000 shares vesting upon the achievement of each such milestone. Each award is subject to the terms and conditions of the applicable award agreement and the stock equity incentive plan.

F-23

The following table summarizes the Company’s time based RSU activity for the six months ended June 30, 2026:

	Number of Units	Weighted-Average Grant Date Fair Value
Unvested as of December 31, 2025	—	$—
Granted	9,062,500	3.00
Vested	(4,062,500)	3.00
Forfeited or cancelled	—	—
Unvested as of June 30, 2026	5,000,000	$3.00

As of June 30, 2026, there was approximately $6,525,000 of total unrecognized share-based compensation related to unvested time-based RSUs, which the Company expects to recognize over the next 0.26 years.

None of the market based RSUs vested during the six months ended June 30,2026. As of June 30, 2026, there was approximately $1,568,334 of total unrecognized share-based compensation related to unvested market-based RSUs, which the Company expects to recognize over the next 3.74 years. The weighted average grant date fair value of the market-based RSUs unvested is $2.87 as of June 30. 2026. There were no approved grants of RSUs issued during the six months ended June 30, 2025.

The Company classifies stock-based compensation expense in the interim unaudited condensed statement of operations in the same manner in which the award recipient’s costs are classified in the interim unaudited condensed statement of operations. Total stock-based compensation expense for the three months ended June 30, 2026 and 2025 was $8,959,825 and $0, respectively. Total stock-based compensation expense for the six months ended June 30, 2026 and 2025 was $21,962,399 and $0, respectively.

NOTE 14 — WARRANTS

During the six months ended June 30, 2026, the Company issued 507,500 six-month warrants to purchase shares of the Company’s common stock at an exercise price of $8.00 per share in conjunction with convertible notes issued on April 24, 2026. The warrants include a full-ratchet anti-dilution provision that adjusts the exercise price if the Company issues equity securities at less than $8.00 per share. These warrants are liability-classified, as they do not meet the fixed-for-fixed criterion under ASC 815-40 (refer Note 2 for details).

During the six months ended June 30, 2025, the Company issued an aggregate of 675,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share in conjunction with the convertible notes. The warrants were issued on January 15, 2025 (250,000) and April 18, 2025 (150,000 warrants), May 8, 2025 (150,000 warrants), and May 25, 2025 (125,000 warrants). The warrants include a full-ratchet anti-dilution provision that adjusts the exercise price if the Company issues equity securities at less than $0.50 per share.

F-24

The following table shows a summary of common stock warrants for the six months ended June 30, 2026:

Number of	Weighted Average Exercise Warrants	Price	Weighted Average Contractual Term in Years
Outstanding at January 1, 2026	16,223,996	$1.06	1.41
Granted	507,500	8.00	—
Exercised	—	—	—
Forfeited	—	—	—
Cancelled	—	—	—
Expired	—	—	—
Outstanding at June 30, 2026	16,731,496	$1.27	1.04
Exercisable at June 30, 2026	16,731,496	$1.27	1.04

NOTE 15 - LOSS PER SHARE

Basic and diluted net loss per share was determined by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding during the period.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

	Three months ended, June 30		Six months ended, June 30
Basic and diluted net loss per share	2026	2025	2026	2025

Numerator:
Net loss	$(13,876,277)	$(2,237,988)	$(28,523,232)	$(3,808,163)
Denominator:
Weighted-average shares outstanding	54,112,845	37,784,611	52,767,635	37,784,611
Net loss per share of common stock - Basic and Diluted	$(0.26)	$(0.06)	$(0.54)	$(0.10)

The following warrants to purchase common stock, RSUs, and options to purchase common stock have been excluded from the computation of net loss per share of common stock for the periods presented because including them would have had an anti-dilutive effect:

	Three months ended, June 30		Six months ended, June 30
	2026	2025	2026	2025
Warrants to purchase common stock	16,731,496	17,628,996	16,731,496	17,628,996
RSUs	937,500	—	937,500	—
Options to purchase common stock	15,113,046	15,113,046	15,113,046	15,113,046
	32,782,042	32,742,042	32,782,042	32,742,042

F-25

NOTE 16 - RELATED PARTY TRANSACTIONS

Executive Compensation

The Company employs two related parties consisting of CEO and COO who serve in executive and management roles. During the three and six months ended June 30, 2026, the Company paid or accrued aggregate compensation, including salaries, discretionary bonuses, and other employee-related benefits, of approximately $809,000 and $485,000, respectively, to these related parties.

Restricted Unit Awards

On January 23, 2026, the Company granted an aggregate of 10,000,000 shares of RSUs to certain related parties. The RSUs are subject to vesting upon the satisfaction of both time-based and market-based conditions (see Note 13).

April 2026 Convertible Notes

On April 24, 2026, the Company entered into a securities purchase agreement with certain related parties with a principal amount of $15,615,385, including OID of $5,465,385 (see Note 18).

Employee Loan Payable

During the six months ended June 30, 2026, the Company had an unsecured loan payable to an employee (the “Employee Loan”). The outstanding balances amount to $121,739 as of June 30, 2026 and December 31, 2025.

There is no formal written loan agreement, stated maturity date, or stated interest rate associated with the Employee Loan. The Employee Loan is payable on demand. Because the Employee Loan does not bear stated interest, management evaluated the requirements of ASC 835-30, Imputation of Interest. Given (i) the short-term nature of the borrowing, (ii) the related-party nature of the transaction, and (iii) the absence of a stated repayment schedule, management determined that imputing interest would not have a material impact on the financial statements. Accordingly, no interest expense has been recorded in connection with the Employee Loan.

The Employee Loan is classified as a current liability on the accompanying interim unaudited condensed balance sheets as of June 30, 2026 and December 31, 2025.

Related Party Loan Payable

On November 6, 2025, the Company entered into a promissory note agreement (the “Related Party Note”) with a related party. The Related Party Note provides for a principal amount of $50,000 and bears interest at a rate of 6% per annum.

The Related Party Note matures and becomes due and payable in a single balloon payment consisting of all unpaid principal and accrued interest ninety (90) calendar days following the date on which the Company’s common stock is publicly listed on a national securities exchange in the United States. The Company may prepay the Related Party Note, in whole or in part, at any time without penalty. As of June 30, 2026 and December 31, 2025, the outstanding principal balance under the Related Party Note was $50,000.

NOTE 17 - COMMITMENTS AND CONTINGENCIES

Joint Venture

The Company entered into a joint venture agreement with IdeaForge Technology Inc., (“IdeaForge”) on September 23, 2025 (the “IdeaForge JV Agreement”), as amended on March 11, 2026 (the “IdeaForge JV Amending Agreement”), together with the IdeaForge JV Agreement, the “JV Agreement”), pursuant to which the parties agreed to form First Forge Technology Inc., a Delaware entity (the “Joint Venture”). The core objective of the Joint Venture is to co-develop and manufacture high-performance drones that are fully compliant with U.S. regulatory and defense standards, as well as the development of new intellectual property and drone technology, while being certified and labeled as “Made in the USA.” Pursuant to the JV Agreement, the Company and IdeaForge are each entitled to 50% of the outstanding equity interests of the Joint Venture, with each party to be issued 5,000 shares for a purchase price of $1.00 upon issuance.

F-26

On March 11, 2026, the Joint Venture amended its certificate of incorporation to authorize and designate a new class of Series A Preferred Stock. The Series A Preferred Stock is non-voting, non-convertible, does not carry dividend or liquidation preference rights and does not otherwise participate in the governance or economic rights of the Joint Venture (“JV Preferred Shares”).

Obligations of the Joint Venture

Pursuant to the JV Agreement, the Company agreed, among other things, to (i) make a total capital contribution to the Joint Venture in such amount as may be required for its operations and as agreed between the parties, which shall include a capital contribution of up to $25,000,000 (“Capital Contribution”), of which a first tranche of $10,000,000 shall be invested on or before December 31, 2026 and applied toward the Capital Contribution, with the remaining balance to be invested on or before December 31, 2027, each of which amounts may be adjusted by mutual agreement of the parties, and which investment may be made through the purchase of JV Preferred Shares; (ii) facilitate the provision of a demarcated manufacturing facility for manufacturing services, including through lease assistance; (iii) provide the Joint Venture with such technical know-how, expertise and operational assistance as may be reasonably required in connection with obtaining applicable licenses, permits, approvals and regulatory clearances; and (iv) support the Joint Venture’s commercial development efforts by sharing relevant customer contacts in the defense, law enforcement and related sectors globally.

Drone Development

On May 1, 2026, the Company entered into a master services agreement with Hellbender Inc. (“Hellbender”) for the design, engineering, and prototyping of two attributable drone platforms (the “Hellbender Agreement”). The Hellbender Agreement has an estimated total contract value of approximately $3,000,000. The estimated service period for the Hellbender Agreement is approximately eleven months. For the six months ended June 30, 2026, the Company funded $1,150,000 of the commitment and has incurred $126,313 in costs associated with the Hellbender Agreement and the remaining balance is a prepaid expense of $1,023,687.

Equity Line of Credit

On May 21, 2026, the company entered into a Equity Line of Credit Agreement (the “ELOC Agreement”) with certain accredited investors (the “ELOC Investors”), pursuant to which the Company can issue $50,000,000 in Common Stock. The term of the ELOC Agreement is thirty six (36) months from the date of the agreement. Under the ELOC Agreement, the Company may, at its sole discretion, deliver purchase notices to ELOC Investors directing them to purchase shares of the Company’s Common Stock at a purchase price equal to 97% of the volume-weighted average price of the Common Stock during a specified pricing period. During the period ended June 30, 2026, no such notices were delivered for the ELOC. In connection with the ELOC Agreement, the Company has paid $25,000 in legal expenses. There are no commitment fees associated with the ELOC Agreement.

Litigation

The Company may be subject to legal proceedings and claims that arise in the ordinary course of business. Management is not currently aware of any matters that will have a material effect on the financial position, results of operations, or cash flows of the Company.

F-27

NOTE 18 - SUBSEQUENT EVENTS

The Company evaluated subsequent events occurring through the date these interim unaudited condensed financial statements were issued (or available to be issued). Based on this evaluation, the Company identified the following non-recognized subsequent events.

Nasdaq Listing

On August 20, 2026, the Company’s common stock commenced trading on the Nasdaq Capital Market under the ticker symbol “FBDT”, marking the completion of the Company’s Nasdaq listing process.

Conversion of Convertible Notes

On August 20, 2026, in connection with the Company’s Nasdaq listing, senior secured convertible promissory notes with an aggregate outstanding balance of $15,615,385, including original issue discount, and accrued interest of $302,896 automatically converted into 1,989,784 shares of the Company’s common stock at a conversion price of $8.00 per share. The conversion resulted in the issuance of 1,951,922 shares related to the notes and 37,862 shares related to accrued interest. Upon conversion, the associated indebtedness was fully extinguished.

May 8, 2026 Convertible Notes

On May 8, 2026 (the “Original Issuance Date”), the Company entered into a securities purchase agreement with certain related parties, pursuant to which the Company issued senior secured convertible promissory notes in the principal amount of $7,692,308 (the “Notes”), including original issue discount, and matures twelve (12) months from the Original Issuance Date. The cash proceeds, net, received by the Company were $5,000,000 on August 14, 2026. On August 20, 2026, in connection with the Company’s Nasdaq listing, the convertible notes automatically converted into 961,539 shares of the Company’s common stock at a conversion price of $8.00 per share. Upon conversion, the associated indebtedness was fully extinguished. The Company intends to use the net proceeds for working capital and general corporate purposes.

Issuance of Advisory Shares

In connection with the commencement of trading of the Company’s common stock on the Nasdaq Capital Market on August 20, 2026, the Company is required to issue 887,472 shares of common stock to RBW Capital Partners pursuant to the terms of an advisory agreement. The shares represented 1.0% of the Company’s fully diluted common stock outstanding immediately prior to the Nasdaq listing. In addition, the Company paid RBW Capital Partners a one-time cash advisory fee of $250,000 upon the successful completion of the listing.

F-28

FIRST BREACH, INC.

FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2025 AND 2024

F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

First Breach, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of First Breach, Inc. (the “Company”) as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2025 and 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years ended December 31, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 3 to the financial statements, the 2024 financial statements have been restated to correct certain misstatements.

Substantial Doubt Regarding the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred net losses and had negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Grassi & Co., CPAs, P.C.

We have served as the Company’s auditor since 2025.

Jericho, New York

March 20, 2026

F-30

FIRST BREACH, INC.

BALANCE SHEETS

	December 31, 2025	December 31, 2024 (Restated)
Assets
Current assets:
Cash	$2,477,122	$434,613
Accounts receivable	51,889	30,265
Inventories, net	918,359	1,845,982
Prepaid and other current assets	46,192	44,081
Total current assets	3,493,562	2,354,941
Property and equipment, net	8,201,957	9,483,383
Right-of-use assets	1,271,638	1,616,052
Other assets	53,625	53,625
Total assets	$13,020,782	$13,508,001

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$2,041,908	$1,852,202
Accrued liabilities	431,659	358,906
Accrued liabilities, related party	428,278	513,614
Employee loan payable, related party	121,739	121,739
Note payable – related party	50,000	—
Contract liabilities	—	54,410
Note payable – current portion	7,166	—
Convertible notes payable, net of debt discount – current portion	284,146	—
Operating lease liability – current portion	372,665	344,177
Financing lease liability – current portion	893,710	712,795
Total current liabilities	4,631,271	3,957,843

Long-term liabilities:
Note payable	27,523	—
Convertible notes payable, net of debt discount	201,215	1,471,436
Operating lease liability – net of current portion	988,471	1,361,137
Financing lease liability – net of current portion	767,822	1,607,982
Total liabilities	6,616,302	8,398,398

Commitments and Contingencies (Note 18)	—	—

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 1,000,000 authorized, no shares issued and outstanding as of December 31, 2025 and 2024, respectively	—	—
Common stock, $0.0001 par value, 100,000,000 authorized, 44,500,111 and 37,784,611 shares issued and outstanding as of December 31, 2025 and 2024, respectively	4,450	3,778
Additional paid-in capital	41,643,152	26,526,826
Accumulated deficit	(35,243,122)	(21,421,001)
Total stockholders’ equity	6,404,480	5,109,603
Total liabilities and stockholders’ equity	$13,020,782	$13,508,001

The accompanying notes are an integral part of these financial statements.

F-31

FIRST BREACH, INC.

STATEMENTS OF OPERATIONS

	Year ended December 31, 2025	Year ended December 31, 2024 (Restated)

Net revenues	$384,129	$773,870
Cost of revenues	1,761,368	2,235,004
Net loss associated with liquidation of raw materials	684,960	943,278
Gross margin	(2,062,199)	(2,404,412)

Operating expenses:
Selling, general, and administrative expense	7,926,714	2,836,942
Total operating expenses	7,926,714	2,836,942

Loss from operations	(9,988,913)	(5,241,354)

Other expense, net:
Interest expense, net	(1,866,438)	(791,730)
Loss on extinguishment of debt	(2,017,314)	—
Loss on sale of assets	(1,906)	—
Other income	93,500	—
Other expense	(41,050)	(41,050)
Total other expense, net	(3,833,208)	(832,780)

Net loss before income taxes	(13,822,121)	(6,074,134)
Income tax provision	—	—
Net loss	$(13,822,121)	$(6,074,134)

Net loss per share:
Basic and diluted	$(0.36)	$(0.16)

Weighted average number of shares outstanding:
Basic & diluted	38,276,140	37,530,778

The accompanying notes are an integral part of these financial statements.

F-32

FIRST BREACH, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at January 1, 2024	37,196,111	3,719	25,092,195	(15,346,867)	9,749,047

Equity offering proceeds, net of stock issuance costs	528,500	53	734,947	—	735,000

Warrants issued in conjunction with convertible notes payable (as restated)	—	—	639,690	—	639,690

Share-based compensation	60,000	6	59,994	—	60,000

Net loss	—	—	—	(6,074,134)	(6,074,134)
Balance at December 31, 2024 (as restated)	37,784,611	$3,778	$26,526,826	$(21,421,001)	$5,109,603
Issuance of common stock for the conversion of debt	1,775,000	178	3,549,822	—	3,550,000

Equity offering proceeds in conjunction with the conversion of convertible notes payable	2,195,000	219	4,389,781	—	4,390,000

Warrants issued in conjunction with the conversion of convertible notes payable	—	—	677,374	—	677,374

Issuance of common stock for the exercise of warrants	1,775,000	178	887,322	—	887,500

Equity offering proceeds	970,500	97	1,030,403	—	1,030,500

Share-based compensation	—	—	4,581,625	—	4,581,625

Net loss	—	—	—	(13,822,121)	(13,822,121)
Balance at December 31, 2025	44,500,111	$4,450	$41,643,152	$(35,243,122)	$6,404,480

The accompanying notes are an integral part of these financial statements.

F-33

FIRST BREACH, INC.

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2025	Year ended December 31, 2024 (Restated)
Cash flows from operating activities:
Net loss	$(13,822,121)	$(6,074,134)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	4,581,625	60,000
Depreciation and amortization	1,332,393	1,327,482
Loss on extinguishment of debt	2,017,314	—
Amortization of debt discount	53,550	53,550
Amortization of debt discount – warrant feature and OID interest	984,834	82,872
Non-cash PIK interest	344,151	28,255
Loss on sale of asset	(1,906)	—
Right-of-use assets, net of lease liabilities	235	12,290
Changes in operating assets and liabilities:
Accounts receivable	(21,624)	(28,440)
Inventories	927,623	1,036,453
Prepaid and other current assets	(2,111)	10,401
Accounts payable	189,706	1,194,423
Accrued liabilities	72,753	283,924
Accrued liabilities, related party	(85,337)	246,344
Employee loan payable, related party	—	121,739
Contract liabilities	(54,410)	54,410
Net cash used in operating activities	(3,483,325)	(1,590,431)

Cash flows from investing activities:
Proceeds from sale of assets	78,000	—
Capitalized expenditures	(88,369)	(190,390)
Net cash used in investing activities	(10,369)	(190,390)

Cash flows from financing activities:
Proceeds from convertible notes payable	2,090,000	2,000,000
Proceeds from issuance of common stock upon exercise of warrants	887,500	—
Principal payments on financing lease	(712,794)	(568,567)
Proceeds from issuance on equity offerings	3,225,500	791,000
Proceeds from note payable – related party	50,000	—
Net payments on note payable	(4,003)	—
Stock issuance costs	—	(56,000)
Net cash provided by financing activities	5,536,203	2,166,433

Net change to cash	2,042,509	385,612
Cash at beginning of year	434,613	49,001
Cash at end of year	$2,477,122	$434,613

Supplemental disclosure of cash flow information:
Cash paid for interest	$530,700	$665,101
Cash paid for taxes	$—	$—

Supplemental Non-cash Financing Activities
Issuance of common stock for the conversion of convertible notes payables	$3,550,000	$—
Issuance of warrants in conjunction with convertible notes payable	$677,374	$639,690

The accompanying notes are an integral part of these financial statements.

F-34

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

First Breach (“The Company” ) was originally formed as a limited liability company named First Breach, LLC under the laws of the State of Maryland on April 9, 2018 and subsequently converted to a corporation named First Breach, Inc. (“First Breach”) incorporated under the laws of the State of Delaware on October 22, 2021.

The Company is a match-grade ammunition component manufacturer offering brass cups, brass casings, full-metal-jacket projectiles, lead projectile cores, and lead wire. Equipped with numerous quality control checks, the Company offers match-grade, SAAMI-specification products. Customers will have the ability to order custom head-stamped casings as well as a wide range of grain-size options for projectiles. The majority of customers are resellers and direct-to-consumers primarily within the United States.

The Company is dedicated to building upon its industry experience while emphasizing placing integrity first along with competitive pricing, building customer relations, and utilizing quality raw materials.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

Liquidity and Going Concern

The Company has incurred losses since inception, devoting substantially all of its efforts toward manufacturing buildout and related operational activities, and have an accumulated deficit of $35,243,122 as of December 31, 2025. The Company generated a net loss of $13,822,121 during the year ended December 31, 2025. Net cash used in its operating activities during the year ended December 31, 2025 was $3,483,325. The Company expects to continue to generate operating losses and negative cash flow from operations for the foreseeable future. The Company plans to continue to actively pursue financing alternatives, but there can be no assurance that it will obtain the necessary funding in the future when needed.

The Company’s management concluded that its recurring losses from operations and the fact that it has not generated significant revenue or positive cash flows from operations raise substantial doubt about its ability to continue as a going concern for the next 12 months from the date of filing this Audit Report for the year ended December 31, 2025. The Company’s auditors also included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2025 with respect to this uncertainty.

Revenue Recognition and Cost of Revenue

The Company generates revenue from the production and sale of ammunition, which includes shipping income. The Company recognizes revenue according to Accounting Standard Codification – Revenue from Contract with Customers (“ASC 606”). When the customer obtains control over the promised goods or services, the Company records revenue in the amount of consideration that it can expect to receive in exchange for those goods and services. The Company applies the following five-step model to determine revenue recognition:

●	Identification of a contract with a customer
●	Identification of the performance obligations in the contact
●	Determination of the transaction price
●	Allocation of the transaction price to the separate performance allocation
●	Recognition of revenue when performance obligations are satisfied

The Company only applies the five-step model when it is probable that it will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception and once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company’s contracts contain a single performance obligation, and the entire transaction price is allocated to the single performance obligation. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Accordingly, The Company recognizes net revenues when the customer obtains control of its product, which typically occurs upon shipment of the product from our warehouse or the performance of the service.

F-35

The Company applies ASC 606, Revenue from Contracts with Customers, (ASC 606) utilizing the following allowable exemptions or practical expedients:

●	Portfolio approach practical expedient relative to the estimation of variable consideration.
●	Shipping and handling practical expedient to account for shipping and handling activities that occur after control of the related good transfers as fulfillment activities.
●	Costs of obtaining a contract practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset is one year or less.
●	Sales taxes practical expedient to exclude sales taxes and other similar taxes from the transaction price.
●	Significant financing component practical expedient.

Substantially all the Company’s sales are domestic and are made to customers under agreements which do not include rights of return or warranty for the years ended December 31, 2025 and 2024. Revenue from product sales is recognized as net of discounts and estimated returns.

Cost of revenue includes the cost of purchased merchandise plus freight and any applicable delivery charges from the vendor to the Company. Sales are to individual retail consumers through the Company’s ecommerce sales and wholesale distribution partners. The majority of customers are resellers and direct-to-consumers primarily within the United States.

Cost of revenues earned includes all finished material, supplies and raw materials, equipment rental, and freight.

Total accounts receivable
January 1, 2024	$1,825
January 1, 2025	$30,265
December 31, 2025	$51,889

Contract Liabilities

As of December 31, 2025 and 2024, the Company did not have any contract assets or contract liabilities arising from contracts with customers other than customer deposits of $0 and $54,410, respectively. Customer deposits represent amounts received in advance of the Company’s satisfaction of its performance obligations under customer contracts. These deposits will be recognized as revenue when the related products are delivered or services are performed. All remaining performance obligations associated with these deposits are expected to be satisfied within the following calendar year.

The following table provides information about contract liabilities from contracts with customers.

	December 31, 2025	December 31, 2024
Customer deposit	$—	$54,410
Total Contract Liabilities	$—	$54,410

F-36

Significant changes in the contract liabilities balance during the period are as follows:

Contract liabilities
Balance, December 31, 2024	$54,410
Contracts with customers entered during the period	—
Contracts with customers canceled during the period	(54,410)
Balance, December 31, 2025	$—

Use of Estimates

Management uses estimates and assumptions in preparing its financial statements in accordance with U.S. GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. The most significant estimates relate to the estimated determination of the allowance for credit losses, allowance for obsolete inventory, warrant fair value and stock-based compensation. On an ongoing basis, management evaluates its estimates compared to historical experience and trends, which form the basis for making judgments about the carrying value of assets and liabilities.

Segments

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires enhanced disclosures about a public entity’s reportable segments, including significant segment expense categories and expanded interim reporting requirements. The amendments are effective for years beginning after December 15, 2023, and interim periods beginning after December 15, 2024. Early adoption is permitted. The Company adopted ASU 2023-07 for the year ended December 31, 2024. The adoption of this standard did not have a material impact on the Company’s financial statements.

In November 2023, the FASB issued Accounting Standards Update ASC 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASC 2023-07 requires public entities to disclose significant segment expense categories that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included in the measure of segment profit or loss, as well as the title and position of the CODM. The amendments also require disclosure of all annual segment profit or loss and asset disclosures in interim periods and provide expanded disclosure requirements for entities with a single reportable segment.

The primary financial measures used by the CODM to evaluate performance and allocate resources are Net loss and Loss from operations. The CODM uses Net loss and Loss from operations to evaluate the performance of the Company’s ongoing operations and as part of the Company’s internal planning and forecasting processes. Information on Net loss and Loss from operations is disclosed in the interim unaudited condensed statements of operations. Segment expenses and other segment items are provided to the CODM on the same basis as disclosed in the interim unaudited condensed statements of operations.

The CODM does not evaluate performance or allocate resources based on segment assets, and therefore such information is not presented in the notes to the financial statements.

The Company has determined that its current business and operations consist of one reporting segment.

Cash

Cash includes cash on hand as of December 31, 2025 and 2024, the Company maintained an aggregate cash balance of $2,477,122 and $434,613, respectively, in two bank deposit accounts held at a single financial institution. Of this amount, $2,227,122 and $184,613 exceeded the federally insured limit of $250,000 as of December 31, 2025 and 2024, respectively. There were no cash equivalents as of December 31, 2025 and 2024.

The Company has not experienced any losses in such accounts, and management believes it is not exposed to significant credit risk on its cash balances.

Accounts Receivable, net

Trade accounts receivable are stated at the amount the Company expects to collect and do not bear interest. For its financial instruments subject to credit risk, consisting of its receivables, the Company recognizes as an allowance its estimate of lifetime expected credit losses under the current expected credit loss (CECL) model of ASC 326. The approach is based on the Company’s internal knowledge and historical default rates over the expected life of the receivables and is adjusted to reflect current economic conditions. This evaluation takes into account the customer’s ability and intention to pay the consideration when it is due along with incorporating changes in the forward-looking estimates. If the expected financial condition of the Company’s customers were to improve, the allowances may be reduced accordingly. Provisions to the allowances for credit losses are recorded in selling, general and administrative expenses. As of December 31, 2025 and 2024, the Company determined that the vast majority of its accounts receivable were fully collectible and, accordingly, did not record an allowance for credit losses.

F-37

Inventories

Inventories are valued at the lower of cost and net realizable value, with cost determined using the weighted average cost method on a first-in first-out basis. Net realizable value is defined as sales price less cost of completion, disposable and transportation. Production costs, including labor and manufacturing overhead, are applied to finished goods based on estimated production capacity. Any excess production costs that result from abnormally low production levels are expensed as incurred and included in cost of revenues.

The Company evaluates inventory for excess or obsolescence and records provisions when necessary to reduce inventories to their net realizable value. The reserve for excess or obsolete inventories was $20,105 as of December 31, 2025 and 2024.

Property and Equipment, Net

The Company states property and equipment at historical cost less accumulated depreciation and amortization. The Company computes depreciation and amortization using the straight-line method at rates intended to depreciate the cost of assets over their estimated useful lives, which are generally three to ten years. Upon retirement or sale of property and equipment, The Company removes the cost of the disposed assets and related accumulated depreciation and amortization from the accounts, and any resulting gain or loss is credited or charged to other income or expenses. The Company charges expenditures for normal repairs and maintenance to expenses as incurred.

The Company capitalizes additions and expenditures for improving or rebuilding existing assets that extend the useful life. Leasehold improvements made either at the inception of the lease or during the lease term are amortized over the shorter of their economic lives or the lease term including any renewals that are reasonably assured.

Property and equipment is stated at historical cost less accumulated depreciation. The estimated useful lives as follows:

Asset Class	Useful Life (Years)
Vehicles	3-6
Leasehold improvements	6-7
Office furniture & fixtures	7
Tooling, machinery and equipment	3-10

Long-Lived Assets

Recoverability of long-lived assets, including property and equipment and certain identifiable intangible assets are evaluated whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Factors considered important which could trigger an impairment review include but are not limited to significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the assets or the strategy for the overall business, significant decrease in the market value of the assets and significant negative industry or economic trends. In the event the carrying amount of the long-lived assets may not be recoverable based upon the existence of one or more of the indicators, the assets are assessed for impairment based on the estimated future undiscounted cash flows expected to result from the use of the asset and its eventual deposition. If the carrying amount of an asset exceeds the sum of the estimated future undiscounted cash flow, an impairment loss is recorded for the excess of the asset’s carrying amount over its fair value. There was no impairment during the years ended December 31, 2025 and 2024.

F-38

Fair Value of Financial Instruments

The Company complies with ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands disclosure requirements about fair value measurements. Under ASC 820, there are three categories for the classification and measurement of assets and liabilities carried at fair value:

Level 1: Valuation based on quoted market prices in active markets for identical assets or liabilities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment. Examples include publicly traded equity securities and publicly traded mutual funds that are actively traded on a major exchange or over-the-counter market.

Level 2: Valuation based on quoted market prices of investments that are not actively traded or for which certain significant inputs are not observable, either directly or indirectly. Examples include municipal bonds, where fair value is estimated using recently executed transactions, bid asked prices and pricing models that factor in, where applicable, interest rates, bond spreads and volatility.

Level 3: Valuation based on inputs that are unobservable and reflect management’s best estimate of what market participants would use as fair value. Examples include limited partnerships and private equity investments.

The estimated fair value of cash, trade receivables, accounts payable, accrued expenses and other current liabilities are based on Level 1 inputs as the fair values approximate carrying amounts as of December 31, 2025 and 2024, based on the short-term nature and maturity of these instruments.

The fair value of the Company’s convertible notes payable, approximated the carrying value as of December 31, 2025. Factors that the Company considered when estimating the fair value of its debt included market conditions and the terms of the debt. The level of the debt would be considered as Level 2.

The estimated fair value of warrants shares is determined based on various valuation methodologies, including the Monte Carlo pricing model and other appropriate valuation techniques. These methodologies consider underlying economic factors that influenced which of these events would occur, when they were likely to occur, and the specific terms that would be in effect at the time (i.e., stock price, exercise/conversion price, etc.). Probabilities were assigned to each variable such as the timing and pricing of events over the term of the instruments based on management projections.

Equity Classified Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The Company’s assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance.

The issuance of warrants in conjunction with convertible debt (see Note 10) and the issuance of warrants to investors and placement agents (see Note 12) qualify for the derivative scope exception under ASC 815 and are therefore presented as a component of Stockholders’ Equity on the balance sheets without subsequent fair value re-measurement.

Net loss per share

Basic net loss per share is computed by dividing net income available to common shareholders by the weighted average shares outstanding during the period. Diluted net loss per share takes into account the potential dilution that could occur if securities or other contracts to issue shares, such as stock options, warrants, and unvested restricted stock units, were exercised and converted into common shares and the impact would not be antidilutive. Diluted net loss per share is computed by dividing net income available to common shareholders by the weighted average shares outstanding during the period, increased by the number of additional shares that would have been outstanding if the potential shares had been issued and were dilutive. Contingently issuable shares are included in basic net loss per share only when there is no circumstance under which those shares would not be issued.

F-39

Advertising

Advertising and marketing costs are expensed as incurred. During the years ended December 31, 2025 and 2024, advertising costs incurred by the Company totaled $2,000 and $8,098, respectively, and are included in selling, general and administrative expenses in the accompanying statements of operations.

Deferred Financing Costs

Deferred financing costs relating to the Company’s convertible notes payable are deferred and amortized ratably over the life of the debt using the straight-line method. Deferred financing costs are included as an addition to interest expense on the of statements of operations and are included in Convertible notes payable, net of debt discount on the balance sheets.

Shipping and Handling Costs

The Company accounts for shipping and handling activities as fulfillment activities. As such, the Company does not evaluate shipping and handling as promised services to its customers. Shipping and handling costs are included in cost of revenues in the accompanying statements of operations.

Leases

The Company is a lessee in multiple noncancelable operating and financing leases. If the contract provides the Company with the right to substantially all the economic benefits and the right to direct the use of the identified asset, it is generally considered to be or contain a lease. Right-of-Use (ROU) assets and lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the expected lease term. The ROU asset is also adjusted for any lease prepayments made, lease incentives received, and initial direct costs incurred.

The lease liability is initially and subsequently recognized based on the present value of its future lease payments. Variable payments are included in the future lease payments when those variable payments depend on an index or a rate. Increases (decreases) to variable lease payments due to subsequent changes in an index or rate are recorded as variable lease expense (income) in the future period in which they are incurred.

The discount rate used is the implicit rate in the lease contract, if it is readily determinable, or the Company’s incremental borrowing rate. The Company uses the incremental borrowing rate based on the information available at the commencement date for all leases. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms and in a similar economic environment.

The ROU asset for operating leases is subsequently measured throughout the lease term at the amount of the remeasured lease liability (i.e., present value of the remaining lease payments), plus unamortized initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received, and any impairment recognized. Operating leases with fluctuating lease payments: For operating leases with lease payments that fluctuate over the lease term, the total lease costs are recognized on a straight-line basis over the lease term. The ROU asset for finance leases is amortized on a straight-line basis over the economic life of the asset as the financing leases include an option to purchase the underlying asset that the Company is reasonably certain to exercise

For all underlying classes of assets, the Company has elected the practical expedient to not recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less at lease commencement. The Company recognizes short-term lease cost on a straight-line basis over the lease term.

Stock-Based Compensation

The Company accounts for stock awards issued under ASC 718, Compensation – Stock Compensation. Under ASC 718, stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award.

Stock-based compensation is recognized as an expense over the employee’s requisite vesting period and over the non-employee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

F-40

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. Deferred income taxes are recorded for the expected tax consequences of temporary differences between the basis of assets and liabilities for financial reporting purposes and amounts recognized for income tax purposes. As of December 31, 2025 and 2024, the Company recorded a valuation allowance equal to the full recorded amount of its net deferred tax assets since it is more-likely-than-not that benefits from its deferred tax assets will not be realized. The valuation allowance is reviewed quarterly and is maintained until sufficient positive evidence exists to support its reversal.

The Company recognizes the impact of an uncertain tax position if the position will more likely than not be sustained upon examination by a taxing authority, based on the technical merits of the position. The Company’s policy is to record interest and penalties related to income taxes as part of its income tax provision. As of December 31, 2025 and 2024, the Company had no unrecognized tax benefits and as such, no liability, interest or penalties were required to be recorded. The Company does not expect this to change significantly in the next twelve months.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recover or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is entirely dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

The Company files income tax returns in the U.S. federal jurisdiction and the State of Maryland.

Accounting Pronouncements

Recently Issued and Adopted Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. We are also a “smaller reporting company,” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be permitted to do so for so long as (i) our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. The amendments also require disclosure of all annual segment profit or loss and asset disclosures in interim periods and provide expanded disclosure requirements for entities with a single reportable segment.

ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods beginning after December 15, 2024. The Company adopted ASU 2023-07 for its year ended December 31, 2024, in accordance with the required effective date for non-accelerated filers. The adoption did not impact the Company’s financial position, results of operations, or cash flows; however, it resulted in enhanced segment disclosures in the notes to the financial statements in accordance with ASC 280, Segment Reporting. These enhancements include the identification of significant segment expense categories, disclosure of the measures of segment profit or loss used by the Chief Operating Decision Maker (“CODM”), related reconciliations to the most comparable GAAP measure, and expanded disclosures for entities with a single reportable segment.

F-41

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU requires that an entity disclose specific categories in the effective tax rate reconciliation as well as reconciling items that meet a quantitative threshold. Further, the ASU requires additional disclosures on income tax expense and taxes paid, net of refunds received, by jurisdiction. The new standard is effective for annual periods beginning after December 15, 2024 on a prospective basis with the option to apply it retrospectively. Early adoption is permitted. The Company adopted ASC 2023-09 for the year ended December 31, 2025, and applied the new disclosure requirements prospectively to the current annual period. Prior period disclosures have not been adjusted to reflect the new disclosure requirements. For additional information, see Note 19 “Income Taxes” to the financial statements.

Recently Issued but Not Yet Adopted Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses to expand the disclosure requirements for certain costs and expenses. In January 2025, FASB issued ASU 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date, which clarified the effective date of ASU 2024-03 as periods beginning after December 15, 2026 for annual reporting, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact this standard will have on its financial statements.

In November 2024, the FASB issued ASU 2024-04, Debt—Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments to improve the relevance and consistency in application of the induced conversion guidance in Subtopic 470-20, Debt - Debt with Conversion and Other Options. The amendments in this ASU are effective for all entities for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted as of the beginning of the annual reporting period for all entities that have adopted the amendments in Update 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The Company is currently evaluating the impact this standard will have on its financial statements.

NOTE 3 — RESTATEMENT

During the preparation of our financial statements for the year ended December 31, 2025, we identified errors related to (i) the incorrect number of warrants used to calculate the debt discount associated with warrants issued in conjunction with convertible debt and (ii) the Company determined that certain inventory units had a net realizable value below recorded cost. The warrant error affected the allocation of proceeds between debt and equity, resulting in adjustments to the debt discount, interest expense, and Additional Paid-in Capital. The inventory valuation error impacted inventory, cost of goods sold, and retained earnings in the related periods. As a result, we restated our previously issued financial statements for the year ended December 31, 2024.

The following tables present the effect of the Restatement Items on the Company’s balance sheet, statement of operations, and cash flow for the year ended December 31, 2024.

F-42

FIRST BREACH, INC.

BALANCE SHEETS

(as restated)

	December 31, 2024			December 31, 2024
	As Previously reported	Restatement adjustment		As restated
Assets
Current assets:
Cash	$434,613	$-		$434,613
Accounts receivable	30,265	-		30,265
Inventories, net	1,999,982	(154,000	)(a)	1,845,982
Prepaid and other current assets	44,081	-		44,081
Total current assets	2,508,941	(154,000)		2,354,941
Property and equipment, net	9,483,383	-		9,483,383
Right-of-use assets	1,616,052	-		1,616,052
Other assets	53,625	-		53,625
Total assets	$13,662,001	$(154,000)		$13,508,001

Liabilities and stockholdersw’ equity

Current liabilities:
Accounts payable	$1,852,202	$-		$1,852,202
Accrued liabilities	358,906	-		358,906
Accrued liabilities, related party	513,614	-		513,614
Employee loan payable, related party	121,739	-		121,739
Contract liabilities	54,410	-		54,410
Operating lease liability - current portion	344,177	-		344,177
Financing lease liability - current portion	712,795	-		712,795
Total current liabilities	3,957,843	-		3,957,843

Long-term liabilities:
Convertible notes payable, net of current portion	868,788	602,648	(b)	1,471,436
Opertaing lease liability -net of current portion	1,361,137	-		1,361,137
Financing lease, net of current portion	1,607,982	-		1,607,982
	-	-		-
Total liabilities	7,795,750	602,648		8,398,398

Commitments and Contingencies (Note 16)

Stockholders’ Equity:
Common stock, $0.0001 par value, 100,000,000 authorized, 44,500,111 issued and outstanding as of December 31, 2024	3,778	-		3,778
Additional paid- in capital	27,189,689	(662,863	)(b)	26,526,826
Accumulated deficit	(21,327,216)	(93,785)		(21,421,001)
Total stockholders’ equity	5,866,251	(756,648)		5,109,603
Total liabilities and stockholders’ equity	$13,662,001	$(154,000)		$13,508,001

F-43

FIRST BREACH, INC.

STATEMENT OF OPERATIONS

(Restated)

	December 31, 2024		December 31, 2024
	As Previously reported	Restatement adjustment	As restated

Net revenues	$773,870	$-	$773,870
Cost of revenues	2,081,004	154,000 (a)	2,235,004
Net loss associated with liquidation of raw materials	943,278		943,278
Gross margin	(2,250,412)	$(154,000)	(2,404,412)

Operating expenses:
Sales, general and administrative	2,836,942	-	2,836,942
Total operating expenses	2,836,942	-	2,836,942

Loss from operations	(5,087,354)	(154,000)	(5,241,354)

Other expenses, net:
Interest expense, net	(851,945)	60,215 (b)	(791,730)
Other expense	(41,050)	-	(41,050)
Total other expenses, net	(892,995)	60,215	(832,780)

Net loss before income taxes	(5,980,349)	(93,785)	(6,074,134)
Income tax provision
Net loss	$(5,980,349)	$(93,785)	$(6,074,134)

F-44

FIRST BREACH, INC.

STATEMENTS OF CASH FLOW

(Restated)

	December 31, 2024			December 31, 2024
	As Previously reported	Restatement adjustment		As restated

Cash flows from operating activities:
Net loss	$(5,980,349)	(93,785)		$(6,074,134)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	60,000	-		60,000
Depreciation and amortization	1,327,482	-		1,327,482
Amortization of debt discount	81,805	(28,255	)(c)	53,550
Amortization of debt discount – warrant feature	171,342	(88,470	)(b),(d)	82,872
Non-cash PIK interest	-	28,255	(d)	28,255
Right-of-use assets, net of lease liabilities	12,290	-		12,290
Changes in operating assets and liabilities:
Accounts receivable	(28,440)	-		(28,440)
Inventories	882,453	154,000	(a)	1,036,453
Prepaid and other current assets	10,401	-		10,401
Accounts payable	1,194,423	-		1,194,423
Accrued liabilities	283,924	-		283,924
Accrued liabilities, related party	246,344	-		246,344
Employee loan payable, related party	121,739	-		121,739
Contract liabilities	54,410	-		54,410
Net cash used in operating activities	(1,562,176)	(28,255)		(1,590,431)

Cash flows from investing activities:
Capitalized expenditures	(190,390)	-		(190,390)
Net cash used in investing activities	(190,390)	-		(190,390)

Cash flows from financing activities:
Proceeds from convertible notes payable	2,000,000			2,000,000
Principal payments on financing lease	(596,822)	28,255	(c)	(568,567)
Proceeds from issuance on equity offerings	791,000			791,000
Stock issuance costs	(56,000)			(56,000)
Net cash provided by financing activities	2,138,178	28,255		2,166,433

Net change to cash	385,612	-		385,612
Cash at beginning of year	49,001			49,001
Cash at end of year	$434,613	$-		$434,613

The following adjustments were recorded to correct errors identified in the previously issued financial statements:

(a)	Adjustment in the amount of $154,000 to reduce inventory to net realizable value, as certain inventory units had a net realizable value below their recorded cost.

(b)	Adjustment in the amount of $60,215 to correct the number of warrants used in calculating the debt discount associated with warrants issued in conjunction with convertible debt, which resulted in an overstatement of the debt discount and additional paid-in capital.

(c)	Reclassification adjustment in the amount of $28,255 between debt discount and principal payments related to financing leases to properly present the amounts.

(d)	Reclassification in the amount of $28,255 of non-cash PIK interest to be consistent with current year reporting.

F-45

NOTE 4 — INVENTORIES

Inventories consisted of the following at:

	December 31, 2025	December 31, 2024 (Restated)
Finished products	$319,131	$275,617
Raw materials	472,863	1,588,930
Work in progress	146,470	1,540
Inventory, gross	938,464	1,866,087
Allowance for obsolete inventory	(20,105)	(20,105)
Total inventory	$918,359	$1,845,982

Net Loss from Liquidation of Raw Materials

The net loss on liquidation of raw materials for the years ended December 31, 2025 and 2024 was $684,960 and $943,278, respectively, attributable to the liquidation of certain raw material inventory outside the normal course of operations to support operating cash flow and working capital management, which resulted in proceeds below the inventory’s carrying value.

NOTE 5 — PREPAID ASSETS

Prepaid assets consist of the following at:

	December 31, 2025	December 31, 2024
Prepaid insurance	35,389	2,978
Prepaid other	10,803	—
Equipment deposits	—	41,103
	$46,192	$44,081

NOTE 6 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following at:

Classification	December 31, 2025	December 31, 2024
Vehicles	$340,210	$335,218
Leasehold improvements	1,656,123	1,656,123
Office furniture & fixtures	60,328	57,362
Tooling, machinery and equipment	9,876,922	9,865,708
Total property and equipment	11,933,583	11,914,411
Less: Accumulated depreciation and amortization	(3,731,626)	(2,431,028)
Property and equipment, net	$8,201,957	$9,483,383

Depreciation and amortization expense was $1,332,393 and $1,327,482 for each of the years ended December 31, 2025 and 2024, respectively.

F-46

NOTE 7 — ACCRUED LIABILITIES

Accrued liabilities consisted of the following at:

	December 31,	December 31,
	2025	2024
Accrued outstanding lease payments	$22,439	$171,919
Accrued professional fees	106,120	54,662
Accrued utilities	10,991	—
Accrued employee compensation	25,109	32,325
Accrued contractor costs	267,000	100,000
	$431,659	$358,906

NOTE 8 — OPERATING LEASES

On March 18, 2021, the Company entered into a lease agreement with New Heights Industrial Park, LLC for a new office and manufacturing space totaling 71,500 square feet in Hagerstown, Maryland. The lease commenced upon the Bureau of Alcohol, Tobacco, Firearms and Explosives (ATF) manufacturing certification received on May 22, 2022, and shall expire 84 months thereafter. The initial monthly rent is $31,877 with annual increases of 3% per annum. The lease agreement grants the Company two successive five-year extension options, with rent for each extension term commencing at 103% of the prior year’s annual rent, subject to timely notice and the absence of default.

Components of lease expense were as follows for the twelve months ended:

	December 31, 2025	December 31, 2024
Operating lease right-of-use lease asset	$2,465,275	$2,465,275
Accumulated amortization	(1,193,637)	(849,223)
Net balance	$1,271,638	$1,616,052

Lease liability, current portion	$372,665	$344,177
Lease liability, long term	988,471	1,361,137
Total operating lease liabilities	$1,361,136	$1,705,314

Weighted Average Remaining Lease Term – operating leases	40 months	52 months

Weighted Average Discount Rate – operating leases	4.5%	4.5%

Future minimum lease payments under this operating lease as of December 31, 2025, were as follows:

2026	$426,355
2027	439,146
2028	452,320
2029	152,252
Total lease payments	1,470,073
Less imputed interest	(108,937)
Maturities of lease liabilities	$1,361,136

Total operating lease expense for the years ended December 31, 2025, and 2024, was $414,172, and is recorded in selling, general, and administrative expenses in the accompanying statements of operations.

Supplemental cash flows information related to leases was as follows:

	December 31,	December 31,
	2025	2024
Cash paid for amounts included in the measurement of lease liability:

Operating cash flows from operating lease	$413,937	$401,881

F-47

NOTE 9 — FINANCING LEASES

On February 8, 2023, the Company entered into an equipment financing agreement with Utica Leaseco, LLC (“Utica”), pursuant to a Master Lease Agreement, (“Master Lease Agreement”), between Utica, as lessor, and the Company as the lessee (collectively, the “Lessee”). Under the Master Lease Agreement, Utica loaned an aggregate of $1,800,000 for certain of the Company’s equipment listed therein (the “Equipment”), which it leases to the Lessee. The initial term of the Master Lease Agreement was for 51 months. Under the Master Lease Agreement, the Lessee agreed to pay an initial monthly rent of $50,040. The Lessor will have the option to charge Lessee a surcharge of 1% of the monthly payment amount per month for every 0.25% that the prime rate of Renasant Bank exceeds 5.5%.

On August 31, 2023, the parties entered into a second equipment schedule to the Master Lease Agreement, pursuant to which Utica loaned an aggregate of $1,500,000 for certain equipment listed therein. The term of the second equipment schedule is 48 months and agreed monthly payments are $44,250. The Lessor will have the option to charge Lessee a surcharge of 1% of the monthly payment amount per month for every 0.25% that the prime rate of Renasant Bank exceeds 8.25%.

If any rent is not received by Utica within five (5) calendar days of the due date, the Lessee shall pay a late charge equal to ten (10%) percent of the amount. In addition, in the event that any payment is not processed or is returned on the basis of insufficient funds, upon demand, the Lessee shall pay Utica a charge equal to five percent (5%) of the amount of such payment. The Lessee is also required to pay an annual administration fee of $5,000 for each agreement.

Upon the expiration of the term of the Master Lease Agreement, the Lessee is required to pay, together with all other amounts then due and payable under the Master Lease Agreement, in cash, an end of term buyout price equal to the lesser of: (a) $90,000 for the initial lease and $75,000 for the second lease (five percent (5%) of the Total Invoice Cost (as defined in the Master Lease Agreement)).

Provided that no default under the Master Lease Agreement has occurred and is continuing beyond any applicable grace or cure period, the Lessee has an early buy-out option with respect to all but not less than all of the Equipment, upon the payment of any outstanding rental payments or other fees then due, plus an additional amount set forth in the Master Lease Agreement, which represents the anticipated fair market value of the Equipment as of the anticipated end date of the Master Lease Agreement. In addition, the Lessee shall pay Utica an administrative charge to be determined by Utica to cover its time and expenses incurred in connection with the exercise of the option to purchase, including, but not limited to, reasonable attorney fees and costs. Furthermore, upon the exercise by the Lessee of this option to purchase the Equipment, the Lessee shall pay all sales and transfer taxes and all fees payable to any governmental authority as a result of the transfer of title of the Equipment to Lessee.

F-48

In connection with the Master Lease Agreement, the Lessee granted a security interest on all of its right, title and interest in and to: (i) the Equipment, together with all related software (embedded therein or otherwise) and general intangibles, all additions, attachments, accessories and accessions thereto whether or not furnished by the supplier; (ii) all accounts, chattel paper, deposit accounts, documents, other equipment, general intangibles, instruments, inventory, investment property, letter of credit rights and any supporting obligations related to any of the foregoing; (iii) all books and records pertaining to the foregoing; (iv) all property of such Lessee held by Utica, including all property of every description, in the custody of or in transit to Utica for any purpose, including safekeeping, collection or pledge, for the account of such Lessee or as to which such Lessee may have any right or power, including but not limited to cash; and (v) to the extent not otherwise included, all insurance, substitutions, replacements, exchanges, accessions, proceeds and products of the foregoing.

At December 31, 2025 and 2024, supplemental balance sheet information related to the collateralized assets of the finance leases was as follows:

	December 31, 2025	December 31, 2024
Equipment	$9,000,000	$9,000,000
Accumulated depreciation	(2,540,323)	(1,640,323)
	$6,459,677	$7,359,677

The following table presents information about the amount and timing of the liability arising from the Company’s financing lease as of December 31, 2025:

Future Minimum Financing Lease Payments	Financing Lease Liability
2026	$893,710
2027	843,321
Total undiscounted financing lease payments	1,737,031
Unamortized debt discount	(75,499)
Financing lease liability – current portion	(893,710)
Present value of financing lease liability	$767,822
Weighted average remaining lease term	1.7 years
Weighted average discount rate	22.7%

NOTE 10 — CONVERTIBLE DEBT

Summary of Convertible Notes Payable

	December 31, 2025	December 31, 2024 (as restated)
December 2, 2025, principal of $45,400 and accrued PIK interest of $361, net of unamortized OID interest of $5,114 and unamortized debt discount of $7,832 as of December 31, 2025	$32,815	$—
August 8, 2025, principal of $227,000, and accrued PIK interest of $9,018, net of unamortized OID interest of $19,868 and unamortized debt discount of $47,750	168,400	—
May 8, 2025, principal of $340,500 and accrued PIK interest of $22,109, net of unamortized OID interest of $23,016 and unamortized debt discount of $55,447	284,146	—
December 16, 2024, principal of $227,000 and accrued PIK interest of $925, net of unamortized OID interest of $26,273 and of unamortized debt discount of $126,444	—	139,788
November 26, 2024, principal of $1,135,000 and accrued PIK interest of $9,931, net of unamortized OID interest of $126,346 and unamortized debt discount of $612,124	—	717,922
October 15, 2024, principal of $908,000, and accrued PIK interest of $17,479, net of unamortized OID interest of $92,797 and unamortized debt discount of $445,563	—	613,726
Total of convertible notes payable	485,361	1,471,436
Convertible notes payable, net of debt discount – current portion	(284,146)	—
Convertible notes payable, net of debt discount – long-term portion	$201,215	$1,471,436

F-49

Senior Secured Promissory Notes Outstanding as of December 31, 2025

December 2, 2025 Convertible Notes Payable - Investor D

On December 2, 2025 (the “Issuance Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an investor, pursuant to which the Company issued a senior secured convertible promissory note in the principal amount of $40,000 (the “Note”) plus OID of $5,400, on the date on which is eighteen (18) months from the Original Issue Date (the “Maturity Date”). The proceeds received by the Company were $40,000. The Company intends to use the net proceeds for working capital and general corporate purposes. The Note has a maturity date of eighteen months from the Issuance Date. The Note bears interest at a rate of 10% per annum per annum paid-in-kind (“PIK interest”) quarterly, with a minimum guaranteed interest of six months on the original outstanding principal amount.

In connection with the issuance of the Note, the investor was also issued a total of 20,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share (the “Warrant shares”). The Warrants include a full-ratchet anti-dilution provision that adjusts the exercise price if the Company issues equity securities at a price below $0.50 per share.

August 8, 2025 Convertible Notes Payable - Investor C

On August 8, 2025 (the “Issuance Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an investor, pursuant to which the Company issued a senior secured convertible promissory note in the principal amount of $200,000 (the “Note”) plus OID of $27,000, on the date on which is eighteen (18) months from the Original Issue Date (the “Maturity Date”). The proceeds received by the Company were $200,000. The Company intends to use the net proceeds for working capital and general corporate purposes. The Note has a maturity date of eighteen months from the Issuance Date. The Note bears interest at a rate of 10% per annum per annum paid-in-kind (“PIK interest”) quarterly, with a minimum guaranteed interest of six months on the original outstanding principal amount.

In connection with the issuance of the Note, the investor was also issued a total of 100,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share (the “Warrant shares”). The Warrants include a full-ratchet anti-dilution provision that adjusts the exercise price if the Company issues equity securities at a price below $0.50 per share.

May 8, 2025 Convertible Notes Payable -Investor C

On May 8, 2025 (the “Issuance Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an investor, pursuant to which the Company issued a senior secured convertible promissory note in the principal amount of $300,000 (the “Note”) plus OID of $40,500, on the date on which is eighteen (18) months from the Original Issue Date (the “Maturity Date”). The proceeds received by the Company were $300,000. The Company intends to use the net proceeds for working capital and general corporate purposes. The Note has a maturity date of eighteen months from the Issuance Date. The Note bears interest at a rate of 10% per annum per annum paid-in-kind (“PIK interest”) quarterly, with a minimum guaranteed interest of six months on the original outstanding principal amount.

In connection with the issuance of the Note, the investor was also issued a total of 150,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share (the “Warrant shares”). The Warrants include a full-ratchet anti-dilution provision that adjusts the exercise price if the Company issues equity securities at a price below $0.50 per share.

F-50

Senior Secured Promissory Notes - Debt Conversion and Warrant Exercise

On December 15, 2025, the Company entered into agreements with two investors to settle and extinguish promissory notes that were contractually convertible only upon the occurrence of an initial public offering, which had not occurred as of the settlement date. Accordingly, the transaction was accounted for as an extinguishment of debt in accordance with ASC 470-50.

The promissory notes had a gross principal balance of $4,029,250 and accrued payment-in-kind (“PIK”) interest of $340,998, resulting in a total stated balance of $4,370,248. The carrying amount of the notes at the settlement date was $3,727,678, net of unamortized original issue discount of $189,021 and unamortized warrant debt discount of $453,549.

Pursuant to the settlement agreements, the Company issued shares of its common stock at a negotiated conversion price of $2.00 per share. In addition, as part of the overall negotiated settlement arrangement, the investors were granted the right to purchase 2,195,000 shares of the Company’s common stock at $1.00 per share. Management concluded that the equity issuance at $2.00 per share and the $1.00 per share purchase right were negotiated contemporaneously and constituted a single integrated package transaction.

In accordance with ASC 470-50-40-2, the Company measured the total consideration transferred based on the fair value of the equity instruments issued at the settlement date, including the fair value attributable to the in-the-money purchase right. The fair value of the Company’s common stock on the settlement date was $2.00 per share.

The excess of the fair value of the total consideration transferred over the carrying amount of the extinguished debt resulted in a loss on extinguishment of debt of $2,017,314, which is included in other expense, net in the statements of operations for the year ended December 31, 2025.

July 14, 2025 Convertible Notes Payable - Investor B

On July 14, 2025 (the “Issuance Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an investor, pursuant to which the Company issued a senior secured convertible promissory note in the principal amount of $500,000 (the “Note”) plus OID of $67,500, on the date on which is eighteen (18) months from the Original Issue Date (the “Maturity Date”). The proceeds received by the Company were $500,000. The Company intends to use the net proceeds for working capital and general corporate purposes. The Note has a maturity date of eighteen months from the Issuance Date. The Note bears interest at a rate of 10% per annum per annum paid-in-kind (“PIK interest”) quarterly, with a minimum guaranteed interest of six months on the original outstanding principal amount.

In connection with the issuance of the Note, the investor was also issued a total of 250,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share (the “Warrant shares”). The Warrants include a full-ratchet anti-dilution provision that adjusts the exercise price if the Company issues equity securities at a price below $0.50 per share.

As described above, on December 15, 2025, the Note was settled and extinguished through conversion into shares of the Company’s common stock, and 250,000 of the outstanding Warrants were exercised for cash pursuant to their contractual terms.

May 13, 2025 Convertible Notes Payable - Investor A

On May 13, 2025 (the “Issuance Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an investor, pursuant to which the Company issued a senior secured convertible promissory note in the principal amount of $250,000 (the “Note”) plus OID of $33,750, on the date on which is eighteen (18) months from the Original Issue Date (the “Maturity Date”). The proceeds received by the Company were $250,000. The Company intends to use the net proceeds for working capital and general corporate purposes. The Note has a maturity date of eighteen months from the Issuance Date. The Note bears interest at a rate of 10% per annum per annum paid-in-kind (“PIK interest”) quarterly, with a minimum guaranteed interest of six months on the original outstanding principal amount.

F-51

In connection with the issuance of the Note, the investor was also issued a total of 125,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share (the “Warrant shares”). The Warrants include a full-ratchet anti-dilution provision that adjusts the exercise price if the Company issues equity securities at a price below $0.50 per share.

As described above, on December 15, 2025, the Note was settled and extinguished through conversion into shares of the Company’s common stock, and 125,000 of the outstanding Warrants were exercised for cash pursuant to their contractual terms.

April 18, 2025 Convertible Notes Payable - Investor B

On April 18, 2025 (the “Issuance Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an investor, pursuant to which the Company issued a senior secured convertible promissory note in the principal amount of $300,000 (the “Note”) plus OID of $40,500, on the date on which is eighteen (18) months from the Original Issue Date (the “Maturity Date”). The proceeds received by the Company were $300,000. The Company intends to use the net proceeds for working capital and general corporate purposes. The Note has a maturity date of eighteen months from the Issuance Date. The Note bears interest at a rate of 10% per annum per annum paid-in-kind (“PIK interest”) quarterly, with a minimum guaranteed interest of six months on the original outstanding principal amount.

In connection with the issuance of the Note, the investor was also issued a total of 150,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share (the “Warrant shares”). The Warrants include a full-ratchet anti-dilution provision that adjusts the exercise price if the Company issues equity securities at a price below $0.50 per share.

As described above, on December 15, 2025, the Note was settled and extinguished through conversion into shares of the Company’s common stock, and 150,000 of the outstanding Warrants were exercised for cash pursuant to their contractual terms.

January 15, 2025 Convertible Notes Payable - Investor B

On January 15, 2025 (the “Issuance Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an investor, pursuant to which the Company issued a senior secured convertible promissory note in the principal amount of $500,000 (the “Note”) plus OID of $67,500, on the date on which is eighteen (18) months from the Original Issue Date (the “Maturity Date”). The proceeds received by the Company were $500,000. The Company intends to use the net proceeds for working capital and general corporate purposes. The Note has a maturity date of eighteen months from the Issuance Date. The Note bears interest at a rate of 9% per annum per annum paid-in-kind (“PIK interest”) quarterly, with a minimum guaranteed interest of six months on the original outstanding principal amount.

In connection with the issuance of the Note, the investor was also issued a total of 250,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share (the “Warrant shares”). The Warrants include a full-ratchet anti-dilution provision that adjusts the exercise price if the Company issues equity securities at a price below $0.50 per share.

As described above, on December 15, 2025, the Note was settled and extinguished through conversion into shares of the Company’s common stock, and 250,000 of the outstanding Warrants were exercised for cash pursuant to their contractual terms.

F-52

December 16, 2024 Convertible Notes Payable - Investor A

On December 16, 2024 (the “Issuance Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an investor, pursuant to which the Company issued a senior secured convertible promissory note in the principal amount of $200,000 (the “Note”) plus OID of $27,000, on the date on which is eighteen (18) months from the Original Issue Date (the “Maturity Date”). The proceeds received by the Company were $200,000. The Company intends to use the net proceeds for working capital and general corporate purposes. The Note has a maturity date of eighteen months from the Issuance Date. The Note bears interest at a rate of 10% per annum per annum paid-in-kind (“PIK interest”) quarterly, with a minimum guaranteed interest of six months on the original outstanding principal amount.

In connection with the issuance of the Note, the investor was also issued a total of 100,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share (the “Warrant shares”). The Warrants include a full-ratchet anti-dilution provision that adjusts the exercise price if the Company issues equity securities at a price below $0.50 per share.

As described above, on December 15, 2025, the Note was settled and extinguished through conversion into shares of the Company’s common stock, and 100,000 of the outstanding Warrants were exercised for cash pursuant to their contractual terms.

November 26, 2024 Convertible Notes Payable - Investor B

On November 26, 2024 (the “Issuance Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an investor, pursuant to which the Company issued a senior secured convertible promissory note in the principal amount of $1,000,000 (the “Note”) plus OID of $135,000, on the date on which is eighteen (18) months from the Original Issue Date (the “Maturity Date”). The proceeds received by the Company were $1,000,000. The Company intends to use the net proceeds for working capital and general corporate purposes. The Note has a maturity date of eighteen months from the Issuance Date. The Note bears interest at a rate of 9% per annum per annum paid-in-kind (“PIK interest”) quarterly, with a minimum guaranteed interest of six months on the original outstanding principal amount.

In connection with the issuance of the Note, the investor was also issued a total of 500,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share (the “Warrant shares”). The Warrants include a full-ratchet anti-dilution provision that adjusts the exercise price if the Company issues equity securities at a price below $0.50 per share.

As described above, on December 15, 2025, the Note was settled and extinguished through conversion into shares of the Company’s common stock, and 500,000 of the outstanding Warrants were exercised for cash pursuant to their contractual terms.

October 15, 2024 Convertible Notes Payable - Investor A

On October 15, 2024 (the “Issuance Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an investor, pursuant to which the Company issued a senior secured convertible promissory note in the principal amount of $800,000 (the “Note”) plus original issue discount (“OID”) of $108,000, on the date on which is eighteen (18) months from the Original Issue Date (the “Maturity Date”). The proceeds received by the Company were $800,000. The Company intends to use the net proceeds for working capital and general corporate purposes. The Note has a maturity date of eighteen months from the Issuance Date. The Note bears interest at a rate of 9% per annum per annum paid-in-kind (“PIK interest”) quarterly, with a minimum guaranteed interest of six months on the original outstanding principal amount.

In connection with the issuance of the Note, the investor was also issued a total of 400,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share (the “Warrant shares”). The Warrants include a full-ratchet anti-dilution provision that adjusts the exercise price if the Company issues equity securities at a price below $0.50 per share.

As described above, on December 15, 2025, the Note was settled and extinguished through conversion into shares of the Company’s common stock, and 400,000 of the outstanding Warrants were exercised for cash pursuant to their contractual terms.

F-53

NOTE 11 — NOTE PAYABLE

On May 6, 2025, the Company entered into a note payable in the principal amount of $38,692 to finance the purchase of a vehicle. The note bears interest at a fixed annual rate of 5.44% and matures in May 2030. The note requires monthly principal and interest payments and is secured by the underlying vehicle. As of December 31, 2025, the outstanding principal balance was $34,689.

Future principal maturities under the note as of December 31, 2025 are as follows:

2026	$7,165
2027	7,565
2028	7,987
2029	8,433
2030	3,539
$34,689

NOTE 12 — STOCKHOLDERS’ EQUITY

The Company is authorized to issue 100,000,000 common shares, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share as of December 31, 2025 and December 31, 2024. As of December 31, 2025 and 2024, the Company had 44,500,111 and 37,784,611 common shares issued and outstanding, respectively. The common shares entitle the holder thereof to one vote per share on all matters coming before the shareholders of the Company for a vote. No shares of preferred stock have been issued or designated by First Breach, Inc.

LLC conversion to C-Corp.

On October 22, 2021, First Breach, LLC converted from a Delaware limited liability company to a Delaware corporation, First Breach, Inc. The Certificate of Incorporation of First Breach, Inc. authorizes the issuance of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. No shares of preferred stock have been issued or designated by First Breach, Inc. The former equity unit holders of First Breach, LLC were issued 16,235,000 shares of common stock following the limited liability company’s conversion to a Delaware corporation.

Share issuances

On December 15, 2025, in connection with the settlement of a previously issued promissory note, the Company issued 1,775,000 shares of its common stock at an agreed upon conversion price of $2.00 per share. The issuance resulted in the elimination of the outstanding note balance, and the related accounting treatment is described in the Convertible Debt section above (see Note 10). The investors purchased 2,195,000 shares of the Company’s common stock at a purchase price of $1.00 per share, resulting in aggregate cash proceeds of $2,195,000. Management determined that the fair value of the Company’s common stock on the date of issuance was $2.00 per share. Accordingly, the shares were issued at a price below their estimated fair value on the issuance date.

Additionally, the investors exercised 1,775,000 outstanding warrants at an exercise price of $0.50 per share, resulting in aggregate cash proceeds of $887,500 to the Company.

During the period from August 2025 through December 2025, the Company issued to certain accredited investors an aggregate of 910,500 shares of common stock at $1.00 per share for an aggregate purchase price of $910,500. In November 2025, the Company issued to certain accredited investors an aggregate of 60,000 shares of common stock at $2.00 per share for an aggregate purchase price of $120,000.

From February through July 2024, the Company issued 437,500 shares of common stock through an underwritten offering at an offering price of $1.60 per share for gross proceeds of $700,000. Net proceeds to the Company were $644,000 after consideration of $56,000 issuance costs to underwriters.

F-54

From July through October 2024, the Company issued 91,000 shares of common stock at an offering price of $1.00 per share for proceeds of $91,000.

In December 2024, the Company issued 60,000 shares of Common Stock to a 3rd party as $60,000 compensation, respectively.

NOTE 13 — CUSTOMER AND SUPPLIER CONCENTRATION

Significant dealers and suppliers are those that account for greater than 10% of the Company’s revenues and purchases.

During the year ended December 31, 2025, the Company had sales to three individual customers over 10% of our total sales which represented 22%, 24% and 29% of total sales. During the year ended December 31, 2024, the Company had sales to three individual customers over 10% of our total sales which represented 12%, 13% and 19% of total sales.

The Company is dependent on third-party manufacturers and distributors for certain materials utilized in the manufacturing process. During the year ended December 31, 2025 and 2024, the Company purchased a substantial portion of raw materials from two vendors representing 94% and 91%, respectively, of total purchases. The Company believes there are other suppliers that could be substituted should the supplier become unavailable or non-competitive.

NOTE 14 — STOCK-BASED COMPENSATION

Stock options

The following table summarizes the Company’s incentive stock option activity and related information for the years ended December 31, 2025 and 2024:

Weighted
	Weighted		Average
	Average		Contractual
Number of	Exercise		Term in
Options	Price		Years
Outstanding at January 1, 2024	8,973,046	$1.11	7.97
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Cancelled	—	—	—
Vested	—	—	—
Expired	—	—	—
Outstanding at December 31, 2024	8,973,046	1.11	6.97

Granted	6,140,000	1.00	10.00
Exercised	—	—	—
Forfeited	—	—	—
Cancelled	—	—	—
Vested	—	—	—
Expired	—	—	—
Outstanding at December 31, 2025	15,113,046	$1.07	7.44
Exercisable at December 31, 2025	14,653,046	$1.07	7.37

On August 4, 2025, the Company granted stock options to officers and certain employees to purchase an aggregate of 5,630,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The option vested in full upon the grant date and became exercisable immediately.

F-55

On August 4, 2025, the Company granted stock options to certain employees to purchase an aggregate of 460,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The options vest over a two-year period, with 25% vesting six months from the grant date and an additional 25% vesting every six months thereafter.

On September 4, 2025, the Company granted a nonemployee contractor a stock option to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The option vested in full upon the grant date and became exercisable immediately.

As of December 31, 2025, vested outstanding stock options had approximately $14,101,000 intrinsic value as the exercise price is greater than the estimated fair value of the underlying common stock. As of December 31, 2025, there was approximately $381,800 of total unrecognized share-based compensation related to unvested stock options, which the Company expects to recognize over the next 24 months.

The Company determined the fair market value of its Common Stock underlying the stock options based upon recent sales of securities and with the assistance of third parties.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s employee stock options.

The Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. Accordingly, the Company has elected to use the “simplified method” to estimate the expected term of its share-based awards. The simplified method computes the expected term as the sum of the award’s vesting term plus the original contractual term divided by two.

Based on the lack of historical data of volatility for the Company’s common stock, the Company based its estimate of expected volatility on a weighted average of the historical volatility of comparable public companies that manufacture similar products and are similar in size, stage of life cycle, and financial leverage.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its Common Stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeitures rates.

The Company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award. The service period is generally the vesting period. The following assumptions were used to calculate share-based compensation expense for year ended December 31, 2025:

2025
Exercise price	1.00
Share price	1.00
Volatility	111.33% - 118.54%
Risk-free interest rate	3.65% - 3.77%
Dividend yield	0.0
Expected term	5.0 to 5.63 years

NOTE 15 — WARRANTS

In 2025, the Company issued 1,045,000 five-year warrants to purchase company common stock in conjunction with convertible notes payable issued five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share. The warrant provides for full ratchet anti-dilution if the Company issues securities at less than $0.50 per share (see Note 10).

F-56

In 2024, the Company issued 1,000,000 five-year warrants to purchase company common stock in conjunction with convertible notes payable issued five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share. The warrant provides for full ratchet anti-dilution if the Company issues securities at less than $0.50 per share (see Note 10).

The following table shows a summary of common stock warrants for the years ended December 31, 2025 and 2024.

			Weighted
	Weighted		Average
	Average		Contractual
	Exercise		Term in
Number of	Warrants	Price	Years
Outstanding at January 1, 2024	15,953,996	1.07	3.09
Granted	1,000,000	0.50	5.00
Exercised	—	—	—
Forfeited	—	—	—
Cancelled	—	—	—
Expired	—	—	—
Outstanding at December 31, 2024	16,953,996	$0.96	2.65

Granted	1,045,000	0.50	5.0
Exercised	(1,775,000)	0.50	—
Forfeited	—	—	—
Cancelled	—	—	—
Expired	—	—	—
Outstanding at December 31, 2025	16,223,996	$1.06	1.41
Exercisable at December 31, 2025	16,223,996	$1.06	1.41

As of December 31, 2025, vested outstanding warrants had approximately $15,247,000 intrinsic value as the exercise price is greater than the estimated fair value of the underlying common stock.

NOTE 16 — LOSS PER SHARE

Basic and diluted net loss per common share was determined by dividing net loss attributable to common stockholders by the weighted-average common shares outstanding during the period.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

	Year ended December 31,
Basic and diluted net loss per common share	2025	2024 (Restated)

Numerator:
Net loss	$(13,822,121)	$(6,074,134)
Denominator:
Weighted average common shares outstanding	38,276,140	37,530,778
Net loss per share of common stock – Basic and Diluted	$(0.36)	$(0.16)

The following warrants to purchase common stock and options to purchase common stock have been excluded from the computation of net loss per share of common stock for the periods presented because including them would have had an anti-dilutive effect:

	Year ended
	December 31,
	2025	2024 (Restated)
Warrants to purchase common stock	16,223,996	16,953,996
Options to purchase common stock	15,113,046	9,818,471
	31,337,042	26,772,467

F-57

NOTE 17 — RELATED PARTY TRANSACTIONS

The Company has accrued executive compensation, net of advances, of $267,691 and $338,927 to the CEO of the Company as of the year ended December 31, 2025 and 2024, respectively.

The Company has accrued executive compensation, net of advances, of $160,587 and $174,687 to the COO of the Company as of the year ended December 31, 2025 and 2024, respectively.

Employee Loans Payable

During the year ended December 31, 2025, the Company had an unsecured loan payable to a consultant (the “Employee Loan”) with an outstanding balance of $50,000. During the year ended December 31, 2024, the Company had an unsecured loan payable to an employee with an outstanding balance of $121,739. The Employee Loan was provided to fund short-term working capital needs. The balances outstanding amount to $171,739 and $121,739 as of December 31, 2025 and 2024, respectively.

There is no formal written loan agreement, stated maturity date, or stated interest rate associated with this borrowing. The loan is payable on demand. Because the loan does not bear stated interest, management evaluated the requirements of ASC 835-30, Imputation of Interest. Given (i) the short-term nature of the borrowing, (ii) the related-party nature of the transaction, and (iii) the absence of a stated repayment schedule, management determined that imputing interest would not have a material impact on the financial statements. Accordingly, no interest expense has been recorded in connection with this loan.

The Employee Loans are classified as a current liability on the accompanying interim unaudited condensed balance sheet as of March 31, 2026, as the employees may demand repayment at any time.

Related Party Loan Payable

On November 6, 2025, the Company entered into a promissory note agreement (the “Related Party Note”) with a related party. The Related Party Note provides for a principal amount of $50,000 and bears interest at a rate of 6% per annum.

The Related Party Note matures and becomes due and payable in a single balloon payment consisting of all unpaid principal and accrued interest ninety (90) calendar days following the date on which the Company’s common stock is publicly listed on a national securities exchange in the United States. The Company may prepay the Note, in whole or in part, at any time without penalty. As of December 31, 2025, the outstanding principal balance under the Note was $50,000.

Restricted Unit Awards

On January 23, 2026, the Company granted an aggregate of 10,000,000 shares of RSUs to certain related parties. The RSUs are subject to vesting upon the satisfaction of both time-based and market-based conditions (see Note 13).

April 2026 Convertible Notes

On April 24, 2026 (the “Original Issuance Date”), the Company entered into a securities purchase agreement with certain related parties with a principal amount of $10,500,000 plus OID of $5,465,385 (see Note 18).

NOTE 18 — COMMITMENTS AND CONTINGENCIES

Joint Venture

The JV Agreement

We entered into a joint venture agreement with IdeaForge Technology Inc., (“IdeaForge”) on September 23, 2025 (the “IdeaForge JV Agreement”), as amended on March 11, 2026 (the “IdeaForge JV Amending Agreement”, together with the IdeaForge JV Agreement, the “JV Agreement” ), pursuant to which the parties agreed to form First Forge Technology Inc., a Delaware entity (the “Joint Venture”). The core objective of the Joint Venture is to co-develop and manufacture high-performance drones that are fully compliant with U.S. regulatory and defense standards, as well as the development of new intellectual property and drone technology, while being certified and labeled as “Made in the USA.” Pursuant to the JV Agreement, we and IdeaForge are each entitled to 50% of the outstanding equity interests of the Joint Venture, with each party to be issued 5,000 shares for a purchase price of $1.00 upon issuance.

Obligations of the Joint Venture

Pursuant to the JV Agreement, we agreed, among other things, to (i) make a total capital contribution to the Joint Venture in such amount as may be required for its operations and as agreed between the parties, which shall include a capital contribution of up to $25,000,000 (“Capital Contribution”), of which a first tranche of $10,000,000 shall be invested on or before December 31, 2026 and applied toward the Capital Contribution, with the remaining balance to be invested on or before December 31, 2027, each of which amounts may be adjusted by mutual agreement of the parties, and which investment may be made through the purchase of Series A Preferred Stock which is non-voting, non-convertible, does not carry dividend or liquidation preference rights and does not otherwise participate in the governance or economic rights in the Joint Venture; (ii) facilitate the provision of a demarcated manufacturing facility for manufacturing services, including through lease assistance; (iii) provide the Joint Venture with such technical know-how, expertise and operational assistance as may be reasonably required in connection with obtaining applicable licenses, permits, approvals and regulatory clearances; and (iv) support the Joint Venture’s commercial development efforts by sharing relevant customer contacts in the defense, law enforcement and related sectors globally.

Commitments

The Company enters into various agreements with suppliers for the products it distributes. The Company had no long-term purchase commitments or arrangements with its suppliers as of December 31, 2025 and 2024.

Litigation

The Company may be subject to legal proceedings and claims that arise in the ordinary course of business. Management is not currently aware of any matters that will have a material effect on the financial position, results of operations, or cash flows of the Company.

F-58

NOTE 19 — INCOME TAXES

The Company has incurred net operating losses since inception. At December 31, 2025 and 2024, the Company had available federal and state net operating loss carryforwards of approximately $23,700,000 and $16,800,000, respectively. The federal net operating losses will carry forward indefinitely.

Pursuant to Code Sec. 382 of the Internal Revenue Code (“the Code”), the utilization of our net operating loss carryforwards could be limited as a result of a cumulative change in stock ownership of more than 50% over a three-year period. We have not completed a Sec. 382 study and as such our net operating loss carry forwards may be subject to such limitation.

Our provision (benefit) for income taxes for the years ended December 31, 2025 and 2024 was as follows:

	December 31, 2025	December 31, 2024 (as restated)
Current Federal and State	$-	$-
Deferred Federal and State	-	-
Total (benefit) provision for income taxes	$-	$-

A reconciliation of our effective income tax rate and statutory income tax rate for the years ended December 31, 2025 and 2024 is as follows:

	December 31, 2025	December 31, 2024 (as restated)
Federal tax	21.0%	21.0%
State tax	6.5%	6.5%
Non-deductible loss on extinguishment of debt	(4.0)%	-%
Permanent items	(1.3)%	(0.6)%
Valuation Allowance	(22.2)%	(26.9)%
Effective income tax rate	-%	-%

F-59

The significant components of our deferred tax assets and liabilities for Federal and state income taxes consisted of the following:

	December 31, 2025	December 31, 2024 (as restated)
Deferred tax assets
Share-based compensation	$2,874,700	$1,614,800
Loss carryforward	6,521,600	4,620,400
Accrued payroll	241,600	241,600
Other	30,100	-
Valuation Allowance	(8,910,100)	(5,838,900)
Total deferred tax assets	$757,900	$637,900

Deferred tax liabilities
Fixed assets	$(757,900)	$(637,900)
	-	-
Total deferred tax liabilities	$(757,900)	$(637,900)

Total net deferred income tax assets (liabilities)	$-	$-

The valuation allowance reflects limitations on our ability to use the tax attributes and reduces the value of such attributes to the more-likely-than-not realizable amount. We assessed the available positive and negative evidence to estimate if sufficient taxable income will be generated to use the existing net deferred tax assets. Based on a weighting of the objectively verifiable negative evidence primarily in the form of cumulative operating losses, we believe that it is not more likely than not that the deferred tax assets will be realized and, accordingly, a full valuation allowance has been established. The valuation allowance increased by $3,071,200 and $1,631,800 for the years ended December 31, 2025 and 2024, respectively.

The Company recognizes potential liabilities for uncertain tax positions using a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% of being realized upon settlement. We have not recorded any uncertain tax positions. The Company’s tax returns for the year 2025 have not yet been filed and therefore remain open to examination by the relevant taxing authorities once filed. As of December 31, 2025 and 2024, the Company had no accrued penalties or interest related to uncertain tax positions.

The Company files U.S. Federal income tax returns, as well as state tax returns for Maryland. There are currently no income tax examinations underway for these jurisdictions. However, tax years from and including 2022 remain open for examination by federal and state income tax authorities.

NOTE 20 — SUBSEQUENT EVENTS

In accordance with ASC 855 “Subsequent Events”, the Company evaluated subsequent events after December 31, 2025, through the date these Financial Statements were issued and has no transactions or events requiring disclosure except as disclosed below.

Amended and Restated Certificate of Incorporation

On January 19, 2026, the Company’s Board of Directors and stockholders approved an Amended and Restated Certificate of Incorporation. The Restated Certificate, among other matters, (i) authorizes the issuance of preferred stock in one or more series with terms to be determined by the Board, (ii) provides for one vote per share of common stock, and (iii) increases the authorized number of shares of common stock from 100,000,000 to 500,000,000 shares.

On March 11, 2026, the Company entered into the IdeaForge JV Amending Agreement with IdeaForge, pursuant to amended the terms of the IdeaForge JV Agreement. The Joint Venture was established to co-develop and manufacture high-performance drones compliant with U.S. regulatory and defense standards, including the development of related intellectual property and drone technologies to be certified and labeled as “Made in the USA.”

Pursuant to the JV Agreement, the Company and IdeaForge are each entitled to 50% of the outstanding equity interests of the Joint Venture, with each party to be issued 5,000 shares for a purchase price of $1.00.

Common stock issuances

During the period from January 2026 through March 2026, the Company issued to certain accredited investors an aggregate of 406,670 shares of common stock at $3.00 per share for an aggregate purchase price of $1,220,000. In January 2026, the Company issued to certain an accredited investor an aggregate of 102,000 shares of common stock at $1.00 per share for an aggregate purchase price of $102,000.

The Company is currently evaluating the accounting impact of this subsequent financial transaction, and the final determination will be reflected in a future reporting period.

F-60

Restricted stock issuances

On January 23, 2026, the Company granted an aggregate of 6,000,000 shares of restricted stock units to its Chief Executive Officer pursuant to a restricted stock award agreement. The underlying shares were issued and outstanding at the grant date but remain subject to vesting and forfeiture provisions. The underlying shares vest upon the satisfaction of both time-based and market-based conditions, including (i) 2,437,500 shares on April 1, 2026, 1,687,500 shares on July 1, 2026, and 1,312,500 shares on October 1, 2026, and (ii) 187,500 shares upon achieving each of $250 million, $500 million, and $750 million in fully diluted market capitalization. The underlying shares are held by the Company on behalf of the Chief Executive Officer, together with a stock power executed in favor of the Company, until such time as the vesting conditions are satisfied. The Chief Executive Officer has the right to vote the underlying shares on matters that require a stockholder vote; however, no cash dividends will be paid unless and until the shares vest, at which time any accumulated dividends declared during the vesting period will be paid, while any stock dividends will remain subject to the same vesting conditions, and unvested dividends will be forfeited if the underlying shares are forfeited. As the award was granted subsequent to December 31, 2025, no compensation expense related to this grant has been recognized in the accompanying financial statements, and the Company is in the process of determining the grant-date fair value of the award.

On January 23, 2026, the Company granted an aggregate of 4,000,000 shares of restricted stock unit to its Chief Operating Officer pursuant to a restricted stock award agreement. The underlying shares were issued and outstanding at the grant date but are subject to vesting and forfeiture provisions. The underlying shares vests upon the satisfaction of both time-based and market-based conditions, including (i) 1,625,000 shares on April 1, 2026, 1,125,000 shares on July 1, 2026, and 875,000 shares on October 1, 2026, and (ii) 125,000 shares upon achieving each of $250 million, $500 million, and $750 million in fully diluted market capitalization. The underlying shares are held by the Company on behalf of the Chief Operating Officer, together with a stock power executed in favor of the Company, until such time as the vesting conditions are satisfied. The Chief Operating Officer has the right to vote the underlying shares; however, no cash dividends will be paid unless and until the shares vest, at which time any accumulated dividends declared during the vesting period will be paid, while any stock dividends will remain subject to the same vesting conditions, and unvested dividends will be forfeited if the underlying shares are forfeited. As the award was granted subsequent to December 31, 2025, no compensation expense related to this grant has been recognized in the accompanying financial statements, and the Company is in the process of determining the grant-date fair value of the award.

F-61

50,887,472 Shares

Common Stock

FIRST BREACH INC.

PROSPECTUS

September 11, 2026